UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-12

Walgreen Co.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Subject to Completion
Preliminary Proxy Statement dated November 2, 2010

200 Wilmot Road
Deerfield, Illinois 60015

November     , 2010

Dear Walgreens Shareholder:

     Please join us Wednesday, January 12, 2011, at 2:00 p.m., Central time, for our Annual Shareholders’ Meeting. As in past years, the meeting will be held in the Grand Ballroom of Navy Pier, 600 East Grand Avenue, Chicago, Illinois. For your convenience, a trolley service will run from the Navy Pier parking garages to Entrance 2, Lobby 3.

     Despite a continuing weak economy over the past year, we made substantial progress across our business. We achieved strong growth, controlled our costs and created new and innovative ways to better serve customers and patients in the communities where they live and work. We returned a record $2.2 billion to our shareholders through dividends and share repurchases, including the completion of our $2 billion repurchase program announced in October 2009 and an increase in our dividend for the 35th consecutive year. At this year’s Annual Meeting, we’ll update you on plans to build upon the successes of this past year by accelerating our growth strategy — to leverage the best store network in America; to enhance the customer experience; and to achieve major cost reduction and productivity gain. We will also review our financial performance and answer your questions.

     Please mark your calendar for January 12. Closed captioning will be offered during the entire meeting, including questions and answers. If you are unable to attend the meeting in person, please join us online at Walgreens.com at 2:00 p.m., Central Time, that day to hear a live broadcast. A video re-broadcast will be available on our website beginning Friday, January 14.

     Your vote is important. Please note that brokers no longer may vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please vote as soon as possible, by telephone, Internet, or mail, even if you plan to attend the meeting.

     Our very best wishes for a healthy and happy holiday season, and thank you for your continued trust and confidence in Walgreens.

Sincerely,

ALAN G. MCNALLY	GREGORY D. WASSON
Chairman of the Board	President and Chief Executive Officer

200 Wilmot Road
Deerfield, Illinois 60015

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, January 12, 2011

TO THE SHAREHOLDERS OF WALGREEN CO.:

     The Annual Meeting of Shareholders of Walgreen Co., an Illinois corporation, will be held in the Grand Ballroom of Navy Pier, 600 East Grand Avenue, Chicago, Illinois, on Wednesday, January 12, 2011, at 2:00 p.m. Central Standard Time.

     The Annual Meeting is being held for the following purposes:

(1)	To elect the eleven directors named in this proxy statement to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified;

(2)	To ratify the appointment of Deloitte & Touche LLP as Walgreen Co.’s independent registered public accounting firm for the fiscal year ending August 31, 2011;

(3)	To amend the Walgreen Co. articles of incorporation to revise the purpose clause;

(4)	To amend the Walgreen Co. articles of incorporation to eliminate certain supermajority vote requirements;

(5)	To amend the Walgreen Co. articles of incorporation to eliminate the “fair price” charter provision applicable to certain business combinations;

(6)	To consider a shareholder proposal on a policy to change the vote required for shareholders to call special shareholder meetings;

(7)	To consider a shareholder proposal on a policy that a significant portion of future stock option grants to senior executives should be performance-based; and

(8)	To transact such other business as may properly come before the meeting or its adjournment.

     Only shareholders of record at the close of business on November 15, 2010, are entitled to vote at the Annual Meeting and any adjournment.

     Shareholders are cordially invited to attend the Annual Meeting. If attending, please bring the admission ticket mailed with this proxy statement and at least one form of photo identification.

     You may vote your shares by telephone, via the Internet or by mail by following the instructions on your proxy card. If you vote by telephone or via the Internet, you need not return a proxy card. If you choose to vote by mail, please sign, date and return the proxy card in the envelope provided. You may revoke your proxy at any time before your shares are voted at the meeting by notifying the Secretary of Walgreen Co. in writing or by submitting another timely proxy by telephone, Internet or mail. If you are present at the meeting, you may vote your shares in person, which will supersede your proxy. If you hold shares through a broker or other custodian, please check the voting instructions provided to you by that broker or custodian.

     Your vote is important. Please note that brokers no longer may vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please vote as soon as possible, by telephone, Internet or mail, even if you plan to attend the meeting.

     For more information about the matters being considered at this meeting, we respectfully ask that you read the proxy statement on the following pages.

     The Company’s Annual Report to shareholders for fiscal year 2010 is enclosed with this proxy statement.

By order of the Board of Directors,

DANA I. GREEN
Corporate Secretary
November __, 2010

200 Wilmot Road
Deerfield, Illinois 60015

November     , 2010

PROXY STATEMENT

Annual Meeting of Shareholders to be held January 12, 2011

     This proxy statement is being distributed beginning on November     , 2010, in connection with the Annual Meeting of Shareholders of Walgreen Co. to be held in the Grand Ballroom of Navy Pier, 600 East Grand Avenue, Chicago, Illinois, on Wednesday, January 12, 2011, at 2:00 p.m. Central Standard Time. Whenever we refer in this Proxy Statement to the “Annual Meeting,” we are also referring to any adjournments of the Annual Meeting. This proxy statement describes the business that will be transacted at the Annual Meeting and how you can vote your shares. References in this proxy statement to “Walgreens”, the “Company,” “we,” “us” or “our” refer to Walgreen Co. except as otherwise indicated or the context otherwise requires.

Questions and Answers about the Proxy Materials and the Annual Meeting

Why am I receiving these materials?

     This Proxy Statement is being delivered to all shareholders of record as of the close of business on November 15, 2010 in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Shareholders on January 12, 2011. Although this Proxy Statement and our fiscal 2010 Annual Report to Shareholders are being delivered together, the Annual Report is not part of this Proxy Statement.

Who can attend the Annual Meeting?

     Only shareholders of Walgreens as of the record date, November 15, 2010, their authorized representatives and guests of Walgreens may attend the Annual Meeting. To attend the meeting in person, you will need an admission ticket or an account statement showing your ownership of Walgreens stock as of November 15, 2010, and a government-issued photo identification. An admission ticket is included in the proxy materials. Large bags, backpacks, briefcases, cameras, recording equipment and other electronic devices will not be permitted in the meeting, and attendees may be subject to security inspections.

Who is entitled to vote?

     Only shareholders of record of Walgreen Co. common stock at the close of business on November 15, 2010, are entitled to notice of, and to vote at, the Annual Meeting. As of that date,                      common shares of Walgreen Co. were outstanding. Shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters. Cumulative voting means that shareholders could give one vote to each of the eleven nominees for each share owned, distribute their votes among as many nominees as they choose, or give eleven votes to one nominee for each share owned.

     Shareholders of Record. If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record with respect to those shares, and a set of proxy materials is being provided to you directly by Walgreens. As the shareholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

     “Street Name” Shareholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the proxy materials were forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. Since you are not the shareholder of record, however, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy.

What proposals are being voted on at the Annual Meeting?

     At the Annual Meeting, the following items will be voted upon:
  the election to the Board of Directors of the eleven persons nominated by the Board, each for a term of one year ending at the next Annual Meeting;

  the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending August 31, 2011;

  three amendments to our Amended and Restated Articles of Incorporation; and

  two shareholder proposals.
What are the Board of Directors’ voting recommendations?

     For the reasons set forth in more detail later in the Proxy Statement, our Board of Directors recommends a vote:
  ‘‘FOR’’ the election of each of the eleven nominees to the Board (Proposal No. 1);

  “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2011 (Proposal No. 2);

  “FOR” each of the three amendments to our Amended and Restated Articles of Incorporation (Proposal Nos. 3, 4 and 5); and

  “AGAINST” each of the two shareholder proposals (Proposal Nos. 6 and 7).
     If you return a signed proxy card to allow your shares to be represented at the Annual Meeting, but do not indicate how your shares should be voted on one or more matters listed above, then the proxies will vote your shares as the Board of Directors recommends for those matters. If any other matters are properly presented at the meeting, the proxies may vote your shares in accordance with their best judgment. Other than the matters listed above, Walgreens knows of no other matters to be presented at the meeting.

How do I vote?

     Shareholders of Record: Shareholders of record may vote in person at the Annual Meeting or by one of the following methods:

By Mail. Complete, sign and date the enclosed proxy card and return it in the prepaid envelope provided;

By Telephone. Call the toll-free telephone number set forth on the proxy card, and follow the recorded instructions; or

By Internet. Access the secure Internet website registration page identified on the proxy card, and follow the instructions.

Please note that the Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m. Eastern Time on January 11, 2011.

     Street Name Shareholders: If your shares are held by a broker, bank or other nominee, you should have received instructions on how to vote or instruct the broker to vote your shares from your broker, bank or other nominee. Please follow their instructions carefully. If you give the broker voting instructions, your shares will be voted as you direct. Please note that brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please return your proxy so your vote can be counted.

     Street name shareholders may generally vote by one of the following methods:

By Mail. You may vote by signing, dating and returning the voting instruction card sent to you by your broker, bank or other nominee in the pre-addressed envelope provided;

By Methods Listed on Voting Instruction Card. Please refer to your voting instruction card or other information provided by your broker, bank or other nominee to determine whether you may vote by telephone or electronically on the Internet, and follow the instructions on the voting instruction card or other information provided by the record holder; or

In Person With a Proxy from the Record Holder. A street name shareholder who wishes to vote at the Annual Meeting will need to obtain a legal proxy from his or her brokerage firm, bank or other nominee and present that proxy and proof of identification at the Annual Meeting to vote. Please consult the voting instruction card provided to you by your broker, bank or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

How do I specify how I want my shares voted?

     If you are a shareholder of record, you can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card or by following the instructions for voting by telephone or via the Internet. The individuals named as proxies on the proxy card will vote your shares in accordance with your instructions. Please review the voting instructions and read the entire text of the proposals and the positions of the Board of Directors in the Proxy Statement prior to voting. If your proxy is validly submitted without specifying a vote or an abstention on a proposal, it will be voted according to the recommendation of the Board of Directors on that proposal.

What constitutes a quorum at the Annual Meeting?

     A majority of the outstanding shares, represented at the Annual Meeting in person or by proxy, will constitute a quorum, which is the minimum number of shares that must be present or represented by proxy at the Annual Meeting to transact business. Abstentions and broker non-votes are counted as shares represented at the meeting for purposes of determining a quorum. Generally, broker non-votes occur when brokerage firms return proxies for which no voting instructions have been received from beneficial owners and the broker does not have discretionary authority to vote on the proposal. Once a share is represented for any purpose at the Annual Meeting, it will be deemed present for quorum purposes for the remainder of the meeting (including any meeting resulting from an adjournment of the Annual Meeting, unless a new record date is set).

How many votes are needed to have the proposals pass?

     Proposal No. 1: Director Elections. Each director is elected by the vote of a majority of the shares represented in person or by proxy and entitled to vote. Shareholders may direct their votes to be cast for, against or abstain with respect to each director candidate. An abstention will have the effect of a vote against a director candidate.

     Proposal No. 2: Ratification of our Auditors. The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the matter is required for the ratification of the appointment of our independent registered public accounting firm. Abstentions will have the effect of votes against this proposal.

     Proposal No. 3: Amendment of Articles of Incorporation to Revise the Purpose Clause. The affirmative vote of the holders of two-thirds of the outstanding common shares entitled to vote at the Annual Meeting is required for adoption of this proposal to amend the Articles of Incorporation. Abstentions will have the effect of votes against this proposal.

     Proposal No. 4: Amendment of Articles of Incorporation to Eliminate certain Super-majority Vote Requirements. The affirmative vote of the holders of two-thirds of the outstanding common shares entitled to vote at the Annual Meeting is required for adoption of this proposal to amend the Articles of Incorporation. Abstentions will have the effect of votes against this proposal.

     Proposal No. 5: Amendment of Articles of Incorporation to Eliminate the “Fair Price” Charter Provision applicable to certain Business Combinations. The affirmative vote of the holders of 80% of the outstanding common shares entitled to vote at the Annual Meeting is required for adoption of this proposal to amend the Articles of Incorporation. Abstentions will have the effect of votes against this proposal.

     Proposal No. 6: Shareholder Proposal on a Policy regarding the Vote Required for Shareholders to Call Special Shareholder Meetings. The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the matter is required to approve this shareholder proposal. Abstentions will have the effect of votes against this proposal.

     Proposal No. 7: Shareholder Proposal on a Policy That a Significant Portion of Future Stock Option Grants to Senior Executives Should be Performance-Based. The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the matter is required to approve this shareholder proposal. Abstentions will have the effect of votes against this proposal.

How are the votes counted?

     In accordance with the laws of Illinois, our Amended and Restated Articles of Incorporation and our By-laws, for all matters being submitted to a vote of shareholders, only proxies and ballots that indicate votes “for,” “against” or “abstain” on the proposals or that provide the designated proxies with the right to vote in their judgment and discretion on the proposals are counted to determine the number of shares present and entitled to vote. Broker non-votes are not counted as shares present and entitled to vote but will be counted for purposes of determining quorum (whether enough votes are present to hold the Annual Meeting).

Can I change my vote after I return the proxy card, or after voting by telephone or electronically?

     If you are a shareholder of record, you can revoke your proxy at any time before it is voted at the meeting by taking one of the following three actions:
  by giving timely written notice of the revocation to the Corporate Secretary of Walgreens;

  by submitting another timely proxy by telephone, Internet or mail; or

  by voting in person at the Annual Meeting.
     If you are a beneficial owner of shares, you may submit new voting instructions by timely contacting your bank, broker or other holder of record in accordance with that entity’s procedures. You may also vote in person at the Annual Meeting if you obtain a legal proxy.

     All shares that have been properly voted and not revoked will be voted at the Annual Meeting. The proxy confers discretionary authority to the persons named in the proxy, or their substitutes, to vote on any other business that may properly come before the meeting.

Is my vote confidential?

     Yes, any information that identifies a shareholder or the particular vote of a shareholder is kept confidential and will not be disclosed to Walgreens unless required by law or requested by you.

Who counts the votes?

     Broadridge Financial Solutions, Inc. will tabulate the proxies and Hagberg and Associates will act as the inspector of election. Each firm is independent of Walgreens.

How can I find out the voting results?

     We expect to announce preliminary results at the Annual Meeting. We will report final results in a filing with the Securities and Exchange Commission on Form 8-K following the Annual Meeting.

Who will pay for the costs involved in the solicitation of proxies?

     Walgreens will bear the expenses incurred to solicit proxies. We will pay all costs of preparing, assembling, printing and distributing the proxy materials. Solicitation may be made by mail, facsimile, email, in person and by telephone. Officers, directors and regular employees of Walgreens may help solicit proxies for no additional compensation. We have retained Alliance Advisors LLC to assist in soliciting proxies for a fee of approximately $5,000, plus reasonable out-of-pocket expenses. We will, upon request, reimburse brokerage firms and other nominees or fiduciaries for their reasonable expenses incurred for forwarding solicitation material to beneficial owners of our common stock.

PROPOSAL 1

Election of Directors

     There are eleven nominees identified below for election to the Board of Directors to hold office for one year or until their successors are elected and qualified.

     The proxy holders intend to vote each proxy received by them in accordance with the direction of the shareholder completing the proxy. If you return a signed proxy card to allow your shares to be represented at the Annual Meeting, but do not indicate how your shares should be voted, then the proxies will vote your shares for the election of each of the director nominees. Should any nominee unexpectedly become unavailable for election, the Nominating and Governance Committee will recommend, and the Board of Directors will substitute, a replacement nominee, unless the Board instead chooses to reduce the number of directors serving on the Board. The proxy holders will vote all proxies received by them for any such replacement nominee. The Board of Directors does not anticipate that any nominee will be unable to serve.

     The following table sets forth the names, ages, principal occupations and other information about the director nominees. Also included is a description of the specific experience, qualifications, attributes and skills of each nominee that led the Board to conclude that each nominee is well-qualified to serve as a member of our Board of Directors.

Director since 1999 Independent Chairman of the Board
Alan G. McNally, 65—Chairman of the Board of Walgreen Co. (since October 2008). Mr. McNally was the acting Chief Executive Officer of Walgreen Co. from October 2008 to February 2009 and lead director of the Board from January 2008 to October 2008. Mr. McNally has served as Special Advisor to Harris Financial Corporation since January 2007. He was Chairman of the Board of Harris Financial Corporation from April 1998 to May 2006, Chief Executive Officer from April 1998 to September 2002, and a director from May 2006 through December 2006. Mr. McNally was Chairman of the Board of Harris Trust and Savings Bank and Harris Bankcorp, Inc. from April 1995 to January 2004 and Chief Executive Officer from September 1993 to September 2002. He served as Senior Advisor to TeleTech North America from February 2003 to September 2006.

Significant Experience/Competencies
  Former CEO
  Former Non-Executive Chairman
  General Management & Business Operations
  Consumer-facing Industry
  Consumer Marketing
  Hospital Board
  Regulated Industry
  Corporate/Institutional Relationship Management
  Mergers & Acquisitions
  International
  Strategy Development
  Risk Management
  Finance
  Public Relations/Communications

Overview of Board Qualifications

The Board believes that Mr. McNally’s demonstrated leadership skills and broad-based business acumen, together with his independence and extensive strategic, financial, operational and management experience gained in the financial services industry, enable him to effectively lead the Board in its governance and oversight responsibilities. In addition to his prior roles as Chairman and Chief Executive Officer of Harris Bank and as Chairman and acting Chief Executive Officer of Walgreens from October 2008 to February 2009, the Board values Mr. McNally’s experience from his prior service as non-executive Chairman of the Board of Harris Financial Corporation and, earlier in his career, of MasterCard International.

Director since 2010 Independent Audit and Finance Committees (effective December 1, 2010)
David J. Brailer, M.D., Ph.D., 51—Chairman of Health Evolution Partners, a private equity firm focused on the healthcare industry, since 2006. Dr. Brailer served as National Coordinator for Health Information Technology within the Department of Health and Human Services of the U.S. federal government from May 2004 to April 2006. He was a Senior Fellow at the Health Technology Center from 2002 to 2004. Previously, he served as Chairman and Chief Executive Officer and a director of CareScience, Inc., a provider of care management services and Internet-based healthcare solutions, from 1992 to 2002. Prior to that, he was Adjunct Assistant Professor of Health Care Systems at The Wharton School of Business at the University of Pennsylvania.

Significant Experience/Competencies
  Former Public Company CEO
  General Management & Business Operations
  Healthcare Industry/Regulated Industry
  Corporate/Institutional Relationship Management
  Mergers & Acquisitions
  International
  Strategy Development
  Risk Management
  Finance
  Public Relations/Communications
  IT/E-commerce

Overview of Board Qualifications

With his experience as Chairman and Chief Executive Officer of CareScience, Inc. for more than 10 years and his subsequent experience with the U.S. federal government, where he was commonly referred to as the “health information technology czar,” Dr. Brailer provides the Board with strong technology and e-commerce experience coupled with business leadership and expertise in particular with respect to strategy formulation and the healthcare industry. In addition, Dr. Brailer brings to the Board insight and knowledge of investment and market conditions in the healthcare industry.

Director since 2009 Independent Finance Committee Nominating and Governance Committee
Steven A. Davis, 52—Chairman of the Board (since September 2006) and Chief Executive Officer (since May 2006) of Bob Evans Farms, Inc. Mr. Davis was President of Long John Silver’s and A&W All-American Food Restaurants (Yum! Brands) from January 2002 to May 2006 and Senior Vice President and General Manager of Pizza Hut, Inc. (Yum! Brands) from 1993 to 2002. He has served as a director of Bob Evans Farms, Inc. since May 2006 and, from May 2006 through September 2009, Mr. Davis served as a director of CenturyLink (successor to Embarq Corporation). From 1984 to 2003, Mr. Davis was employed by Kraft General Foods in a series of brand leadership positions.

Significant Experience/Competencies
  Current Public Company CEO
  General Management & Business Operations
  Retail Industry; Consumer-facing Industry
  Consumer Marketing
  Merchandising
  Supply Chain & Logistics
  Real Estate
  Healthcare Industry; Regulated Industry
  Corporate/Institutional Relationship Management
  Mergers & Acquisitions
  Strategy Development
  Finance
  Public Relations/Communications

Overview of Board Qualifications

Mr. Davis brings valuable management expertise and business leadership, as well as a broad understanding of the strategic, operational and financial issues facing public companies, to the Board and its Finance and Nominating and Governance Committees. Mr. Davis has extensive experience in the marketing and branding of retail products, multi-unit retail, and with respect to mergers and acquisitions. His experience serving as a board and committee member (audit, finance and governance) of other publicly-traded companies is also valued by the Board.

Director since 1997 Independent Finance Committee Chair of Nominating and Governance Committee
William C. Foote, 59—Chairman of the Board (since April 1996) and Chief Executive Officer (since January 1996) of USG Corporation. Mr. Foote was President of USG Corporation from September 1999 to January 2006. He also serves as a director of Kohler Co., Chairman of the Board of The Federal Reserve Bank of Chicago and as a life trustee of Northwestern Memorial HealthCare in Chicago. USG, which filed a voluntary petition for reorganization under the Bankruptcy Code in 2001 and emerged in 2006, is a leading manufacturer and distributor of building materials. USG has announced, in connection with the implementation of its executive succession plan, that effective January 1, 2011 Mr. Foote will serve as executive Chairman of the USG Board of Directors.

Significant Experience/Competencies
  Current Public Company CEO
  General Management & Business Operations
  Supply Chain & Logistics
  Hospital Board
  Corporate/Institutional Relationship Management
  Mergers & Acquisitions
  Strategy Development
  Finance
  Public Relations/Communications

Overview of Board Qualifications

With many roles as a corporate director over the years and his experience as Chairman and Chief Executive Officer of USG for 15 years, Mr. Foote provides the Board with strong business leadership, expertise in strategy formulation, financial acumen and substantial experience with respect to corporate governance matters. These roles, in addition to his service as Chairman of The Federal Reserve Bank of Chicago, enable Mr. Foote to have valuable insights and perspectives with regard to business and market conditions.

Director since 2009 Independent Chair of Finance Committee Nominating and Governance Committee
Mark P. Frissora, 55—Chairman of the Board (since January 2007) and Chief Executive Officer (since July 2006) of Hertz Global Holdings, Inc. and The Hertz Corporation. Mr. Frissora was Chief Executive Officer of Tenneco Inc. from November 1999 to July 2006 and President of the automotive operations of Tenneco Inc. from April 1999 to July 2006. He served as the Chairman of Tenneco Inc. from March 2000 to July 2006. Mr. Frissora is a director of Hertz Global Holdings, Inc. and from June 2002 through November 2009, served as a director of NCR Corporation, where he chaired the compensation and human resource committee. He is also a director of Delphi Automotive LLP and is a member of their audit/ finance and governance committees.

Significant Experience/Competencies
  Current Public Company CEO
  General Management & Business Operations
  Consumer-facing Industry
  Consumer Marketing
  Merchandising
  Supply Chain & Logistics
  Real Estate
  Corporate/Institutional Relationship Management
  Mergers & Acquisitions
  International
  Strategy Development
  Finance
  Public Relations/Communications
  Human Capital

Overview of Board Qualifications

Mr. Frissora brings to the Board a deep knowledge and understanding of retail businesses, and the leadership abilities, strategic management skills, and financial and operational expertise to compete in highly competitive retail markets. In addition, his experience as chief executive officer of Hertz and Tenneco and his service on other public company boards provide Mr. Frissora with an understanding of the strategic, operational and financial issues facing public companies and enable him to draw on various perspectives and viewpoints in his service on the Board.

Director since 2010 Independent Compensation Committee Finance Committee
Ginger L. Graham, 54—President and Chief Executive Officer of Two Trees Consulting, Inc., a healthcare and executive leadership consulting firm, since November 2007, and Senior Lecturer at Harvard Business School since October 2009. Previously, Ms. Graham was President (from September 2003 to June 2006) and Chief Executive Officer (from September 2003 to March 2007) of Amylin Pharmaceuticals, a biopharmaceutical company, and served as a director of that company from 1995 to 2009. From 1994 to 2003, she held various positions with Guidant Corporation, a cardiovascular medical device manufacturer, including Group Chairman, Office of the President, President of the Vascular Intervention Group, and Vice President. Ms. Graham has served as a director and a member of the audit committee of Genomic Health, Inc., a Nasdaq listed company, since December 2008.

Significant Experience/Competencies
  Former Public Company CEO
  General Management & Business Operations
  Healthcare Industry; Regulated Industry
  Mergers & Acquisitions
  International
  Strategy Development
  Finance
  Public Relations/Communications
  Human Capital

Overview of Board Qualifications

Ms. Graham brings to the Board her extensive experience in senior management and leadership roles in the healthcare industry, including experience leading companies in drug, device and product development and commercialization. The Board values her insights and experience, including her service on the faculty of Harvard Business School teaching classes in entrepreneurship. She also brings to her service on the Board and the Compensation and Finance Committees valuable experience as a director of publicly and privately held life sciences companies and as a consultant to healthcare companies regarding strategy, leadership, team building and capability building.

Director since 2006 Independent Audit Committee Compensation Committee
Nancy M. Schlichting, 56—President and Chief Executive Officer of the Henry Ford Health System (since June 2003). Ms. Schlichting was Executive Vice President and Chief Operating Officer of the Henry Ford Health System from June 1999 to June 2003, and President and Chief Executive Officer of Henry Ford Hospital from August 2001 to June 2003. She also serves as a director of the American Hospital Association and of the Kresge Foundation, where she chairs the board’s compensation committee.

	Significant Experience/Competencies	Overview of Board Qualifications

  General Management & Business Operations
  Consumer-facing Industry
  Consumer Marketing
  Healthcare Industry; Regulated Industry
  Hospital Board
  Corporate/Institutional Relationship Management
  Strategy Development
  Finance
  Human Capital

As a result of her leadership of hospitals and health systems, Ms. Schlichting brings to her service on the Board and its Audit and Compensation Committees a deep knowledge and understanding of the healthcare industry. The Board also highly values her experience and insights gained at Henry Ford Health System, where she has been responsible for the strategic and operational performance of a leading integrated health system, including an academic medical center, community hospitals, a health plan, a multi-specialty medical group, and an ambulatory and health retail network.

Director since 2000 Independent Chair of Audit Committee Finance Committee
David Y. Schwartz, 69—Independent business advisor and consultant to various companies principally in the retail, distribution and services industries. Former Partner at Arthur Andersen LLP, Mr. Schwartz has served as a director of Foot Locker, Inc. since 2000, where he chairs the board’s finance and strategic planning committee, and Stage Stores, Inc. (director since 2007) and True Value Company (since 2002), where he chairs the audit committees. Mr. Schwartz assists several civic and charitable institutions in the Midwestern United States.

	Significant Experience/Competencies	Overview of Board Qualifications
Retail Industry Regulated Industry Corporate/Institutional Relationship Management Mergers & Acquisitions Strategy Development Risk Management Finance
Mr. Schwartz brings to the Board his great depth of experience in the areas of audit, accounting and finance, having spent his career as a partner at the accounting firm Arthur Andersen LLP, including service as partner in charge of its Retail Industry Program and Managing Partner of the Chicago office’s Attest and Business Consulting Practice, until his retirement in 1997. He is well-qualified to serve on our Audit Committee as the Audit Committee’s designated financial expert and on our Finance Committee. Mr. Schwartz also has experience as a business consultant to various companies in the retail, distribution and services industries. His experience serving on the audit, finance and strategic planning committees of other publicly-traded companies further contributes to the perspective and judgment that he brings to service on our Board.

Director since 2008 Independent Audit Committee Nominating and Governance Committee
Alejandro Silva, 63—Chairman of the Board and Chief Executive Officer of Evans Food Group, Inc. (since October 1985), a producer of snack foods. Mr. Silva has served as a director of the PrivateBancorp, Inc. since 2005. Mr. Silva is also a director of the Chicago Transit Authority, where he chairs the committee on finance, audit and budget, and lends his experience to numerous Chicago civic organizations, including the Renaissance 2010 School Fund.

	Significant Experience/Competencies	Overview of Board Qualifications

  General Management & Business Operations
  Consumer-facing Industry
  Consumer Marketing
  Merchandising
  Hospital Board
  Corporate/Institutional Relationship Management
  Mergers & Acquisitions
  International
  Strategy Development
  Risk Management
  Finance

Mr. Silva is a successful entrepreneur who brings his strong entrepreneurial, management and leadership skills to the Board and its Audit and Nominating and Governance Committees. As Chief Executive Officer of Evans Food Group, Mr. Silva has valuable experience in the areas of business strategy, operations, business growth, consumer marketing and merchandising, and brings this perspective to boardroom discussions. He also brings public company and civic board experience gained through service as a director of PrivateBancorp and the Chicago Transit Authority.

Director since 2005 Independent Audit Committee Chair of Compensation Committee
James A. Skinner, 66—Vice Chairman (since January 2003) and Chief Executive Officer (since November 2004) of McDonald’s Corporation. Mr. Skinner has served as a director of McDonald’s Corporation since 2004 and Illinois Tool Works Inc., where he chairs the board’s compensation committee, since 2005. He is a trustee of the Ronald McDonald House Charities.

	Significant Experience/Competencies	Overview of Board Qualifications

  Current Public Company CEO
  General Management & Business Operations
  Consumer-facing Industry
  Consumer Marketing
  Supply Chain & Logistics
  Real Estate
  Mergers & Acquisitions
  International
  Strategy Development
  Risk Management
  Finance
  Public Relations/Communications
  Human Capital

Mr. Skinner’s leadership in serving as the Chief Executive Officer of one of the largest global companies, as well as his experience in a range of management positions within McDonald’s, provides him with great breadth and depth of understanding of the strategic, operational, financial and human capital issues facing public companies. It also gives him valuable insights and perspectives with respect to our retail operations. Mr. Skinner’s roles on other public company boards also enable him to draw on various viewpoints in his service on our Board.

Director since 2009 President and Chief Executive Officer
Gregory D. Wasson, 52—President and Chief Executive Officer (since February 2009). Mr. Wasson was President and Chief Operating Officer from May 2007 to February 2009, Executive Vice President from October 2005 to May 2007, Senior Vice President from February 2004 to October 2005 and Vice President from October 2001 to February 2004. He was also President of Walgreens Health Services from March 2002 to May 2007.

	Significant Experience/Competencies	Overview of Board Qualifications

  General Management & Business Operations
  Retail Industry
  Consumer Marketing
  Merchandising
  Supply Chain & Logistics
  Real Estate
  Healthcare Industry; Regulated Industry
  Corporate/Institutional Relationship Management
  Mergers & Acquisitions
  Strategy Development
  Risk Management
  Finance
  Public Relations/Communications
  Human Capital

As President and Chief Executive Officer, Mr. Wasson leads our senior management team and brings to the Board an in-depth knowledge of our Company and the retail and healthcare industries. A graduate of Purdue University’s School of Pharmacy, Mr. Wasson has served in a variety of management capacities over his 30-year career at Walgreens including store operations, pharmacy benefit management and senior management with enterprise-wide responsibilities. This experience enables him to provide the Board with critical insights regarding our business and the dynamic environment in which we compete. Mr. Wasson provides a valuable and unique perspective in Board discussions about the Company’s business, competitive landscape, relationships with key constituencies, senior leadership, strategic opportunities and challenges, and operating and financial performance.

     The Board of Directors unanimously recommends that shareholders vote FOR the nominees set forth above. Proxies solicited by the Board will be so voted unless shareholders specify a contrary choice.

The Board of Directors, Board Committees and Corporate Governance

     The Board of Directors met in person and by telephone 11 times and there were 20 meetings of Board Committees during the 2010 fiscal year. The Company’s Corporate Governance Guidelines state that directors are expected to attend the Annual Meeting of Shareholders and all meetings of the Board and the Committees of which they are members, unless prevented by unavoidable circumstances. Each incumbent director attended more than 90% of the aggregate number of meetings of the Board of Directors and meetings of the Board Committees on which he or she served during the periods for which he or she served. All of the directors who were then serving attended the Company’s Annual Meeting of Shareholders on January 13, 2010.

     The Board believes that, as a matter of policy, at least two-thirds of the Company’s Board members should be independent. Accordingly, the Board conducts an annual review as to whether each of its directors qualifies as independent. As permitted by the New York Stock Exchange, The NASDAQ Global Select Market and the Chicago Stock Exchange listing standards, the Board has determined categorically that any relationship within the parameters set forth below will not impair the independence of a director:

1)	The director or a member of the director’s immediate family is, or has been during the entity’s last fiscal year, an executive officer or director of an entity with which the Company has ordinary course business dealings and such entity has, directly or indirectly, made payments to, or received payments from, the Company during the entity’s last fiscal year equal to less than the greater of $200,000 or 2% of the entity’s consolidated gross revenue for the entity’s last fiscal year; or

2)	The director or a member of the director’s immediate family is an executive officer, director or trustee or was an executive officer, director or trustee of a charitable or other not-for-profit entity during the entity’s last fiscal year and the Company’s contributions to the entity during the entity’s last fiscal year are: (a) less than the greater of $200,000 or 2% of the entity’s total annual charitable receipts for the entity’s last fiscal year; and (b) less than 5% of the Company’s total annual contributions to charitable or other not-for-profit entities. The Company’s matching of employee charitable contributions will not be included in the Company’s annual charitable contributions for this purpose.

     In its annual review, the Board of Directors determined that Dr. Brailer, Mr. Davis, Mr. Foote, Mr. Frissora, Ms. Graham, Mr. McNally, Ms. Schlichting, Mr. Schwartz, Mr. Silva and Mr. Skinner are independent under the applicable listing standards of the New York Stock Exchange, The NASDAQ Global Select Market and the Chicago Stock Exchange, as well as the Company’s standards.

     In assessing independence, the Board of Directors was aware of and evaluated the following relationships:
  Mr. Davis was a director of CenturyLink through September 30, 2009. The Company maintains a business relationship with CenturyLink. In addition, Mr. Davis’ wife is a board member of the NARSAD, a not-for-profit organization that receives charitable contributions from the Company.

  Mr. Foote is a life trustee of Northwestern Memorial HealthCare, the corporate parent of Northwestern Memorial Hospital. Mr. Foote does not perform any executive functions in this position. The Company maintains a business relationship with Northwestern Memorial and/or its affiliates. Northwestern Memorial Foundation, an affiliate of Northwestern Memorial HealthCare, receives charitable contributions from the Company. In addition, Mr. Foote is a trustee of the Museum of Science and Industry, Chicago, a not-for-profit organization that receives charitable contributions from the Company.

  Mr. Frissora was a director of NCR Corporation during a portion of fiscal 2010. The Company maintains a business relationship with NCR.

  Ms. Schlichting is the president and chief executive officer of the Henry Ford Health System. The Company maintains a business relationship with Health Alliance Plan, a health plan affiliated with Henry Ford.

  Mr. Schwartz is a director of Foot Locker, Inc. The Company maintains a business relationship with Foot Locker.

  Mr. Silva is a director of the Chicago Transit Authority and the Company maintains a business relationship with the Chicago Transit Authority. Mr. Silva serves as a trustee of the Museum of Science and Industry, Chicago, the Field Museum of Natural History and the Ravinia Festival, not-for-profit organizations that receive charitable contributions from the Company. In addition, Mr. Silva is a board member of the Renaissance Schools Fund, a not-for-profit organization that receives charitable contributions from the Company.

  Mr. Skinner is the chief executive officer of McDonald’s Corporation. The Company maintains a business relationship with McDonald’s and/or its affiliates.
     In each instance, the Board concluded that the relationship did not impair the independence of the director.

     The independent members of the Board of Directors meet in executive sessions in conjunction with each quarterly Board meeting. As the non-executive chairman, Mr. McNally presided at those sessions.

     The Board has adopted a written charter for each committee, as well as Corporate Governance Guidelines that address the Board’s composition and governance. The Board has also adopted an Ethics Policy Statement that applies to all of the Company’s employees, officers and directors, as well as a Code of Ethics for Financial Executives that applies to and has been signed by the Chief Executive Officer, the Chief Financial Officer and the Controller. These materials can be found on the Company’s website at investor.walgreens.com, and may be obtained by writing: Walgreen Co., Attn: Shareholder Relations, Mail Stop #2261, 200 Wilmot Road, Deerfield, Illinois 60015. Changes to or waivers, if any, of the Company’s Ethics Policy Statement for directors and executive officers or the Company’s Code of Ethics for Financial Executives would be promptly disclosed on the Company’s website.

Committees

     During fiscal year 2010, the Board of Directors had standing Audit, Compensation, Finance, and Nominating and Governance Committees. The Board of Directors has determined that each member of the Audit, Compensation, and Nominating and Governance Committees is independent as defined in the Company’s independence standards, the rules of the Securities and Exchange Commission (in the case of the Audit Committee), and the listing standards of the New York Stock Exchange, The NASDAQ Global Select Market and the Chicago Stock Exchange. In addition, each member of our Finance Committee is independent under the applicable listing standards of the New York Stock Exchange, The NASDAQ Global Select Market and the Chicago Stock Exchange, as well as the Company’s standards. Current committee membership follows:

	Audit		Compensation	Finance		Nominating and
Director Name	Committee		Committee	Committee		Governance Committee
Dr. Brailer	X	(1)		X	(1)
Mr. Davis				X		X
Mr. Foote			X			X *
Mr. Frissora				X	*	X
Ms. Graham			X	X
Mr. McNally(2)
Ms. Schlichting	X		X
Mr. Schwartz	X	*		X
Mr. Silva	X					X
Mr. Skinner	X		X *
____________________

*	Chair of Committee.

(1)	Appointed to Committee effective December 1, 2010.

(2)	As independent Chairman of the Board, Mr. McNally attends all Committee meetings.

Audit Committee

     The Audit Committee met eight times during the fiscal year. The Committee is composed of Mr. Schwartz, Chairman, Ms. Schlichting, Mr. Silva and Mr. Skinner. Dr. Brailer was appointed to the Committee effective December 1, 2010.

     Each member of the Committee meets the current financial literacy requirements of the New York Stock Exchange, The NASDAQ Global Select Market and the Chicago Stock Exchange. The Board of Directors has also determined that Mr. Schwartz meets the definition of audit committee financial expert under the rules promulgated by the Securities and Exchange Commission.

     The Committee assists in the oversight of matters relating to the Company’s financial reporting processes and systems. Specific tasks include overseeing the quality and integrity of the Company’s financial statements, the Company’s compliance with certain regulatory requirements, and internal accounting controls. The Committee also reviews the performance of the Company’s outside auditor and the internal audit function, and oversees policies associated with financial risk assessment and risk management.

Compensation Committee

     The Compensation Committee met four times during the fiscal year. The Committee is composed of Mr. Skinner, Chairman, Mr. Foote, Ms. Graham and Ms. Schlichting. Ms. Graham joined the Committee upon her appointment to the Board in May 2010.

     The Committee determines the various elements of executive compensation and oversees executive succession planning. The Committee maintains authority and responsibility for the administration of the Company’s executive compensation programs, including base salaries, the annual performance-based Management Incentive Plan, the Long-Term Performance Incentive Plan, the Executive Stock Option Plan, certain executive deferred compensation plans and perquisites. The Committee also reviews management’s proposals regarding certain employee benefit plans and makes recommendations regarding such proposals to the Board of Directors.

     The Board of Directors determines the Committee’s membership, and the Committee consists solely of non-management directors who are independent under applicable securities laws and stock exchange rules. The Committee is supported in its work by its outside independent compensation consultant, as well as the Company’s Human Resources management, which provides data and other information. The Committee’s Charter, which can be found on the Company’s website at investor.walgreens.com, lists the specific responsibilities of the Committee. The Committee reviews its Charter annually and submits any recommended changes to the Board of Directors.

     The Committee is assisted by Mercer LLC, an independent outside compensation consultant. Mercer LLC provides to the Committee information regarding market compensation and practices, assists the Committee in the review and evaluation of such compensation and practices, and advises the Committee on compensation decisions, particularly with respect to the compensation of the Company’s Chief Executive Officer. Mercer LLC also assists the Nominating and Governance Committee in the review and evaluation of director compensation and practices.

     Mercer LLC’s fees for executive and director compensation consulting services provided to the Committee with respect to Walgreens in fiscal year 2010 were approximately $118,000. In addition, we paid Mercer LLC approximately $10,000 for manuals and compensation survey data in fiscal year 2010. Mercer LLC does not currently provide any additional services to the Company. Mercer LLC is a wholly-owned subsidiary of Marsh & McLennan Companies (“MMC”). MMC and its affiliates other than Mercer provided certain services not related to executive and director compensation, primarily insurance brokerage, to Walgreens and its affiliates in fiscal 2010 for fees totaling approximately $547,000. (This amount does not include insurance premiums that are paid through MMC to insurance carriers on behalf of Walgreens or amounts paid by Walgreens for services rendered to companies acquired by Walgreens prior to the acquisition closing date.) These non-compensation related services and fees are not subject to the Committee’s review or approval.

     The Committee has reviewed and considered (1) the services Mercer performed for the Committee during fiscal 2010, (2) the non-compensation related services performed by MMC and its affiliates for Walgreens and its affiliates in fiscal 2010, (3) the relationship between Walgreens, Mercer and MMC, and (4) the quality and objectivity of the services Mercer consultants provided to the Committee. The Committee noted that the Mercer consultants providing service to the Committee do not market or sell to Walgreens or its affiliates the non-compensation related services performed by MMC, and those consultants receive no incentive or other compensation based on the fees paid by Walgreens and its affiliates for these other services. In addition,

Mercer’s professional standards prohibit its consultants from considering any other relationships Mercer or any of its affiliates may have with Walgreens and its affiliates in rendering advice and recommendations to the Committee. Based on its review, the Committee has concluded that the advice it receives from Mercer is objective and not influenced by MMC’s other relationships with Walgreens or its affiliates.

     For additional information regarding the operation of the Committee and the role of outside compensation consultants, see “Executive Compensation — Compensation Discussion and Analysis” below.

Finance Committee

     The Finance Committee met five times during the fiscal year. The Committee is composed of Mr. Frissora, Chairman, Mr. Davis, Ms. Graham and Mr. Schwartz. Ms. Graham joined the Committee in May 2010. Dr. Brailer was appointed to the Committee effective December 1, 2010.

     The Committee reviews the financial policies, requirements and practices of the Company and makes recommendations to the Board of Directors concerning such matters. Specific tasks include reviewing the Company’s capital allocation, capital structure, dividend policy, capital expenditures, operating income, cash flow and liquidity.

Nominating and Governance Committee

     The Nominating and Governance Committee met three times during the fiscal year. The Committee is composed of Mr. Foote, Chairman. Mr. Davis, Mr. Frissora and Mr. Silva.

     The Committee considers matters related to corporate governance, makes recommendations to the Board of Directors regarding various elements of director compensation, develops general criteria regarding the qualifications and selection of Board members and recommends candidates for election to the Board of Directors.

Director Selection Process

     The Board of Directors seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, the Company and its shareholders. Desired qualities to be considered include:

     Experience:
  high-level leadership experience in business or administrative activities, and significant accomplishment;

  expertise in key facets of corporate management;

  breadth of knowledge about issues affecting the Company; and

  proven ability and willingness to contribute special competencies to Board activities.
     Personal attributes:
  personal integrity;

  loyalty to the Company and concern for its success and welfare;

  willingness to apply sound and independent business judgment;

  awareness of a director’s vital role in the Company’s good corporate governance and citizenship;

  no present conflict of interest;

  willingness to devote the time necessary for meetings and for consultation on Company matters;

  willingness to assume broad fiduciary responsibility; and

  enthusiasm about the prospect of serving.
     When recommending to the full Board the slate of directors to be nominated for election at the annual meeting of shareholders, the Nominating and Governance Committee reviews the qualifications and backgrounds of nominees for director, as well as the overall composition of the Board. The Nominating and Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending for nomination a group of individuals that can best perpetuate our success and represent shareholder interests through the exercise of sound business judgment. As part of this evaluation, the Committee assesses whether the group of nominees is comprised of individuals with a diversity of perspectives, backgrounds and professional experiences that would enhance the Board’s success at achieving these goals. With regard to diversity among the group of nominees, the Board, in accordance with our Corporate Governance Guidelines, considers diversity in broad terms, including consideration of competencies, experience, geography, gender, ethnicity, race and age, with the goal of obtaining diverse perspectives, backgrounds and professional experiences. With respect to continuing non-employee directors, the Nominating and Governance Committee also focuses on continued independence, transactions that may present conflicts of interest, changes in principal business activities and overall contribution to the Board. Nominees may be suggested by directors, members of management, shareholders, or, in some cases, by a third-party firm engaged to recommend director candidates.

     The Nominating and Governance Committee may engage a consulting firm to help identify candidates for director who meet the Company’s qualifications, and did so with respect to Dr. Brailer and Ms. Graham. Generally, the firm screens candidates against specific qualifications, develops profiles and prepares biographies of each candidate. The firm also assists in the interview process. The Chairman of the Nominating and Governance Committee and/or the Chairman of the Board, acting on behalf of the full Board, extends the formal invitation to become a Board nominee.

Consideration of Director Candidates for the 2012 Annual Meeting

     The Nominating and Governance Committee welcomes shareholder suggestions of director candidates for consideration by the Committee. Shareholders should write to the Nominating and Governance Committee, Walgreen Co., Attention: Corporate Secretary, 200 Wilmot Road, Deerfield, Illinois 60015. Shareholders should provide the candidate’s name, biographical data, qualifications and the candidate’s written consent to being named as a nominee in the Company’s Proxy Statement and to serve as a director, if elected. If selected by the Nominating and Governance Committee, candidates will be required to satisfy any additional requirements of the Nominating and Governance Committee and the Company’s By-laws.

     The Company’s By-laws also provide a formal procedure whereby a shareholder may nominate a candidate for election as a director. A shareholder wishing to directly nominate a director candidate should notify the Corporate Secretary of the Company in writing on or after September 14, 2011 and not later than October 14, 2011, at Walgreen Co., Attention: Corporate Secretary, 200 Wilmot Road, Deerfield, Illinois 60015.

     The shareholder must comply with all of the other requirements of Article II, Section 15(c) of the Company’s By-laws and any applicable provision of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. By-law requirements include providing the identity of the candidate, the name and address of the proposing shareholder and the underlying beneficial owner, if any, the relationship between the proposing shareholder and the underlying beneficial owner, if any, and such parties’ stock holdings and derivative positions in the Company’s securities. The Company’s By-laws require that shareholders nominating director candidates provide additional disclosure regarding the person nominated, including information the Company deems appropriate to ascertain the candidate’s qualifications to serve on the Company’s Board of Directors, disclosure of compensation arrangements between the candidate, the nominating shareholder and the underlying beneficial owner, if any, and other information required to comply with the proxy rules and applicable law.

Communications with the Board of Directors

     All interested parties may communicate with the Chairman or the directors by regular mail directed to Walgreen Co., Attention: Corporate Secretary, 200 Wilmot Road, Deerfield, Illinois 60015. The Corporate Secretary or her designee will collect and organize all such communications, discarding any that are solicitations or are irrelevant to the Board’s responsibilities. The remaining communications will be forwarded to the appropriate member or group of members of the Board, who shall determine how such communications should be addressed.

Board Leadership Structure

     As stated in the Company’s Corporate Governance Guidelines, the Board believes that the Board’s leadership structure is part of the overall governance process and is a matter to be considered based upon circumstances. The Company’s by-laws provide that the Chairman of the Board may, but need not be, the Chief Executive Officer. The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman of the Board and Chief Executive Officer in any way that is in the best interests of our Company at a given point in time based upon then-prevailing circumstances. The Board believes that the decision as to who should serve in those roles, and whether the offices should be combined or separate, should be assessed periodically by the Board, and that the Board should not be constrained by a rigid policy mandate when making these determinations.

     Currently, the positions of Chief Executive Officer and Chairman of the Board are held by separate persons, with Gregory D. Wasson serving as our Chief Executive Officer and Alan G. McNally serving as our independent Chairman of the Board. We believe this structure is optimal for Walgreens at this time because it allows Mr. Wasson to focus on leading the Company’s business and operations. At the same time, the Chairman can focus on leadership of the Board of Directors, including calling and presiding over Board meetings and executive sessions of the independent directors, preparing meeting agendas in collaboration with the Chief Executive Officer, serving as a liaison and supplemental channel of communication between independent directors and the Chief Executive Officer, and serving as a sounding board and advisor to the Chief Executive Officer.

Board Oversight of Risk Management

     Walgreens faces a broad array of risks, including market, operational, strategic, legal, regulatory and financial risks. Management of the Company is responsible for establishing and maintaining systems to manage these risks. The Board of Directors exercises oversight over the Company’s strategic, operational and financial matters, including the elements and dimensions of major risks facing the Company. The Board administers its risk oversight function as a whole and through its Board Committees, and the processes it uses to assess and monitor risks include the following:

     The Board meets regularly to discuss the strategic direction, operating performance and the issues and opportunities facing Walgreens in light of trends and developments in the healthcare and retail industries and general business environment. Each year, the Board has a two-day meeting with senior management to discuss and review our overall corporate strategy and operating plans. In addition, throughout the year, our Board and Board Committees provide oversight and guidance to management regarding our strategy and operating plans. The Company has also implemented an Enterprise Risk Management (“ERM”) process under the direction of management’s Risk Steering Committee. The ERM approach helps the Board and Board committees to receive relevant information about and understand the Company’s risk management process, the participants in the process, and key information gathered through the process. The purpose of the ERM process is to identify risks that could affect the Company and the achievement of its strategic objectives, to understand, rate and prioritize those risks, and to facilitate the implementation of risk mitigation strategies and processes across the Company. The key risks identified through this process are reviewed with the full Board of Directors.

     In accordance with its charter, the Audit Committee reviews the Company’s policies and processes with respect to enterprise risk assessment and risk management as well as financial risk assessment and risk management. The Company’s Treasurer, as chair of the Risk Steering Committee, Director of Internal Audit and Chief Compliance Officer all have direct reporting responsibilities to the Audit Committee. On a quarterly basis, the Audit Committee reviews and discusses the key risks identified in the ERM process with management, their potential impact on our Company and our risk mitigation strategies. In the regular meeting of each of the other standing Board committees, those committees oversee management of risks relating to the applicable committee’s areas of responsibility. For example: the Compensation Committee reviews risks associated with the design and implementation of our compensation plans and arrangements (for a discussion of the risk assessment of our compensation programs, see “Compensation Discussion and Analysis – Relationship Between Compensation Plans and Risk.”); the Nominating and Governance Committee reviews risks incident to the Company’s governance structures and processes including, among other topics, Board succession planning; and the Finance Committee oversees key aspects of our financial risk management activities, including market and operating risks.

Director Compensation

     This section describes the compensation provided to non-employee members of the Company’s Board of Directors. A full-time employee who serves as director does not receive additional compensation for service on the Board.

     Overview. Non-employee director compensation is reviewed annually by the Nominating and Governance Committee of the Board, with the assistance of Mercer LLC, the Committee’s current compensation consultant. Mercer LLC provides to the Committee information regarding market compensation, practices and trends, assists in the review and evaluation of such information, and advises the Committee on compensation decisions. The Committee’s review compares the Company’s director compensation to both retail peer companies and a sample of comparably sized companies in other industries, including the healthcare industry, and seeks to provide director compensation that is competitive with director compensation for these groups. The Committee also seeks to provide an appropriate mix of equity-based and cash compensation, so as to link director compensation to the interests of the Company’s shareholders. Any changes to director compensation are recommended by the Nominating and Governance Committee for approval by the full Board. The Nominating and Governance Committee conducted its annual review of director compensation in July 2010, with the assistance of Mercer LLC, and determined to recommend to the full Board no changes to the director compensation program for fiscal year 2011.

     Fiscal Year 2010 Director Compensation. During fiscal year 2010, the compensation structure for non-employee directors consisted of the following elements, subject to the deferral opportunities described below under “Nonemployee Director Stock Plan”:
  A $70,000 annual retainer, paid quarterly in cash.

  An additional $20,000 annual retainer for the Chair of the Audit Committee and an additional $10,000 annual retainer for each Chair of other Board committees, paid quarterly in cash.

  An additional $300,000 annual retainer for the independent Chairman of the Board, paid quarterly in cash.

  A grant of Walgreen Co. common stock with a market value of $155,000 as of the November 1, 2009 grant date. The grant was made under the Walgreen Co. Nonemployee Director Stock Plan for service as director from November 1, 2008 through October 31, 2009. Each director who served for the entire period received a grant of 4,097 shares, which was calculated by dividing $155,000 by $37.83, the closing stock price on October 30, 2009 (as November 1, 2009 was not a trading day).
     Directors serving for a portion of the fiscal year received prorated amounts for all elements of compensation.

     All directors are also reimbursed for expenses incurred in connection with Board and Board Committee meetings. On a very limited basis, the Company may determine that it is appropriate for non-management directors to be accompanied by their spouses in connection with these meetings and/or at other events related to their service on the Board. In these circumstances, the Company also reimburses the spouses’ travel expenses. In addition, in accordance with our Corporate Governance Guidelines, directors are reimbursed for reasonable expenses related to continuing education programs.

Director Compensation Table

     The following table details the compensation provided to each non-employee director for fiscal year 2010:

			Change in
			Pension
			Value and
	Fees Earned		Nonqualified
	or Paid in	Stock	Deferred	All Other
	Cash	Awards	Compensation	Compensation	Total
Name	($)(1)	($)(2)	Earnings ($)(3)	($)(4)	($)
David J. Brailer(5)	—	—	—	—	—
Steven A. Davis	70,000	90,417	—	1,994	162,411
William C. Foote	80,000	155,000	—	12,675	247,675
Mark P. Frissora	77,500	116,250	—	—	193,750
Ginger L. Graham(6)	23,397	—	—	—	23,397
Alan G. McNally	372,500	116,250	—	9,468	498,218
Cordell Reed(7)	26,056	155,000	1,120	5,539	187,715
Nancy M. Schlichting	70,000	155,000	—	9,921	234,921
David Y. Schwartz	90,000	155,000	—	12,383	257,383
Alejandro Silva	70,000	155,000	—	6,224	231,224
James A. Skinner	80,000	155,000	—	12,584	247,584
Marilou M. von Ferstel(7)	26,056	155,000	27,381	2,028	210,465
Charles R. Walgreen III(7)	26,056	155,000	—	—	181,056
____________________

(1)	Includes the annual retainer, any committee chair retainer and, with respect to Mr. McNally, the independent Chairman retainer (including any deferred amounts). Directors serving for a portion of the fiscal year received prorated amounts.

(2)	Represents the grant date (November 1, 2009) fair value determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 of the stock grant under the Walgreen Co. Nonemployee Director Stock Plan to each non-management director who served on the Board during the 12-month period ended October 31, 2009 (including any deferred amounts). All stock awards are fully vested at the grant date.

(3)	Includes increase in present value of amounts payable under the Walgreen Co. Retirement Plan for Outside Directors (described below under “Discontinued Director Compensation Programs”) of $1,120 for Mr. Reed and $8,620 for Ms. von Ferstel. For Ms. von Ferstel, also includes $18,761, which is the portion of prior deferred compensation plan earnings that is considered to be above-market.

(4)	Represents dividends credited to deferred stock units. In addition to the amounts reported, directors also are eligible to receive the same discount on merchandise purchased from Walgreens as is made available to Company employees.

(5)	Dr. Brailer joined the Board of Directors as of October 1, 2010.

(6)	Reflects partial year compensation. Ms. Graham joined the Board of Directors as of May 1, 2010.

(7)	Reflects partial year compensation. Messrs. Reed and Walgreen and Ms. von Ferstel retired from the Board of Directors as of January 13, 2010.

     Nonemployee Director Stock Plan. In November 1996, the Company established the Walgreen Co. Nonemployee Director Stock Plan. The Plan was amended and restated effective January 14, 2004, and further amended effective October 12, 2005, October 11, 2006, and September 1, 2009. Under this Plan, each non-employee director receives a grant of Walgreen Co. common stock on each November 1, for service as director during the preceding 12-month period. The grant is calculated based on a dollar value established under the Plan, which may be adjusted by the Board periodically. The Board set this dollar value at $155,000 for awards commencing with the November 1, 2009 grant.

     Under this Plan, the following deferral opportunities are available to directors:
  All cash retainer payments may be deferred into a deferred cash compensation account or awarded in the form of deferred stock units.

  The annual stock grant may be awarded in the form of deferred stock units.
     All amounts deferred into the deferred cash compensation account accrue interest at a monthly compounding rate equal to 120% of the applicable federal midterm rate. All deferred stock unit and deferred cash compensation account balances are paid in cash in two annual installments, the first of which occurs within 30 days following termination of service on the Board of Directors and the second of which occurs 12 months later.

     Discontinued Director Compensation Programs. Certain non-employee directors who retired from the Board during fiscal year 2010 remain eligible for benefits under discontinued director compensation arrangements as follows:
  The Walgreen Co. Nonemployee Director Stock Plan is a replacement for certain compensation arrangements for non-employee directors in effect prior to November 1996, under the Walgreen Co. Retirement Plan for Outside Directors. Under the Retirement Plan for Outside Directors, upon retirement a non-employee director receives annual benefits for the shorter of (i) the number of years the director served as a non-employee member of the Board, or (ii) ten years, and these benefits were equal to the sum of 80% of the annual Board retainer in effect on the date of retirement, plus 4% of the director’s final annual retainer for each year of service as a non-employee director in excess of ten years. In no case could the annual benefit payment exceed 100% of the annual retainer in effect and payable to the non-employee director on the date of his or her retirement from the Board of Directors. The Retirement Plan for Outside Directors will continue to apply in the future only with respect to compensation earned by non-employee directors for periods of service prior to November 1, 1996. Mr. Reed and Ms. von Ferstel will begin receiving benefits under this Retirement Plan in January 2011.

  Ms. von Ferstel participated in unfunded deferred compensation plans offered prior to 1993 that permitted a director to defer a portion of her retainer fees. During fiscal year 2010, Ms. von Ferstel received payments of $55,300 as a result of compensation previously deferred under such plans.
     Share Ownership Guidelines for Directors. The Board of Directors adopted director share ownership guidelines in 2008. Under the guidelines, each non-employee director is expected to accumulate at least the lesser of 20,000 shares of Walgreen Co. common stock and the number of shares valued at three times the director’s total annual cash and equity compensation by the later of November 1, 2013 or five years after becoming a director.

Executive Compensation

Compensation Discussion and Analysis

     This Compensation Discussion and Analysis provides information regarding (1) the overall structure of the compensation provided to the Company’s executives, (2) the role and involvement of various parties in executive compensation analysis and decisions, and (3) the process, substance of and rationale for decisions concerning executive compensation.

Compensation Philosophy and Objectives

     The Compensation Committee of the Board of Directors (referred to in this section as the “Committee”) is responsible for establishing, implementing and monitoring the Company’s executive compensation philosophy and objectives. The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of annual and long-term Company performance goals and aligns executives’ interests with those of shareholders, with the ultimate objective of improving shareholder value. The Committee’s focus is to provide a compensation package that enables the Company to:
  Attract and retain talented executives;

  Reward Company and individual performance; and

  Link the interest of the Company’s senior executives to the interests of the Company’s shareholders.
     The Committee considers all elements of the compensation program in total, as well as individual performance, company performance and market compensation considerations, in the exercise of its duties.

Role of the Compensation Committee

     The Committee reviews and approves all components of Company executive pay, reports its decisions to the Board of Directors, and oversees the administration of the compensation program for senior executives.

     The primary duties of the Committee with regard to senior executive compensation are to conduct an annual review of executive officer compensation practices and market pay levels, approve the design of the Company’s executive compensation programs, approve the total annual awards under the Company’s short-term and long-term incentive programs and oversee the administration of these programs. The Committee also determines all aspects of compensation for the Company’s Chief Executive Officer and other senior executives.

Definitions of Company Executives

     Both within this Compensation Discussion and Analysis and elsewhere in this proxy statement, there are terms used to describe groups of Company executives. “Executives” generally refers to the individuals who serve at the divisional vice president or market vice president level and above (127 persons as of August 31, 2010). These are the key managers of the Company, who are eligible for executive-level compensation and benefit programs. “Senior executives” refers to a more limited group of individuals who serve at the corporate vice president level and above (23 persons as of August 31, 2010). “Named executive officers” refers to the seven individuals identified in this Compensation Discussion and Analysis and the Executive Compensation Tables and Supporting Information section of this proxy statement.

Role of Company Personnel in Executive Compensation Decisions

     The Committee reviews and approves all decisions concerning the Company’s executive compensation plans and programs, including individual executive compensation. The Chief Executive Officer reviews annually the performance and pay level of each senior executive, develops recommendations concerning the compensation of each senior executive and presents those recommendations to the Committee. The Chief

Executive Officer does not make recommendations concerning his own compensation. The Company’s Human Resources management provides information, analysis and other support to the Chief Executive Officer and the Committee during these processes.

Role of Outside Compensation Consultants

     The Committee engages Mercer LLC as its independent compensation consultant. The Committee utilizes Mercer LLC to provide information regarding market compensation, practices and trends, assist in the review and evaluation of such information, and advise the Committee on compensation decisions, particularly with respect to the compensation of the Company’s Chief Executive Officer. In addition, Mercer LLC assists the Nominating and Governance Committee in the review and evaluation of director compensation and practices.

     The Company engages Hewitt Associates, Inc. to serve as the executive compensation consultant to the Company’s Human Resources and executive leadership. Hewitt provides information on competitive practices and pay levels, and provides research on executive compensation issues as requested by management.

Setting Senior Executive Compensation

     The Committee members believe that each element of the compensation program should target compensation levels taking into account current market practices. At the same time, market compensation levels and practices are not the only factors used by the Committee in making executive compensation decisions. The Committee carefully considers internal equity issues and historical Company practices, along with long-term market trends, in making executive compensation decisions, and the Committee discounts short-term market fluctuations.

     In determining actual senior executive compensation levels, the Committee considers all elements of the program in total rather than any one element in isolation. The Committee compares these compensation components to those of companies that it establishes as its “peer group” for these purposes. The peer group is reviewed each year with the assistance of the Committee’s compensation consultant and Human Resources management, and is updated accordingly. The Committee does not target a specific percentile of the peer group in setting Company compensation, but primarily focuses on the range between the 25th and 75th percentile of market compensation for each position. The median market compensation serves as a key reference with respect to each senior executive’s target compensation taking into account the individual’s experience, performance contributions, and role relative to other senior executives.

Fiscal Year 2009 Peer Group

Best Buy Co., Inc.	McDonald’s Corporation
CVS Caremark Corporation	Medco Health Solutions, Inc.
Costco Wholesale Corporation	Publix Super Markets, Inc.
Express Scripts, Inc.	Rite Aid Corporation
The Home Depot, Inc.	Safeway Inc.
J.C. Penney Company, Inc.	Sears Holdings Corporation
Kohl’s Corporation	Staples, Inc.
The Kroger Co.	SUPERVALU INC.
Lowe’s Companies, Inc.	Target Corporation
Macy’s, Inc.	Wal-Mart Stores, Inc.

     The Committee used the fiscal year 2009 peer group to provide competitive compensation information that it considered as one factor in determining fiscal year 2010 annual incentive target opportunities and fiscal year 2010 long-term compensation grants. Both of these decisions were made early in the fiscal year.

    In fiscal year 2010, the Committee approved a new peer group combining the larger retail companies, companies in the healthcare sector and other large companies in the Midwest. The purpose of this change was to provide a single reference group that recognized the Company’s focus on retail plus its strategic growth in the healthcare industry, as well as its overall size. Many of the companies in the fiscal year 2010 peer group were also included in the fiscal year 2009 group. The peer companies listed below that were in the fiscal year 2009 peer group are denoted with an asterisk.

    The Committee used the fiscal year 2010 peer group to provide competitive compensation information that it considered in making base salary adjustments during the year. This information was also a factor in determining the recommended fiscal year 2011 annual incentive target opportunities and long-term incentive grants.

Fiscal Year 2010 Peer Group:

Best Buy Co. Inc.*	McKesson Corporation
Cardinal Health Inc.	Medco Health Solutions Inc.*
CVS Caremark Corporation*	Procter & Gamble Co.
The Home Depot, Inc.*	Rite Aid Corporation*
Johnson & Johnson	Safeway Inc.*
Kraft Foods Inc.	Sears Holdings Corporation*
The Kroger Co.*	SUPERVALU INC.*
Lowe’s Companies, Inc.*	Target Corporation*
McDonald’s Corporation*	Wal-Mart Stores, Inc.*

    The Chief Executive Officer of the Company is considered part of the senior executive team and participates in the same compensation and benefit programs as the other senior executives, including short-term incentives, long-term incentives, benefits and perquisites. The Chief Executive Officer’s compensation is compared to the compensation provided to peer group company chief executive officers, and that comparison is taken into account in setting the Chief Executive Officer’s compensation levels.

Elements of Compensation

    The key elements of the Company’s executive compensation program are base salary, annual incentives and long-term incentives. Each of these is addressed separately below.

Base Salaries

    Base salary is a key component of senior executive pay, both on its own and because annual and long-term incentive targets and awards are presently structured as established percentages of base salary. Base salaries for the Company’s senior executives are established and adjusted using the following annual review process:

    Salary Structure. The Company maintains a salary structure for all pay levels, including the senior executive level. Pay ranges for each position and level are reviewed annually by the Committee, based on recommendations from Human Resources management following its annual review of market data (primarily peer group compensation) and consideration of short-term and long-term marketplace trends in executive pay. For senior executives, the Committee’s independent compensation consultant assists the Committee by reviewing the competitive market data used as a factor in making base salary decisions, as well as to determine where the recommended salary is within the range of peer group companies.

    Reviewing and Adjusting Base Salaries. The Committee regularly reviews each senior executive’s base salary. Typically, base salary reviews and adjustments take place in January coincident with the Committee’s annual review of peer group compensation. An executive’s base salary may also be adjusted during the year upon promotion or based upon internal equity or external market considerations.

    Base salary adjustments are determined after considering the pay range for the position, peer group compensation information (both current year and longer-term trends) and various other factors, including job performance, level of responsibility, prior experience, breadth of knowledge and internal equity. The factors impacting base salary levels are not independently assigned specific weights. The Committee makes these decisions after reviewing the recommendations of the Company’s Chief Executive Officer and Chief Human Resources Officer (except as it concerns their own individual salaries) and consultation with the Committee’s independent compensation consultant as needed.

    Based on the application of the above-described factors, the Committee approved the following base salaries for the named executive officers during fiscal year 2010.
  Gregory D. Wasson—President and Chief Executive Officer. Mr. Wasson began fiscal 2010 as President and Chief Executive Officer with an annual base salary of $1,000,000. This salary level was below the market median for chief executive officers at peer group companies, which the Committee felt was appropriate given that Mr. Wasson was newly appointed. During its January 2010 review, the Committee increased Mr. Wasson’s annual base salary to $1,100,000 to reflect his additional time in position and to bring him closer to the market median pay level for his position. His current pay is still below the market median for chief executive officers at peer group companies. The Committee intends to move Mr. Wasson’s pay closer to market median levels as he gains time in position and continues his strong performance in that role.

  Wade D. Miquelon—Executive Vice President and Chief Financial Officer. Mr. Miquelon began fiscal year 2010 with a base salary of $700,000, which was established in January 2009 during Mr. Miquelon’s annual salary review. Mr. Miquelon received an increase to $714,000 in January 2010 based on consideration of the compensation of similarly-situated chief financial officers at peer companies and his performance. The resulting base salary is between the median and 75th percentile base salary for the Chief Financial Officer position at peer group companies.

  Mark A. Wagner—President, Community Management. Mr. Wagner began fiscal year 2010 as an Executive Vice President with an annual base salary of $640,500, which was established in January 2009 during Mr. Wagner’s annual salary review. Mr. Wagner received an increase to $655,000 in January 2010 based on his performance in leading the transformation of the Community Management division. The resulting base salary is slightly above the median base salary for that position at peer group companies. In addition, Mr. Wagner was appointed President, Community Management division and received a promotional increase effective October 1, 2010. Mr. Wagner receives the benefits described below at the Executive Vice President level.

  Timothy J. Theriault—Senior Vice President and Chief Information Officer. Mr. Theriault joined the Company in October 2009 at an annual base salary of $625,000, which salary was in effect throughout fiscal 2010. This base salary is between the market median and 75th percentile base salary for chief information officers at peer group companies and was set during employment negotiations.

  Kathleen Wilson-Thompson—Senior Vice President and Chief Human Resources Officer. Ms. Wilson-Thompson joined the Company in January 2010 at an annual base salary of $525,000. This base salary is between the market median and 75th percentile base salary for chief human resources officers at peer group companies and was set during employment negotiations.

  Stanley B. Blaylock—Former Senior Vice President. Mr. Blaylock began fiscal year 2010 with an annual base salary of $588,500, which was established in January 2009 during Mr. Blaylock’s annual salary review. Mr. Blaylock received an increase to $600,000 in January 2010 following the annual salary review based on market comparisons. The resulting base salary was slightly above the median base salary for that position at peer group companies. Mr. Blaylock resigned from the Company effective April 2, 2010.

  George J. Riedl—Former Senior Vice President. Mr. Riedl began fiscal year 2010 with an annual base salary of $550,000, which was established as part of a realignment of his duties effective April 1, 2009. Mr. Riedl resigned from the Company effective December 31, 2009.

Annual Incentives

    The Walgreen Management Incentive Plan (the “MIP”) promotes the Company’s pay-for-performance philosophy by providing all executives and other management-level corporate employees with direct financial incentives in the form of annual cash awards for achieving Company performance goals. Below is a description of the MIP as applied to senior executives for fiscal year 2010.
  Performance Measure. The Company performance measure under the MIP for fiscal year 2010 was contingent upon attainment of a target level of a mix of earnings before interest and taxes (EBIT) measure based on a first in, first out (“FIFO”) accounting method for valuing inventory, weighted at 70%, and Free Cash Flow, weighted at 30%. Free Cash Flow refers to our cash flow from operations less our capital expenditures. If the Company achieves its targeted performance on both financial measures, then the MIP will pay 100% of the bonus target. If the Company does not achieve its targeted performance levels, then the bonus will pay out less than the target, and could be paid out at zero. If the Company exceeds its targeted performance levels, then the bonus paid will be greater than the target. The Committee’s goal is to select target FIFO EBIT and Free Cash Flow at a level that is challenging yet achievable. The following table illustrates the ranges of potential payouts based on threshold, target and maximum performance levels:
Performance	Company Performance	Bonus Payout
Measure	(as a % of Target)	(as a % of Target)
	<91%	0%
	91%	50%	(threshold)
FIFO EBIT	100%	100%	(target)
	112%	200%	(maximum)
	>112%	200%
	<70%	0%
	70%	50%	(threshold)
Free Cash Flow	100%	100%	(target)
	130%	200%	(maximum)
	>130%	200%

  Bonus Opportunity. In order to align senior executive incentive opportunities with those in place at peer group companies, target bonus percentages for senior executives are based on position level.
Senior Executive Level	Fiscal Year 2010 Bonus Target
Chief Executive Officer	125% of base salary
Chief Operating Officer	90% of base salary
Executive Vice President	75% of base salary
Senior Vice President	60% of base salary
Vice President	50% of base salary

  Individual Performance. While the Committee continues to emphasize team performance by establishing a bonus pool driven by the Company’s financial performance relative to the established goals, to improve the Company’s ability to link pay and performance, the Committee authorized the Chief Executive Officer to adjust bonus payments up or down by a maximum of 20% based on individual performance, subject to the Committee’s final approval. The Committee has the authority to make a similar adjustment for the Chief Executive Officer.

    Under the MIP, extraordinary accounting items may be excluded from the final FIFO EBIT and Free Cash Flow calculation after review and recommendation by the Finance Committee of the Board and approval by the Committee.

    For fiscal year 2010, the FIFO EBIT target was set by the Committee in October 2009 at $3.738 billion, with the threshold payout of 50% at $3.419 billion and a maximum 200% of target payout at $4.187 billion. The Free Cash Flow target was set by the Committee in October 2009 at $1.622 billion, with the threshold payout of 50% at $1.135 billion and the maximum payout of 200% at $2.109 billion. For this purpose, FIFO EBIT for fiscal 2010 was $3.683 billion and Free Cash Flow was $2.701 billion, both of which reflect adjustments (where applicable) to exclude the effects of the Duane Reade acquisition. This was treated as an extraordinary accounting item for purposes of the 2010 MIP based on the recommendation of the Finance Committee and approval of the Committee. These FIFO EBIT and Free Cash Flow figures equated to a bonus percentage for senior executives of 124% of each senior executive’s target bonus.

    At the end of fiscal 2010, Mr. Wasson conducted an evaluation of the contribution of each member of his senior executive team in the areas of strategy, leadership and operating performance. Based on his subjective judgment of each executive’s contribution, Mr. Wasson made recommendations to the Committee in regard to whether to make individual adjustments to the formula-driven MIP bonus amounts, which recommendations were considered and approved by the Committee. No pre-established weightings or specific metrics for the purpose of the individual adjustments were established within the broad categories, as the dynamic nature and demands of the business for those in top leadership positions fluctuate both across the group and within each area of responsibility over the course of the performance year. Decisions regarding individual adjustments were determined within Mr. Wasson’s and the Committee’s discretion after considering each executive’s contribution, as well as the goal that the sum total of the adjustments for all senior executives (excluding any Chief Executive Officer adjustments) would be effectively cost neutral. With regard to fiscal 2010, no individual adjustments were proposed for named executive officers except, in the case of Mr. Wagner, Mr. Wasson and the Committee considered his operating performance and his leadership role in the transformation of the Community Management division in approving a positive adjustment to his bonus of approximately 5%.

    The full Board of Directors reviewed the performance of Mr. Wasson using the same review process as noted above, applying those considerations appropriate for the Chief Executive Officer role. As a result of that review, the Committee determined to award Mr. Wasson his target MIP payout, as adjusted to reflect the Company’s performance in fiscal year 2010.

    Based on the above-described Company performance and individual performance adjustments, fiscal year 2010 bonuses under the MIP for the named executive officers were as follows:

			Company
			Performance	Fiscal 2010 Bonus
			Adjustment	as % of Fiscal
Name	Fiscal 2010 Salary	Target Bonus %	Factor(1)	2010 Salary		Fiscal 2010 Bonus
Gregory D. Wasson	$1,066,667	125%	124%	155.00%		$1,653,334
Wade D. Miquelon	$709,333	75%	124%	93.00%		$659,680
Mark A. Wagner	$650,167	75%	124%	97.65	%(2)	$634,888
Timothy J. Theriault(3)	$572,916	60%	124%	74.40%		$426,250
Kathleen Wilson-Thompson(3)	$347,989	60%	124%	74.40%		$258,904
____________________

(1)	As described above, based on the Company’s FIFO EBIT and Free Cash Flow performance relative to target during fiscal year 2010, the bonus percentage for senior executives prior to adjustment for individual performance was 124% of the executive’s target bonus.

(2)	As described above, a positive adjustment of approximately 5% was made to Mr. Wagner’s bonus based on individual performance.

(3)	The bonuses for Mr. Theriault and Ms. Wilson-Thompson were pro-rated to reflect the portion of the year these individuals served at the Senior Vice President level.

    A similar process was undertaken in October 2010 to set the MIP threshold/target/maximum performance levels and the corresponding bonus percentages for fiscal year 2011. The Committee’s goal was to establish performance goals for fiscal year 2011 that provide the same degree of challenge to achieve as those established for fiscal year 2010.

Long-Term Incentives

    A significant percentage of total compensation is allocated to long-term incentives as a result of the compensation philosophy described above. Each year the Committee reviews information provided by its compensation consultant and management to determine the appropriate level and mix of long-term incentive (“LTI”) compensation. Historically and in fiscal year 2010, the Committee granted a majority of total compensation to senior executives in the form of long-term incentives under the programs described below.

    The Committee makes annual decisions regarding appropriate long-term incentive grants, and these grant levels are set based on position level (that is, Chief Executive Officer, Chief Operating Officer, Executive Vice President, Senior Vice President, Vice President, and so forth). When determining the grant levels to apply to each position, the Committee considers executives’ levels of responsibility, historical award data, and practices at peer group companies. During fiscal year 2010, the Company’s Human Resources management worked with Hewitt Associates to review senior executive short-term and long-term incentive programs. A primary purpose of that review was to ensure that long-term incentive programs are properly promoting and rewarding the achievement of long-term performance objectives. The Committee reviewed and considered various alternative performance measures, and it also considered the appropriate types, mix and level of long-term incentives, as well as the appropriate length of the performance periods. As a result of that review, the Committee reached the following decisions, which were implemented for fiscal year 2010:
  Continue the use of stock options, Restricted Stock Units (“RSUs”) and the Performance Share Program.

  Continue to target the allocation of annual grants under these three programs to be approximately 40% stock options, 35% performance shares, and 25% RSUs.
    Based on this review, the fiscal year 2010 grant levels approved and implemented by the Committee, expressed as percentages of base salary, are as follows:

			Performance
Executive Level	Option Grant %	RSU Grant %	Share Grant %
Chief Executive Officer	535%	130%	180%
Chief Operating Officer	370%	90%	125%
Executive Vice President	290%	70%	100%
Senior Vice President	220%	55%	75%
Vice President	210%	50%	70%

    As a result of this review and in order to bring Mr. Wasson to a level of long-term incentive awards that aligns more closely with LTI opportunities at peer group companies, the Committee approved an increase in the grant percentages for fiscal year 2011 as follows: Option Grant of 715% of salary, RSU Grant of 175% of salary, and Performance Share Grant of 240% of salary. Although Mr. Wasson’s LTI grants remain below market levels for chief executive officers at peer group companies, the Committee’s current expectation is to increase his LTI grant levels to market competitive levels over the next two years as he gains time in position and continues his strong performance in that role.

    Mr. Theriault and Ms. Wilson-Thompson received pro-rated stock options and RSUs on their date of hire.

    Each of these three long-term incentive components is described in more detail below.

    Performance Share Program. Beginning in fiscal year 2009, the Performance Share Program was implemented as part of the Long-Term Performance Incentive Plan to replace the former Restricted Performance Share Plan. Under the Performance Share Program, executives receive annual grants of performance shares, which are measured and realized over a performance period covering three fiscal years. Each “performance share” represents the right to receive, if and to the extent designated performance goals within the three fiscal year performance period are satisfied, a share of common stock following completion of the performance period. Performance periods overlap, with a new three-year performance cycle beginning each fiscal year. At the end of each performance period, performance shares are distributed in shares of Walgreen Co. common stock based upon the level of achievement of the financial performance target set for that cycle. If we fail to meet threshold performance after three years, no performance shares will be earned and no payout of performance shares will be made with respect to that period.

    Performance share grants for fiscal year 2010 for the named executive officers were based on the senior executive target grant levels listed above. These grants are shown in the Grants of Plan-Based Awards table below, and the outstanding performance shares from these grants are included in the Outstanding Equity Awards at 2010 Fiscal Year End table below. The number of performance shares was computed by dividing the applicable percentage of base salary by the 30-day average stock price of Walgreen Co. common stock through the September 1, 2009 grant date.

    For the fiscal 2009-2011 performance period, the level of achievement of the previously-granted performance shares is tied to the level of achievement by the Company of combined earnings goals for the three fiscal year period ending August 31, 2011. Earnings for this purpose means pre-tax earnings measured based on the first in, first out (FIFO) accounting method for valuing inventory. For the fiscal 2010-2012 performance period, the performance measure under the program is return on invested capital (“ROIC”), also measured utilizing the FIFO methodology. Expressed as a percentage, ROIC is calculated by dividing (A) operating income, increased by the implied interest expense of lease payments and reduced by taxes at the applicable rate, by (B) the sum of shareholders’ equity, debt, last in first out (LIFO) reserve, deferred income taxes, and implied principal amount of leases. The Committee changed the methodology applicable under the Performance Share Program for the fiscal 2010-2012 performance period to better align short-term and long-term incentive program performance measures with market practices and current Company and shareholder objectives. The Committee believes ROIC is more typically used for incentive programs under which performance is measured over multi-year periods, such as the Performance Share Program.

    The Company does not publicly disclose its expectations of how the Company will perform on a prospective basis in future periods or specific long-term incentive plan targets applicable under its compensation programs, due to potential competitive harm. The Company believes revealing specific objectives prospectively would provide competitors and other third parties with insights into its confidential planning process and strategies, thereby causing competitive harm. The target performance goals for FIFO pre-tax earnings and FIFO ROIC, as applicable, for each three-year performance cycle correlate to the Company’s long range plan for that cycle. The performance goals are designed to be appropriately challenging, and there is a risk that payments will not be made at all or will be made at less than 100% of the target amount. The degree of difficulty, therefore, in achieving the target internal measures is designed to be reasonably aggressive.

    The chart below identifies the financial performance targets applicable to each performance period and presents the relevant threshold/target/maximum awards on a comparative basis:

	Performance			% of Performance
Performance Period	Measure	Performance Target		Shares Earned(1)
Fiscal 2009-2011	FIFO Pre-Tax	Below Threshold:	Less than 90.29% of	0% of target grant
	Earnings		performance target

		Threshold:	90.29% of	50% of target grant
performance target

		Target:	100% of performance	100% of target grant
target

		Maximum:	103.88% or more of	120% of target grant
performance target

Fiscal 2010-2012	FIFO Return on	Below Threshold:	Less than 89.45% of	0% of target grant
	Invested Capital		performance target

		Threshold:	89.45% of performance	50% of target grant
target

		Target:	100% of performance	100% of target grant
target

		Maximum:	110.19% or more of	150% of target grant
performance target
____________________

(1)	Performance between minimum and target, and between target and maximum, will earn performance shares on a pro-rated basis between 50% and 100% and between 100% and 120% or 150%, respectively.

    At the conclusion of each plan performance cycle, the Company will provide the three-year performance targets and results.

    While the Company has not yet completed a performance cycle under the Performance Share Program, the historical payouts achieved under the predecessor Restricted Performance Share Plan illustrate the Compensation Committee’s approach to setting challenging performance program targets. Under this predecessor program, through the end of fiscal year 2008, the Company had met or exceeded its FIFO pre-tax earnings objectives in one of the five most-recent performance periods. The average payout as a percentage of target over those five performance periods was 87.1%.

    Executive Stock Options. Stock options are granted annually under the Executive Stock Option Plan to the Company’s executives at the discretion of the Committee in order to enhance the link between shareholder value creation and executive pay. Grant levels are coordinated with those under other long-term incentive programs, and take into account the other elements of executive compensation, in order to maintain competitive levels of total long-term incentive compensation. Just as with other long-term incentive program grants, stock option grant levels are set for each senior executive position level, as detailed above.

    Annual stock option grants are made as of the first day of the fiscal year (September 1, 2009 for the 2010 fiscal year) and are approved in advance by the Committee at its quarterly meeting in July. At that meeting, the Committee approves the stock option award levels and relevant stock option terms and conditions applicable to executives and other eligible employees for the grant to be made as of the first day of the upcoming fiscal year. The Committee’s approval also addresses pro-rated grants to be made to individuals hired into eligible positions during the upcoming fiscal year and pro-rated grants to be made to individuals who are promoted into and among eligible positions during the upcoming fiscal year. In all of these cases, the Committee approves the terms of the stock options and delegates to Human Resources management the authority to carry out these stock option grants in accordance with the overall terms approved by the Committee. Pursuant to this delegation, the grant date for pro-rated grants to eligible new hires is the date of hire, and the grant date for pro-rated grants to eligible promoted employees is the later of the effective date of promotion or the date of approval of the promotion.

    Stock options are granted at an option exercise price not less than the fair market value of the Company’s common stock on the date of the grant. Accordingly, stock options have value only if the stock price appreciates following the date the options are granted. For purposes of determining fair market value, the option exercise price for stock options granted in fiscal year 2010 was the closing price of Walgreen Co. common stock on the NYSE on the grant date, September 1, 2009.

    Executive stock options become exercisable after a 36-month vesting period and expire ten years from the date of grant with special rules covering the various types of termination of employment that might occur during the vesting period or thereafter. The stock option grants to each of the named executive officers for fiscal year 2010 are shown in the Grants of Plan-Based Awards table below. The number of stock options granted to each executive was computed by dividing the applicable percentage of base salary by the average per-share closing price of Walgreen Co. common stock on the NYSE over the last 30 trading days of the fourth quarter of fiscal year 2009.

    Restricted Stock Units. Restricted stock units (RSUs) were added to the mix of Company long-term incentives starting in fiscal year 2009. RSUs are designed to complement stock options, and therefore the timing and structure of RSU grants are consistent with option grants in various ways. RSUs are granted annually under the Company’s Long-Term Performance Incentive Plan to the Company’s executives at the discretion of the Committee in order to enhance the link between shareholder value creation and executive pay and to reinforce the Company’s executive retention goals. Grant levels are coordinated with those under other long-term incentive programs, and take into account the other elements of executive compensation, in order to maintain competitive levels of total long-term incentive compensation. Just as with other long-term incentive program grants, RSU grant levels are set for each senior executive position level, as detailed above.

    Annual RSU grants are made as of the first day of the fiscal year (September 1, 2009 for the 2010 fiscal year) and are approved in advance by the Committee at its quarterly meeting in July. At that meeting, the Committee approves the RSU award levels and relevant RSU terms and conditions applicable to executives and other eligible employees for the grant to be made as of the first day of the upcoming fiscal year. The Committee’s approval also addresses pro-rated grants to be made to individuals hired into eligible positions during the upcoming fiscal year and pro-rated grants to be made to individuals who are promoted into and among eligible positions during the upcoming fiscal year. In all of these cases, the Committee approves the terms of the RSUs and delegates to Human Resources management the authority to carry out these RSU grants in accordance with the overall terms approved by the Committee. Pursuant to this delegation, the grant date for pro-rated grants to eligible new hires is the date of hire, and the grant date for pro-rated grants to eligible promoted employees is the later of the effective date of promotion or the date of approval of the promotion.

    RSUs become vested on the 36-month anniversary of the date of grant, assuming continued employment through that date, with special rules covering the various types of termination of employment that might occur during the vesting period. The RSU grants to each of the named executive officers for fiscal year 2010 are shown in the Grants of Plan-Based Awards table below, and the outstanding RSUs from these grants are included in the Outstanding Equity Awards at 2010 Fiscal Year End table below. The number of RSUs was computed by dividing the applicable percentage of base salary by the average per-share closing price of Walgreen Co. common stock on the NYSE over the last 30 trading days of the fourth quarter of fiscal year 2009. Dividend equivalents with respect to RSUs are credited as additional RSUs, subject to the same vesting conditions as the underlying RSUs.

Perquisites

    Consistent with the philosophy and culture of the Company, perquisites and personal benefits provided to the Chief Executive Officer and other senior executives are limited. They include an annual physical examination, limited reimbursement of health club dues, and preferred flight status within the United Airlines Mileage Plus Program. In addition and consistent with our objective to attract and retain a high-performing executive management team, we actively recruit outstanding candidates from all over the country to fill executive level openings and will reimburse the newly hired executive for relocation costs and pay the executive an amount equal to the tax resulting from the reimbursement. Ms. Wilson-Thompson was reimbursed in fiscal 2010 for costs associated with her relocation which have been reported in the “All Other Compensation” column of the “Summary Compensation Table” set forth below.

Retirement Plans and Programs

    The Company offers retirement benefits to its employees through a tax-qualified 401(k) Profit Sharing Retirement Plan. The Company also has a non-qualified supplemental Profit Sharing Restoration Plan for executives and other deferred compensation opportunities, as described below. The retirement benefits for the Company’s executive officers under the tax-qualified Profit Sharing Retirement Plan are the same as those available for other eligible employees. The Profit Sharing Retirement Plan is a defined contribution plan designed to accumulate retirement funds for participating Company employees, including executive officers, via individual and Company contributions.

    The Profit Sharing Restoration Plan is a supplemental retirement savings plan for executives. This Plan replaces the benefits for executives that the Company is unable to provide under the tax-qualified Profit Sharing Retirement Plan as a result of various tax law limitations that restrict contributions made for highly-compensated participants under that Plan. The amounts restricted from being deposited in a participant’s Profit Sharing Retirement Plan account due to these tax law limits are paid by the Company to the participant. These payments, net of tax withholdings, are eligible for contribution to the trust maintained under the Profit Sharing Restoration Plan for each participant, and then all participants’ trust accounts are collectively invested in a master trust. The Company makes payments to replace any shortfall in earnings credited to a participant’s trust account, as compared to the phantom after-tax equivalent earnings that the participant would have achieved if this money had been invested in his or her Profit Sharing Retirement Plan account. Prior to 2010, the Company paid to the executives a tax gross-up for two elements of the Profit Sharing Restoration Plan – one to make the contribution to the Plan equivalent to a pre-tax deferral and the other to make up for any tax due related to the earnings differential between the assets invested in the trust and the return on the investments in the tax-qualified 401(k) Profit Sharing Retirement Plan. Both of these tax gross-ups were eliminated in January 2010. In addition, the Profit Sharing Restoration Plan was frozen to new participants effective October 1, 2010 and will be frozen as to new contributions effective January 1, 2011. The Company also eliminated effective January 2010 a retirement benefit for senior executives at the Senior Vice President level and above who meet certain retirement eligibility that provided a six-month extension of full pay and benefits following the last day worked.

    The Company has also provided deferred compensation opportunities through separate non-qualified Deferred Compensation/Capital Accumulation Plans that have been offered to executives and other management-level employees from time to time. The most recent plans were offered in 2001 and 2006. Each plan has applied to a specific calendar year and afforded participating employees the opportunity to defer up to a maximum percentage of base salary, typically 10%, for that year. The deferred amount grows at a set crediting rate. An interim payment, if applicable, is made a set number of years after the deferral, and the remainder of the benefit is paid over a number of years commencing at age 65 or 70, with alternative payment rules in the event of termination of employment prior to retirement eligibility, or in the event of death or disability. Participants above a threshold age at the time of initial deferral can choose at that time to commence Plan benefits at age 65 or 70. No other distribution elections or election changes are permitted under these Plans. The latest of these Plans offered in calendar year 2006 allowed participants to defer up to 10% of base salary for that year and provides for an interest crediting rate of 10.5%. This crediting rate is designed to encourage participation and thereby serve as a retention vehicle, as participants only realize the full benefit of this rate of return if they reach retirement eligibility (age 55 and 10 years of service). The Committee has approved a new Deferred Compensation/Capital Accumulation Plan to be offered for 2011. The 2011 plan will be similar to those offered in prior years, with the exception that the interest crediting rate will be variable and based on the funds offered in the Walgreen Co. Profit-Sharing Retirement Plan. In addition, the distribution options will differ under this new plan to provide executives the opportunity to elect the time and form of payment at the time of enrollment in the plan. Earnings and accumulated balances for all applicable Deferred Compensation/ Capital Accumulation Plans are shown in the Nonqualified Deferred Compensation table below.

    The Company’s senior executives at the Senior Vice President level and above receive additional benefits following their retirement from the Company. These executives are able to continue receiving an annual Company-paid physical exam during retirement, to age 70, and are entitled to the continuation of preferred flight status within the United Airlines Mileage Plus Program. The above benefits are not contractual and are based on current Company policy, which is subject to change or termination at the discretion of the Committee. Where applicable, these retirement benefits are shown in the tables under “Potential Payments Upon Termination or Change in Control” below.

Relationship Between Compensation Plans and Risk

    The Compensation Committee initiated an enterprise-wide review of our compensation program to assess whether any of our compensation plans, either individually or in the aggregate, would encourage executives or employees to undertake unnecessary or inappropriate risks that were reasonably likely to have a material adverse impact on the Company. The Committee reviewed an internal assessment of our variable pay plans prepared by management and considered several factors including the type of plan, the number of participants in each plan, the participants’ level within the organization, the target and maximum payment potential and the performance criteria under each plan, and risk mitigating controls in place for each plan.

    Included in the assessment, the Committee and management evaluated those plans that were identified as having the potential to deliver a material amount of compensation, which for fiscal 2010 were the annual and long-term incentive plans that are described earlier in the Compensation Discussion and Analysis. The Committee concluded that it is not reasonably likely that risks arising from our compensation policies and practices would have a material adverse effect on the Company due to a variety of factors. In reaching this conclusion, the Committee considered the following factors:
  our compensation program is designed to provide a mix of both fixed and variable incentive compensation;

  our compensation program is balanced between a variety of different measures and both short-term and long-term incentives designed to reward execution of our short-term and long-term corporate strategies;

  we allocate compensation among base salary, annual cash incentives, stock options, restricted stock units and performance shares, including both service-based and performance-based criteria;

  the annual incentive component of our executive compensation program involves cash-based plan awards that are payable if, and only to the extent that, pre-established corporate financial and individual performance objectives are achieved;

  incentive compensation includes components that are paid based on results averaged out over several years and vest over an extended period;

  executives are required to own a specified level of shares in order to comply with the share ownership guidelines, encouraging long-term focus on enhancing shareholder value; and

  we have adopted a “clawback policy” applicable to all officers that is designed to allow the Company to recoup incentive compensation paid when there is a restatement or misconduct, including fraud.

Compensation Recovery Policy

    The Board of Directors has adopted a recoupment or “clawback” policy for cash and equity incentive awards paid to executive officers. The policy provides that in the event that there was a restatement of incorrect financial results, the Committee will seek reimbursement of the incremental portion of awards paid to executive officers in excess of the awards that would have been paid based on the restated financial results. All forms of incentive compensation are subject to this policy. The Committee may look back over the three year period prior to the restatement for the recoupment and may look to current and former executives. In addition, the policy provides the Committee the discretion to recoup amounts of excess incentive compensation paid to any officer in conjunction with any materially incorrect results (even if not resulting in a restatement), or misconduct on the part of the officer, including fraud or other conduct that would lead to a “for cause” termination.

Employment Agreements

    The Company has employment agreements (the “Agreements”) with the named executive officers and most other executives of the Company. These Agreements are the same for all applicable executives. Each Agreement becomes effective only upon a change of control of the Company. Each Agreement becomes operative for a three-year “Employment Period” following a change in control. In the event that the executive is dismissed without cause or resigns for good reason during the Employment Period, he or she is entitled to all accrued but unpaid compensation and benefits and a lump-sum cash payment, which is designed to replicate the cash compensation (base salary and bonus) plus certain benefits that the executive would have received during the remainder of the three-year Employment Period. These payments and benefits would be reduced to the extent necessary to avoid the application of any golden parachute (Internal Revenue Code Section 280G) excise tax. See “Potential Payments Upon Termination or Change in Control” below for a more detailed description of the Agreements, including the definitions of change in control, cause and good reason, and the compensation and benefits that could be paid under each Agreement to the applicable named executive officer.

    The purpose of the Agreements is to provide reasonable personal protection to each covered executive in the context of an actual or potential change in control of the Company, and thereby eliminate or significantly reduce any distraction that might otherwise be caused by uncertainty over the executive’s personal employment and financial circumstances. The Committee believes that the structure of the Agreements as three-year employment agreements provides the appropriate level of protection to the executive for that critical period following a change in control, at a reasonable cost to the Company, especially given that each executive is likely to continue to work for all or at least some portion of the Employment Period. In addition, the definition of good reason includes the ability of the executive to terminate his or her employment for any reason within the 30-day window following the first anniversary of the change in control, and this serves as a significant incentive for the executive to remain with the Company for what is typically a critical one-year transition period immediately following a change in control.

    The Committee continues to assess the reasonableness of the Agreements, both as to content and as to the eligible group of employees, and to consider whether any changes are appropriate going forward.

    The Company entered into Separation and Release Agreements with each of Messrs. Blaylock and Riedl. With respect to Mr. Blaylock, this Agreement supersedes his Severance Agreement, which a subsidiary of the Company had assumed upon the acquisition of Medmark Inc. in August 2006. Mr. Blaylock’s and Mr. Riedl’s Separation and Release Agreements provide for certain payments, as described in “Potential Payments Upon Termination or Change in Control” below. In return for these payments, Messrs. Blaylock and Riedl agreed to be bound by Non-Competition, Non-Solicitation and Confidentiality Agreements for periods of eighteen months and two years, respectively.

Share Ownership Guidelines for Senior Executives

    The Board of Directors adopted executive share ownership guidelines in 2008. Under the guidelines, each executive is expected to accumulate the lesser of the fixed and variable number of shares within the later of five years from commencement of senior executive status and November 1, 2013 as follows:

Executive Level	Fixed Number of Shares	Variable Number of Shares
Chief Executive Officer	230,000	5x Salary
Chief Operating Officer	130,000	4x Salary
Executive Vice President	60,000	3x Salary
Senior Vice President	30,000	2x Salary
Vice President	22,500	2x Salary

    The following are included in determining the executive’s share ownership for purposes of these guidelines: shares held by minor dependents and spouses; unvested restricted stock and restricted stock units, discounted by an assumed tax rate of 35% and only up to 50% of the applicable target; and earned shares under the Performance Share Program. The Committee reviewed executive progress towards meeting these goals in October 2010. Using reasonable assumptions regarding executive salary and stock appreciation, the Committee concluded that executives are progressing towards their goals in a manner that will allow them to meet either the fixed or variable share objectives within the prescribed time frames.

Insider Trading Restrictions and Policy Against Hedging

    Our insider trading policy prohibits directors, employees and certain of their family members from purchasing or selling any type of security, whether issued by us or another company, while such person is aware of material non-public information relating to the issuer of the security or from providing such material non-public information to any person who may trade while aware of such information. Trades by directors and executive officers are prohibited during certain prescribed blackout periods and are required to be pre-cleared by appropriate Walgreens personnel. This policy also prohibits directors and executive officers from engaging in “short sales” with respect to our securities, entering into “derivative” transactions, including exchange-traded put or call options, with respect to our securities, or engaging in hedging or monetization transactions, such as collars or forward sale contracts, with respect to our securities.

Tax-Deductibility of Executive Officer Compensation - Section 162(m) Deferred Compensation Plan

    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to each of a company’s chief executive officer and certain other highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. It is the Committee’s objective to maximize deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives.

    In accordance with that objective, certain long-term incentives (stock options, remaining Restricted Performance Share Program awards and Performance Share Program awards) are designed as qualifying performance-based compensation, while short-term incentives under the Management Incentive Plan and restricted stock units are not. In addition, with respect to any compensation payable to an applicable executive officer that would otherwise be nondeductible, it is the Company’s policy that such amounts be deferred until the limitation on deductibility no longer applies with respect to such person. The Company maintains the Walgreen Co. Section 162(m) Deferred Compensation Plan for this purpose. Under this Section 162(m) Deferred Compensation Plan, for each fiscal year compensation that would otherwise exceed the Section 162(m) deductibility limit is automatically deferred. Deferred cash amounts are credited with interest based on the prime lending rate plus any excess of the prime lending rate over the federal funds rate. These amounts are then paid after the participant’s termination of employment, based on the participant’s advance elections as to form and timing of payment. Mr. Wasson and Mr. Wagner are participants in this Plan. Activity under this Plan during fiscal year 2010 for Messrs. Wasson and Wagner is included in the Nonqualified Deferred Compensation for the 2010 Fiscal Year table below.

Compensation Committee Report on Executive Compensation

    The Compensation Committee of the Board of Directors includes four directors who are independent, as defined under SEC rules and the listing standards of the New York Stock Exchange, The NASDAQ Global Select Market and the Chicago Stock Exchange, as well as the Company’s independence standards. Additionally, each member of the Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee reviews the Company’s Compensation Discussion and Analysis on behalf of the Board of Directors.

    The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis above be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2010.

Compensation Committee

James A. Skinner, Chairman
William C. Foote
Ginger L. Graham
Nancy M. Schlichting

Executive Compensation Tables and Supporting Information

Summary Compensation Table

    The following table summarizes the compensation for the 2010, 2009 and 2008 fiscal years of each of the Company’s fiscal 2010 “named executive officers,” who consist of:
  President and Chief Executive Officer, Gregory D. Wasson;

  Executive Vice President and Chief Financial Officer, Wade D. Miquelon;

  the next three most highly compensated executive officers who were serving at the end of the 2010 fiscal year (based on the amount shown in the “Total Compensation” column reduced by the amount shown in the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column); and

  two former executive officers for whom disclosure would have been provided pursuant to the preceding bullet point but for the fact that each person was not serving as an executive officer at the end of the 2010 fiscal year.
							Change in
							Pension Value
							and Non-
							qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other	Total
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Compensation
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)
Gregory D. Wasson	2010	1,066,667	—	3,382,146	1,719,884	1,653,334	14,235	194,577	8,030,843
President and Chief	2009	910,833	—	2,626,134	1,675,225	800,000	12,357	143,412	6,167,961
Executive Officer	2008	750,000	—	230,238	1,343,449	649,538	10,986	150,971	3,135,182

Wade D. Miquelon	2010	709,333	—	1,298,286	652,592	659,680	17,156	130,332	3,467,379
Executive Vice President and	2009	656,250	—	820,527	455,425	310,767	15,526	47,287	2,305,782
Chief Financial Officer	2008	131,448	150,000	1,116,316	515,318	98,420	1,650	10,791	2,023,943

Mark A. Wagner	2010	650,167	—	1,187,928	597,116	634,888	4,612	97,354	3,172,065
President, Community	2009	630,333	—	1,036,980	572,013	326,176	4,118	97,683	2,667,303
Management	2008	590,000	—	150,747	844,448	466,306	3,896	129,011	2,184,408

Timothy J. Theriault	2010	572,916	300,000	2,057,333	454,478	426,250	—	29,455	3,840,432
Senior Vice President

Kathleen Wilson-Thompson	2010	347,989	450,000	1,843,142	663,085	258,904	—	78,533	3,641,653
Senior Vice President

Stanley B. Blaylock	2010	482,530	—	1,310,588	416,205	33,787	—	1,335,160	3,578,270
Former Senior Vice President	2009	575,667	—	714,975	391,261	238,310	—	93,805	2,014,018
	2008	459,604	—	181,083	297,820	252,042	—	64,636	1,255,185

George J. Riedl	2010	393,179	—	1,486,879	2,549,507	249,113	5,452	1,152,523	5,836,653
Former Senior Vice President	2009	587,500	—	823,464	572,013	209,483	4,877	122,728	2,320,065
	2008	590,000	—	150,747	844,448	466,306	4,551	146,402	2,202,454
____________________

(1)	Includes base salary earned in the fiscal year, whether or not deferred. See “Compensation Discussion and Analysis” above for more information on base salary analysis and determinations. Base salary for Mr. Theriault and Ms. Wilson-Thompson is for the portion of the fiscal year during which each was employed.

(2)	Represents deferred sign-on bonus provided to Mr. Miquelon and sign-on bonuses provided to Mr. Theriault and Ms. Wilson-Thompson as part of their respective new-hire packages. Mr. Theriault and Ms. Wilson-Thompson received $50,000 and $100,000, respectively, as a deferred sign-on bonus with the remaining amount paid in cash upon being hired.

(3)	Represents the aggregate grant date fair value of awards in the years indicated determined in accordance with FASB ASC Topic 718 including with respect to contingent performance shares granted under the Performance Share Program and restricted stock unit (RSU) grants. These are not amounts paid to or realized by the executive. Descriptions of these programs are provided under “Compensation Discussion and Analysis” above. Increases in this column from 2008 to 2009 were due primarily to the changes in the mix of long-term incentives beginning in 2009. As a result of these changes, a larger portion of the total long-term incentives is reflected in this column in 2009 and 2010, with corresponding adjustments to the stock option and non-equity incentive plan compensation columns. All fiscal year 2010 grants are reflected in the Grants of Plan-Based Awards table below. The cumulative number of restricted shares, RSUs and performance shares held by each named executive officer, and their aggregate market value at August 31, 2010, are shown in the Outstanding Equity Awards at 2010 Fiscal Year End table below. Dividends on restricted shares are reinvested in restricted shares in the same amount and at the same time as dividends are paid to other holders of common stock. Dividend equivalents with respect to RSUs are credited as additional RSUs, subject to the same vesting restrictions as the underlying RSUs. The values of the dividends and dividend equivalents are reported in the All Other Compensation column and not in the Stock Awards column.

(4)	Represents the grant date fair value of awards in the years indicated determined in accordance with FASB ASC Topic 718 with regard to stock options granted in the fiscal year indicated. These are not amounts paid to or realized by the officer. A description of this program is provided under “Compensation Discussion and Analysis” above. Detailed Black-Scholes assumptions under FASB ASC Topic 718 are set forth on page 37 of the Company’s 2010 Annual Report. Stock options granted to the named executive officers in fiscal year 2010 are reflected in the Grants of Plan-Based Awards table below. Stock options that remain outstanding are reflected in the Outstanding Equity Awards at 2010 Fiscal Year-End table below.

(5)	Includes the annual incentive compensation earned for each fiscal year. See “Compensation Discussion and Analysis” above for details concerning the Management Incentive Plan. In addition, for Messrs. Blaylock and Riedl, the amount for fiscal year 2010 includes cash payments under the former Restricted Performance Share Program.

(6)	Reflects above-market interest earned on non-qualified deferred compensation for each fiscal year. See the Nonqualified Deferred Compensation for the 2010 Fiscal Year table below and “Compensation Discussion and Analysis” above for further information concerning these deferred compensation benefits.

(7)	Detail of the amounts reported in the “All Other Compensation” column for fiscal year 2010 is provided in the table below.

					Ms.
	Mr.	Mr.	Mr.	Mr.	Wilson-	Mr.	Mr.
Item	Wasson	Miquelon	Wagner	Theriault	Thompson	Blaylock	Riedl
Term Life Insurance	$12,006	$ 4,300	$4,170	$ 3,464	$ 2,323	$2,041	$1,166
Profit Sharing Retirement Plan	12,865	12,865	12,865	—	—	12,865	12,865
Profit Sharing Restoration Plan	89,000	25,286	47,064	—	—	32,243	41,348
Dividends Paid on Unvested Restricted Stock	4,333	354	3,334	—	—	610	1,913
Dividend Equivalents on Unvested RSUs	46,350	15,118	15,543	23,702	18,554	7,793	2,973
Perquisites and Personal Benefits (a)	8,271	46,262	4,240	—	40,742	10,337	32,872
Tax Gross-Ups (b)	14,308	22,076	6,241	—	15,514	3,654	94,970
Severance (c)	—	—	—	—	—	1,263,173	963,892
Other	7,444	4,071	3,897	2,289	1,400	2,444	524
Total	$194,577	$130,332	$97,354	$29,455	$78,533	$1,335,160	$1,152,523
____________________

(a)	Includes for each person Company cost relating to annual physical examination and reimbursement of certain health club fees. Amount for Mr. Blaylock includes temporary housing expense. Individual components exceeding $10,000 are: temporary housing expenses and closing costs of $41,767 and $38,541 for Mr. Miquelon and Ms. Wilson-Thompson, respectively, and additional interest payments under the deferred compensation plan of $32,872 for Mr. Riedl. The Company car benefit provided in prior years was discontinued in January 2009.

(b)	Amounts include tax gross-up payments for taxable portion of temporary housing expenses, relocation expenses, and trust earnings and earnings differential payments under the Profit Sharing Restoration Plan, if any. See “Compensation Discussion and Analysis” above for more information regarding these Profit Sharing Restoration Plan payments. The tax gross-up payments for the trust earnings and earnings differential were eliminated in January 2010. The amounts shown reflect the gross-up for benefits attributable to the 2009 plan year, but paid during 2010. Individual components exceeding $10,000 are: gross-up payments for the taxable portion of profit sharing trust earnings totaling $14,308, and $26,082 for Messrs. Wasson and Riedl, respectively, and temporary housing expenses and closing costs totaling $22,076 and $15,514 for Mr. Miquelon and Ms. Wilson-Thompson, respectively. For Mr. Riedl, this amount includes $68,888 in tax gross-up payments related to the accelerated deferred compensation payments made in connection with his separation from the Company.

(c)	Amounts include base severance pay of $900,000, bonus severance pay of $359,002 and medical pay of $4,171 for Mr. Blaylock. Amounts include base severance pay of $620,000, bonus severance pay of $300,000, outplacement pay of $40,000 and medical reimbursement of $3,892 for Mr. Riedl. Mr. Riedl’s severance amount is payable in two installments, the second of which will be made in fiscal 2011 and is subject to a non-compete agreement.

Grants of Plan-Based Awards

    The following table sets forth certain information regarding awards for fiscal year 2010 under the Company’s Executive Stock Option Plan (ESOP), Performance Share Program (PSP), Restricted Stock Unit (RSU) Program and Management Incentive Plan (MIP). These short-term and long-term incentive programs are described more fully under “Compensation Discussion and Analysis” above.

											All Other
											Option		Grant
											Awards:	Exercise	Date Fair
										All	Number of	or Base	Value of
				Estimated Future Payouts Under			Estimated Future Payouts Under			Other	Securities	Price of	Stock and
				Non-Equity Incentive Plan Awards(2)			Equity Incentive Plan Awards(3)			Stock	Underlying	Option	Option
	Plan	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards	Options	Awards	Awards
Name	Name	Date	Date(1)	($)	($)	($)	(#)	(#)	(#)	(#)(4)	(#)(5)	($/Sh)(6)	($)
Gregory D. Wasson	ESOP	9/1/09	7/8/09								171,474	34.04	1,719,884
	PSP	9/1/09	10/13/09				28,846	57,692	86,538
	RSU	9/1/09	7/8/09							42,416			1,443,841
	MIP	10/13/09	10/13/09	666,667	1,333,334	2,666,668
Wade D. Miquelon	ESOP	9/1/09	7/8/09								65,064	34.04	652,592
	PSP	9/1/09	10/13/09				11,217	22,435	33,652
	RSU	9/1/09	7/8/09							15,988			544,232
	MIP	10/13/09	10/13/09	266,000	532,000	1,064,000
Mark A. Wagner	ESOP	9/1/09	7/8/09								59,533	34.04	597,116
	PSP	9/1/09	10/13/09				10,264	20,528	30,792
	RSU	9/1/09	7/8/09							14,629			497,971
	MIP	10/13/09	10/13/09	243,813	487,625	975,250
Timothy J. Theriault	ESOP	10/1/09	8/20/09								40,398	38.19	454,478
	PSP	10/1/09	10/13/09				6,886	13,772	20,658
	RSU	10/1/09	8/20/09							10,281			392,631
	RSU	10/1/09	8/20/09							30,540			1,166,323
	MIP	10/13/09	10/13/09	171,875	343,750	687,500
Kathleen
Wilson-Thompson	ESOP	1/4/10	11/6/09								24,204	37.30	271,085
	ESOP	1/4/10	11/6/09								35,000	37.30	392,000
	PSP	1/4/10	10/13/09				4,181	8,363	12,544
	RSU	1/4/10	11/6/09							6,138			228,947
	RSU	1/4/10	11/6/09							35,506			1,324,374
	MIP	1/4/10	10/13/09	104,397	208,793	417,586
Stanley B. Blaylock	ESOP	9/1/09	7/8/09								41,496	34.04	416,205
	PSP	9/1/09	10/13/09				7,073	14,146	21,219
	RSU	9/1/09	7/8/09							10,495			357,263
	MIP	10/13/09	10/13/09	178,850	357,700	715,400
George J. Riedl	ESOP	9/1/09	7/8/09								38,782	34.04	388,983
	PSP	9/1/09	10/13/09				6,610	13,221	19,831
	RSU	9/1/09	7/8/09							9,729			331,169
	MIP	10/13/09	10/13/09	165,000	330,000	660,000
____________________

(1)	Target awards and related performance goals/targets for the MIP and the PSP for fiscal year 2010 were approved at the October 13, 2009 meeting of the Compensation Committee of the Board. Stock options and RSUs were granted on September 1, 2009, the first day of fiscal year 2010, and were approved in advance by the Compensation Committee on July 8, 2009. See “Compensation Discussion and Analysis” for a description of this stock option and RSU approval process. Grants to Mr. Theriault and Ms. Wilson-Thompson for fiscal year 2010 were pro-rated to cover the period from their date of hire to the end of the fiscal year, and such grants to new hires are within the approvals of the Compensation Committee described above.

(2)	These amounts represent the threshold, target and maximum annual incentives under the MIP for fiscal year 2010. The related performance targets and results are described in detail under “Compensation Discussion and Analysis.” The threshold award was set at 50% of the target award, and the maximum award was set at 200% of the target award. The actual earned awards under the MIP for fiscal year 2010 are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(3)	These share numbers represent the threshold, target and maximum performance share awards under the PSP for the fiscal 2010 to 2012 performance period. The PSP is described in detail under “Compensation Discussion and Analysis.” The threshold award was set at 50% of the target performance share award, and the maximum award was set at 150% of the target performance share award. The threshold level of shares and corresponding value are reflected in the far right columns of the Outstanding Equity Awards at 2010 Fiscal Year End table below.

(4)	Represents the number of RSUs granted in fiscal year 2010, including additional RSUs credited in lieu of cash dividends. RSUs vest on the third anniversary of the grant date, except for the RSUs granted to Mr. Theriault upon his date of hire. One-third of these RSUs vested on September 1, 2010, one-third vest on September 1, 2011 and one-third vest on September 1, 2012.

(5)	All of these stock options vest on the third anniversary of the grant date and expire on the tenth anniversary of the grant date.

(6)	The exercise price for stock options is the per-share closing price of Walgreen Co. stock on the grant date, or the last trading day preceding the grant date if the grant date was not a trading day.

Outstanding Equity Awards at 2010 Fiscal Year-End

     The following table reflects outstanding vested and unvested stock options, as well as unvested/unearned restricted stock, restricted stock units and performance shares held by the named executive officers as of the end of fiscal year 2010.

	Option Awards(1)					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan Awards:
								Plan Awards:	Market or
							Market	Number of	Payout Value
		Number				Number of	Value of	Unearned	of Unearned
		of	Number of			Shares or	Shares or	Shares, Units	Shares, Units
		Securities	Securities			Units of	Units of	or Other	or Other
		Underlying	Underlying	Option		Stock	Stock That	Awards That	Awards That
	Option	Unexercised	Unexercised	Exercise	Option	That Have	Have Not	Have Not	Have Not
	Grant	Options (#)	Options (#)	Price	Expiration	Not Vested	Vested	Vested	Vested
Name	Date	Exercisable	Unexercisable	($)	Date	(#)(2)	($)(2)	(#)(3)	($)(3)
Gregory D. Wasson	9/1/02	16,402	—	34.75	9/1/12
	9/1/04	24,279	—	36.45	9/1/14
	9/1/05	22,987	—	46.33	9/1/15
	10/12/05	6,666	—	44.12	10/12/15
	9/1/06	36,393	—	49.46	9/1/16
	5/1/07	9,491	—	43.90	5/1/17
	9/1/07	—	77,656	45.07	9/1/17
	9/1/08	—	78,712	36.43	9/1/18
	2/1/09	—	76,016	27.41	2/1/19
	9/1/09	—	171,474	34.04	9/1/19
						83,835	2,253,482	51,124	1,374,213
Wade D. Miquelon	6/16/08	—	12,765	36.25	6/16/18
	6/16/08	—	30,000	36.25	6/16/18
	9/1/08	—	37,743	36.43	9/1/18
	7/8/09	—	1,124	29.76	7/8/19
	9/1/09	—	65,064	34.04	9/1/19
						56,433	1,516,932	17,650	474,432

	Option Awards(1)					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan Awards:
								Plan Awards:	Market or
							Market	Number of	Payout Value
		Number				Number of	Value of	Unearned	of Unearned
		of	Number of			Shares or	Shares or	Shares, Units	Shares, Units
		Securities	Securities			Units of	Units of	or Other	or Other
		Underlying	Underlying	Option		Stock	Stock That	Awards That	Awards That
	Option	Unexercised	Unexercised	Exercise	Option	That Have	Have Not	Have Not	Have Not
	Grant	Options (#)	Options (#)	Price	Expiration	Not Vested	Vested	Vested	Vested
Name	Date	Exercisable	Unexercisable	($)	Date	(#)(2)	($)(2)	(#)(3)	($)(3)
Mark A. Wagner	9/1/00	8,517	—	32.88	9/1/10
	9/1/01	9,315	—	34.35	9/1/11
	2/1/02	2,009	—	36.28	2/1/12
	9/1/02	18,820	—	34.75	9/1/12
	9/1/03	22,843	—	32.57	9/1/13
	9/1/04	24,279	—	36.45	9/1/14
	9/1/05	21,497	—	46.33	9/1/15
	3/1/06	4,603	—	44.86	3/1/16
	9/1/06	36,393	—	49.46	9/1/16
	9/1/07	—	48,812	45.07	9/1/17
	9/1/08	—	48,558	36.43	9/1/18
	9/1/09	—	59,533	34.04	9/1/19
						29,686	797,968	18,636	500,936
Timothy J. Theriault	10/1/09	—	40,398	38.19	10/1/19
						40,820	1,097,252	6,886	185,096
Kathleen
Wilson-Thompson	1/4/10	—	24,204	37.30	1/4/20
	1/4/10	—	35,000	37.30	1/4/20
						41,644	1,119,395	4,181	112,385
Stanley B. Blaylock	10/31/06	572	—	43.68	9/23/10
						—	—	—	—
George J. Riedl	9/1/00	3,802	—	32.88	9/1/10
	9/1/01	3,930	—	34.35	9/1/11
	12/3/01	545	—	33.00	12/3/11
	9/1/02	9,496	—	34.75	9/1/12
	1/8/03	3,684	—	31.94	1/8/13
	9/1/03	21,461	—	32.57	9/1/13
	9/1/04	26,337	—	36.45	9/1/14
	9/1/05	24,088	—	46.33	12/31/14
	1/12/06	4,010	—	43.20	12/31/14
	9/1/06	36,393	—	49.46	12/31/14
	9/1/07	—	48,812	45.07	12/31/14
	9/1/08	—	48,558	36.43	12/31/14
	9/1/09	—	12,962	34.04	12/31/14
						—	—	6,305	169,478
____________________

(1)	All stock options vest on the third anniversary of the grant date, except the new-hire stock option grant of 30,000 shares to Mr. Miquelon on June 16, 2008, which vests as to one-third of the shares on each of the third, fourth, and fifth anniversaries of the grant date. All stock options expire on the tenth anniversary of the grant date.

(2)	Includes the number and value of the following types of awards:

• Restricted shares issued through fiscal year 2008 under the former Restricted Performance Share Program, which vest 25% per year over a four-year period.

	•	Restricted stock units (RSUs) issued in fiscal year 2009 and fiscal year 2010 under the Company’s Long-Term Performance Incentive Plan. These RSUs vest on the third anniversary of the grant date.

	•	New hire restricted shares granted to Mr. Miquelon, which vest as to one-third of the shares on each of the third, fourth, and fifth anniversaries of the grant dates, to Mr. Theriault, which vest as to one-third of the shares on September 1, 2010, September 1, 2011 and September 1, 2012, and to Ms. Wilson-Thompson, which vest on the third anniversary of the grant date.

(3)	Represents the number and value of performance shares, based on the threshold performance level, under the Company’s Performance Share Program. See “Compensation Discussion and Analysis” above for a description of this program.

Option Exercises and Stock Vested in 2010 Fiscal Year

     The following table reflects information regarding restricted shares that vested during fiscal year 2010 (on August 31, 2010) under the Restricted Performance Share Program, which the Company ended in fiscal year 2009. No named executive officer exercised a stock option in fiscal year 2010.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)(1)
Gregory D. Wasson	—	—	2,953	79,377
Wade D. Miquelon	—	—	198	5,322
Mark A. Wagner	—	—	2,372	63,759
Timothy J. Theriault	—	—	—	—
Kathleen Wilson-Thompson	—	—	—	—
Stanley B. Blaylock	—	—	15,974	466,709
George J. Riedl	—	—	11,747	421,911
____________________

(1)	Based on the fair market value of Company common stock of $26.88 on the vesting date, August 31, 2010. The stock awards reflected for Mr. Blaylock include the prorated RPSP awards, RSUs and a portion of his prorated restricted stock awards that vested on June 23, 2010. Mr. Blaylock’s remaining prorated restricted stock awards vested on April 13, 2010. Mr. Riedl’s RPSP stock vested on December 31, 2009 and prorated RSUs vested on February 26, 2010.

Nonqualified Deferred Compensation for the 2010 Fiscal Year

     The following table reflects contributions, earnings, withdrawals and end-of-year balances under nonqualified deferred compensation plans. The applicable plans are as follows: (1) Deferred Compensation/ Capital Accumulation Plans that have been offered in specific years (most recently 2006), which are collectively referred to below as the “DCP”; and (2) the Section 162(m) Deferred Compensation Plan, which provides for automatic deferrals of any compensation that would otherwise be non-deductible under the $1 million tax deductibility limit, which is referred to below as “162M”. See “Compensation Discussion and Analysis” above for further information regarding these plans. Activity under the Company’s Profit Sharing Restoration Plan is not included below, because that Plan provides benefits on an after-tax basis and therefore is not a deferred compensation program. See “Retirement Plans and Programs” within the “Compensation Discussion and Analysis” section for a description of the Profit Sharing Restoration Plan.

						Aggregate
		Executive	Registrant	Aggregate	Aggregate	Balance at Last
		Contributions in	Contributions in	Earnings in	Withdrawals/	Fiscal Year End
		Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Distributions	(8/31/10)
Name	Plan Name	($)(1)	($)	($)(2)	($)	($)(3)
Gregory D. Wasson	DCP	—	—	35,241	—	281,626
	162M	1,003,941	—	62,626	—	1,351,113
Wade D. Miquelon	DCP	—	—	19,231	—	202,385
Mark A. Wagner	DCP	—	—	10,503	—	98,510
	162M	25,327	—	1,391	—	26,718
Timothy J. Theriault	DCP	50,000	—	4,813	—	54,813
Kathleen Wilson-Thompson	DCP	100,000	—	6,904	—	106,904
Stanley B. Blaylock		—	—	—	—	—
George J. Riedl	DCP	—	—	12,207	179,213	—
	162M	—	—	243	—	12,664
____________________

(1)	For Mr. Wasson, the amount shown in this column includes $203,940 reflected in the 2010 amount in the “Salary” column of the Summary Compensation Table above and $800,000 reflected in the 2009 amount in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For Mr. Wagner, the amount shown in this column is reflected in the 2010 amount in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For Mr. Theriault and Ms. Wilson-Thompson, the amount shown in this column is reflected in the 2010 amount in the “Bonus” column of the Summary Compensation Table.

(2)	The above-market portion of the DCP and 162M earnings shown in this column is included in the 2009 amount in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above.

(3)	In addition to the amounts described in footnotes (1) and (2) above, includes the following amounts reported as compensation for fiscal years 2008 and 2009 in the Summary Compensation Table above:

			2008 Non-	2008 Change in Pension			2009 Change in Pension
			Equity	Value and Nonqualified			Value and Nonqualified
	2008	2008	Incentive Plan	Deferred Compensation			Deferred Compensation	2009 All Other
	Salary	Bonus	Compensation	Earnings	2009 Salary	2009 Bonus	Earnings	Compensation
Name	($)	($)	($)	($)	($)	($)	($)	($)
Gregory D. Wasson	—	—	—	10,986	—	800,000	12,357	—
Wade D. Miquelon	—	150,000	—	1,650	—	—	15,526	—
Mark A. Wagner	—	—	—	3,896	—	25,327	4,118	—
Timothy J. Theriault	—	—	—	—	—	—	—	—
Kathleen Wilson-Thompson	—	—	—	—	—	—	—	—
Stanley B. Blaylock	—	—	—	—	—	—	—	—
George J. Riedl	—	—	—	4,551	—	—	4,877	—

Potential Payments Upon Termination or Change in Control

     The information and tables below describe and illustrate compensation and benefits payable to each of the named executive officers of the Company in the event of termination of employment. The tables show the amount of compensation payable to each executive upon termination following a change of control, and other termination events.

     Payments/Benefits Upon Any Termination of Employment. Upon termination of employment, the executive will be entitled to receive amounts earned during his or her term of employment. These amounts include:
  any earned awards that are not yet paid, including unpaid awards under the Management Incentive Plan for the completed fiscal year;

  vested stock options;

  account balances under the Profit Sharing Retirement Plan and the Profit Sharing Restoration Plan;

  Deferred Compensation/Capital Accumulation Plan benefits and Section 162(m) Deferred Compensation Plan benefits, to the extent the executive has participated; and

  earned but unused vacation pay.
     Additional Payments/Benefits Upon Retirement. Additional benefits apply if the executive retires after reaching applicable retirement age and service thresholds as follows:
  Age 55 and 10 years of service:
  a pro-rated award under the Management Incentive Plan for the final partial year of participation;

  outstanding stock options continue to vest and remain exercisable until the earlier of five years from the executive’s retirement date and the expiration of the 10-year term of the stock option (shorter exercise periods apply to any stock options granted prior to the individual’s promotion to the executive level);

  full vesting of all unvested stock and cash under the former Restricted Performance Share Program, subject to Compensation Committee approval of retirement status;

  pro-rated vesting of all unvested RSUs based on the portion of the vesting period completed through the retirement date;

  a pro-rated portion of performance shares earned at the end of the performance period, based on the portion of the performance period completed through the retirement date and actual performance results for such performance period;

  special retirement benefits applicable to Senior Vice Presidents and above, which consists of a continuation of Company-paid annual physical and United Airlines preferred flight executive premier status to age 70; and

  eligibility for retirement payments under the Deferred Compensation/Capital Accumulation Plans, to the extent the executive has participated.
  Age 55 and 25 years of service:
  eligibility for retirement benefits described above (55 & 10); and

  eligibility for retiree medical and prescription drug coverage, if hired prior to 2002.
     Alternatively, senior executives hired prior to 2002 who are not eligible for regular retiree medical/ prescription drug coverage because they do not meet the age or service threshold, are eligible for the Select Senior Executive Retiree Medical Expense Plan if they have combined age and service of at least 72 years at retirement. This Plan reimburses up to $4,350 per year in medical expenses up to age 65 and up to $2,200 in medical expenses after age 65 for each of the retiree and his or her spouse.

     Payments/Benefits Upon Death or Disability. In the event of the death or disability of a named executive officer, in addition to the benefits listed under the heading “Payments/Benefits Upon Any Termination of Employment,” the following payments/benefits apply:
  except to the extent disability or death benefits, as applicable, are more favorable, as listed below, the retirement benefits listed above shall apply to the extent the executive had reached the requisite retirement age and service thresholds;

  a pro-rated award under the Management Incentive Plan for the final partial year of participation based on the executive’s paid-through date in such fiscal year;

  outstanding stock options continue to vest and remain exercisable until the earlier of five years from the executive’s termination due to death or disability and the expiration of the 10-year term of the stock option (shorter exercise periods apply to any stock options granted prior to the individual’s promotion to the executive level);

  full vesting of all unvested stock and cash under the former Restricted Performance Share Program;

  full vesting of all unvested RSUs;

  a pro-rated portion of performance shares earned at the end of the performance period, based on the portion of the performance period completed through the date of death or disability and actual performance results for such performance period;

  in the case of disability, eligibility for retirement payments under the Deferred Compensation/Capital Accumulation Plans, to the extent the executive has participated; and

  benefits under the Company’s executive disability plan or the Company’s executive life insurance plan, as applicable.
     Payments/Benefits Upon a Change in Control. The Company has employment agreements with each of the named executive officers and with certain other executives of the Company that become effective only upon a change of control of the Company. Under these agreements, change in control is defined to include (1) an acquisition (other than from the Company) of at least 20% of the ownership or voting power of the Company, (2) a change in a majority of Board members, or (3) a merger, reorganization or similar type of transaction after which there is a greater than 50% change in beneficial ownership of the Company. Each agreement becomes operative for a three-year “Employment Period” following a change in control. In the event that the executive is dismissed without cause or resigns for good reason during the Employment Period, he or she will be entitled to the following compensation and benefits:
  base salary through the date of termination;

  a proportionate annual bonus for the then-current fiscal year based upon the executive’s average annual bonus for the last three fiscal years;

  a lump-sum payment equal to the base salary plus annual bonus to which the executive would have been entitled for the remainder of the Employment Period;

  unpaid deferred compensation and vacation pay;

  a lump-sum payment equal to the actuarial equivalent value of the Company contributions that the executive would have received under the Profit Sharing Retirement Plan and Profit Sharing Restoration Plan for the remainder of the Employment Period; and

  continuation of health and welfare benefits for the remainder of the Employment Period.
     The above payments and benefits would be reduced to the extent necessary to avoid the application of any golden parachute (Internal Revenue Code Section 280G) excise tax.

     Under these employment agreements, termination for cause means termination of the executive’s employment due to (1) dishonest acts intended to benefit the executive personally, (2) repeated failure to perform the executive’s duties and responsibilities, or (3) conviction of a felony. Good reason is defined to include (1) assignment of duties that result in diminished position, authority, duties or responsibilities, (2) the Company’s failure to meet its obligations to the executive under the employment agreement, (3) a material change in work location, (4) the failure of the Company’s obligations under the employment agreement to be properly assumed by the new owner following a change in control, or (5) the executive’s voluntary termination for any reason during the 30-day period immediately following the first anniversary of a change in control, as explained above under “Compensation Discussion and Analysis.”

     Under certain Company benefit plans, the following applies upon a change in control of the Company:
  full vesting of all unvested RSUs and all unvested stock and cash under the former Restricted Performance Share Program;

  full payment of the target level of performance shares for each incomplete performance period under the Performance Share Program; and

  to the extent the executive has participated, qualifying retirement benefits under the Company’s Deferred Compensation/Capital Accumulation Plans upon involuntary termination of employment without cause or resignation for good reason within five years of a change in control.
     Tables – Named Executive Officers. The tables below show the potential payments upon each type of termination of employment event for each of the named executive officers currently employed by the Company. Because Messrs. Blaylock and Riedl resigned during fiscal 2010, information regarding their actual retirement benefits is presented separately below.

     For the other named executive officers, the amounts shown in the tables below assume that the executive’s last day worked was August 31, 2010, and thus the amounts shown include amounts earned through that date along with estimates of the amounts that would be paid to the executives after their termination. In all cases, earned but unused vacation is included. This means that the executive would have worked through August 31, 2010, but his or her official termination date for purposes of pay and most benefits would include all vacation days due. This official termination date is referred to as the executive’s “paid-through date.” Where applicable, the other rows in the tables include any bonus, performance plan awards, 401(k) matching contributions and perquisites applied to such vacation days. Other employee benefits that apply during the vacation payout period — such as medical coverage — are not included in the tables, because those benefits are applicable on the same terms to all employees during their vacation payout periods. Similarly, these tables do not include Profit Sharing Retirement Plan, Profit Sharing Restoration Trust or Section 162(m) Deferred Compensation Plan account balances, as these account balances are earned and payable, and the payment amounts will not vary based on the reason for termination of employment. The account balances as of fiscal year end under the Section 162(m) Deferred Compensation Plan are included in the Nonqualified Deferred Compensation table above. The tables below also do not include amounts earned for fiscal year 2009 that are shown in the Summary Compensation Table above.

     For termination following a change in control, it is assumed that the change in control and termination of employment occur simultaneously as of the end of the 2010 fiscal year (as described in the preceding paragraph). It should be noted that the far more likely scenario would be for the executive to continue working for at least some period of time following the change in control date, in which case the amount of change in control termination benefits would be reduced to the amount corresponding to the period from termination of employment through the end of the three-year Employment Period described above under “Payments/ Benefits Upon a Change in Control.” It should also be noted that the actual amounts to be paid under any of the scenarios can only be determined at the time of the executive’s actual separation from the Company. Further, the Compensation Committee retains discretion to provide additional benefits to senior executives upon termination or resignation if it determines the circumstances so warrant.

     For each named executive officer, only the potentially relevant scenarios are included. For example, since none of the named executive officers has reached the age and service threshold to qualify for retirement status, the retirement scenario is not shown.

Voluntary Termination at 2010 Fiscal Year-End

	Mr.	Mr.	Mr.	Mr.	Ms. Wilson-
Payments and Benefits Upon Separation	Wasson	Miquelon	Wagner	Theriault	Thompson
Cash Compensation:
Accrued Vacation Pay	$375,397	$40,568	$249,524	$—	$—
Retirement/Deferred Compensation:
Company Contributions	22,524	2,434	14,971	—	—
Deferred Compensation/Capital Accumulation
Plans (present value)	189,923	176,799	70,359	—	—
Health and Welfare Benefits:
Medical/Prescription Drug/Dental(1)	193,005	—	224,952	—	—
Totals	$780,849	$219,801	$559,806	$—	$—
____________________

(1)	Where applicable, amount shown is present value of estimated benefits under the Select Senior Executive Retiree Medical Expense Plan, which is described above under “Additional Payments/Benefits Upon Retirement.”

Involuntary or Good Reason Termination Following a Change in Control at 2010 Fiscal Year-End

	Mr.	Mr.	Mr.	Mr.	Ms. Wilson-
Payments and Benefits Upon Separation(1)	Wasson	Miquelon	Wagner	Theriault	Thompson
Cash Compensation:
Base Salary	$3,300,000	$2,142,000	$1,965,000	$1,875,000	$1,575,000
Accrued Vacation Pay	375,397	40,568	249,524	21,307	39,773
Management Incentive Plan	2,818,026	1,268,814	1,240,860	1,395,000	1,165,068
Long-Term Incentives:(2)
Restricted Stock and RSUs –
Accelerated Vesting	2,437,718	1,534,766	933,036	1,097,253	1,119,395
Performance Share Program(3)	2,748,453	948,918	1,001,871	370,191	224,797
Retirement/Deferred Compensation:
Company Contributions	407,120	257,176	220,130	—	—
Deferred Compensation/Capital
Accumulation Plans (present value)	3,005,445	973,867	719,790	—	—
Health and Welfare Benefits:
Medical/Prescription Drug/Dental(4)	218,213	25,208	241,217	30,644	25,208
Life Insurance(5)	38,916	13,564	12,976	12,523	10,454
Disability/Personal
Accident Insurance(6)	22,731	12,270	11,749	7,492	6,297
Totals	$15,372,019	$7,217,151	$6,596,153	$4,809,410	$4,165,992
____________________

(1)	Includes pay and benefits provided under the Change in Control Employment Agreement. Under the terms of that Agreement, the actual payments would be reduced to the extent necessary to avoid any golden parachute excise tax under Section 280G of the Internal Revenue Code.

(2)	Based on the fair market value of Company common stock on August 31, 2010, which was $26.88.

(3)	Upon a change in control, outstanding performance shares are paid at the target performance level.

(4)	The amount shown is three years of continued coverage under the Change in Control Employment Agreement. Where applicable, the amount also includes the present value of estimated benefits under the Select Senior Executive Retiree Medical Expense Plan, which is described above under “Additional Payments/Benefits Upon Retirement.”

(5)	Amounts represent the cost of continuing life insurance coverage.

(6)	Amounts represent the cost of continuing disability and personal accident insurance coverage.

Involuntary Termination for Cause at 2010 Fiscal Year-End

	Mr.	Mr.	Mr.	Mr.	Ms. Wilson-
Payments and Benefits Upon Separation	Wasson	Miquelon	Wagner	Theriault	Thompson
Cash Compensation:
Accrued Vacation Pay	$345,833	$27,045	$228,730	$—	$—
Retirement/Deferred Compensation:
Company Contributions	20,750	1,623	13,724	—	—
Deferred Compensation/Capital Accumulation
Plans (present value)	88,000	150,000	33,000	—	—
Totals	$454,583	$178,668	$275,454	$—	$—

Death at 2010 Fiscal Year-End

	Mr.	Mr.	Mr.	Mr.	Ms. Wilson-
Payments and Benefits Upon Separation	Wasson	Miquelon	Wagner	Theriault	Thompson
Cash Compensation:
Accrued Vacation Pay	$375,397	$40,568	$249,524	$21,307	$39,773
Management Incentive Plan	469,246	30,426	187,143	12,784	23,864
Long-Term Incentives:(1)
Stock Options — Extended Vesting/
Exercisability(2)	—	—	—	—	—
Restricted Stock and RSUs – Accelerated
Vesting	2,437,718	1,534,766	933,036	1,097,253	1,119,395
Performance Share Program(3)	1,315,330	431,574	483,965	123,385	74,925
Retirement/Deferred Compensation:
Company Contributions	68,194	54,352	39,007	—	—
Deferred Compensation/Capital
Accumulation Plans (present value)	480,396	188,264	106,658	—	—
Health and Welfare Benefits:
Medical/Prescription Drug/Dental(4)	94,428	—	114,550	—	—
Life Insurance(5)
Totals	$5,240,709	$2,279,950	$2,113,883	$1,254,729	$1,257,957
____________________

(1)	Based on the fair market value of Company common stock on August 31, 2010, which was $26.88.

(2)	No amount is shown since the “spread” (fair market value minus option exercise price) as of August 31, 2010 was negative for all stock options that were not yet vested as of that date. Such stock options will continue to vest based on the executive’s assumed termination due to death. These unvested stock options are listed in the Outstanding Equity Awards at 2010 Fiscal Year-End table above and will be exercisable from the vesting date through the earlier of August 31, 2015 (five years from the executive’s assumed termination due to death) and the expiration of the 10-year term of the stock option (shorter exercise periods apply to any stock options granted prior to the individual’s promotion to the executive level).

(3)	Upon death, a pro-rated portion of outstanding performance shares is paid at the end of the performance period based on actual Company performance. Amounts shown above represent the value of performance shares at target, pro-rated for the portion of the performance period completed through August 31, 2010.

(4)	Where applicable, amount shown is present value of estimated benefits to the surviving spouse under the Select Senior Executive Retiree Medical Expense Plan, which is described above under “Additional Payments/Benefits Upon Retirement.”

(5)	The estimated death benefit payable to the executive’s beneficiaries upon death is not included because the Company’s cost of providing this coverage is included in the Summary Compensation Table above.

Permanent Disability at 2010 Fiscal Year-End

	Mr.	Mr.	Mr.	Mr.	Ms. Wilson-
Payments and Benefits Upon Separation	Wasson	Miquelon	Wagner	Theriault	Thompson
Cash Compensation:
Accrued Vacation Pay	$375,397	$40,568	$249,524	$21,307	$39,773
Management Incentive Plan	687,500	267,750	245,625	187,500	157,500
Long-Term Incentives:(1)
Stock Option Grants(2)	(2)	(2)	(2)	(2)	(2)
Stock Options — Extended Vesting/
Exercisability(3)	—	—	—	—	—
Restricted Stock and RSUs – Accelerated
Vesting(4)	4,264,188	2,008,983	1,368,062	1,423,388	1,393,356
Performance Share Program(5)	3,066,488	973,710	1,025,096	395,046	274,391
Retirement/Deferred Compensation:
Company Contributions	81,289	68,592	42,516	—	—
Deferred Compensation/Capital
Accumulation Plans (present value)	3,005,445	973,867	719,790	—	—
Health and Welfare Benefits:
Medical/Prescription Drug/Dental(6)	193,005	—	224,952	—	—
Disability/Personal Accident Insurance(7)	1,120,000	664,430	621,853	500,000	420,000
Totals	$12,793,312	$4,997,900	$4,497,418	$2,527,241	$2,285,020
____________________

(1)	Based on the fair market value of Company common stock on August 31, 2010, which was $26.88.

(2)	On September 1, 2010, each of these named executive officers received a stock option grant for the following number of shares: Mr. Wasson – 277,620; Mr. Miquelon – 73,088; Mr. Wagner – 67,049; Mr. Theriault – 48,535; and Ms. Wilson-Thompson – 40,769. The grants were part of the stock options granted to all eligible employees as of the first day of the 2011 fiscal year. In the case of disability as of August 31, 2010, each of these stock options would have been granted and would vest in three years and be exercisable until August 31, 2015, the date five years from the executive’s assumed termination due to disability (shorter exercise periods apply to any stock options granted prior to the individual’s promotion to the executive level).

(3)	No amount is shown since the “spread” (fair market value minus option exercise price) as of August 31, 2010 was negative for all stock options that were not yet vested as of that date. Such stock options will continue to vest based on the executive’s assumed termination due to disability. These unvested stock options are listed in the Outstanding Equity Awards at 2009 Fiscal Year-End table above and will be exercisable from the vesting date through the earlier of August 31, 2015 (five years from the executive’s assumed termination due to disability) and the expiration of the 10-year term of the stock option (shorter exercise periods apply to any stock options granted prior to the individual’s promotion to the executive level).

(4)	Includes restricted stock units granted for fiscal year 2011 on September 1, 2010.

(5)	Upon disability, a pro-rated portion of outstanding performance shares is paid at the end of the performance period based on actual Company performance. Amounts shown above represent the value of performance shares at target, pro-rated for the portion of the performance period completed through the estimated paid-though date of August 31, 2010. This includes performance shares granted in fiscal year 2011.

(6)	Where applicable, amount shown is present value of estimated benefits under the Select Senior Executive Retiree Medical Expense Plan, which is described above under “Additional Payments/Benefits Upon Retirement.”

(7)	Amount shown is the first 12 months of disability pay. No amount is included for the remaining period of disability coverage, because the Company’s estimated cost of providing that coverage is included in the Summary Compensation Table above.

Resignation - George Riedl

     Mr. Riedl entered into a Separation and Release Agreement with the Company on January 5, 2010. Mr. Riedl’s last day with the Company was October 2, 2009 and his paid-through date was December 31, 2009. The agreement provided that Mr. Riedl would receive payment of the following amounts:
  Remaining vacation;

  Severance payments of $1,240,000 (with $620,000 paid no later than March 15, 2010 and $620,000 paid on or about December 1, 2010), subject to a non-compete agreement;

  Incentive and bonus payments of $300,000 (paid on or about March 15, 2010);

  Lump sum payment of his deferred compensation balances;

  Continued vesting and extended exercise period for executive stock options for 60 months following his paid-through date, or the applicable 10 year expiration date, if earlier;

  Accelerated vesting of his outstanding awards under the Restricted Performance Share Program;

  Pro-rated vesting of fiscal 2009 RSUs through his paid-through date;

  Pro-rated award under the fiscal 2009 Performance Share Program and paid in October 2011 based on actual Company performance;

  Pro-rata grant under the fiscal 2010 Performance Share Program through his paid-through date and paid in October 2012 based on actual Company performance;

  Reimbursement under the Select Senior Executive Retiree Medical Expense Plan;

  Company physical and United Airlines preferred status to age 70; and

  Up to 12 months of executive-level outplacement.
     The value of these payments is described in the table below.

	Effective as of	Amounts paid in
Payments and Benefits Upon Separation	December 31, 2009	Fiscal 2010
Cash Compensation:(1)
Base Salary (includes severance & accrued vacation pay)	$1,449,846	$829,846
Management Incentive Plan	300,000	300,000
Restricted Performance Share Program - Cash Portion	249,113	249,113
Long-Term Incentives:
Stock Option Grants	(2)	(2)
Restricted Performance Shares(3)	196,379	196,379
Restricted Stock Units(4)	225,501(5)	225,501
Performance Share Program(6)	—	—
Retirement/Deferred Compensation:
Deferred Compensation/Capital Accumulation Plans(7)	179,213	179,213
Section 162M Plan Account (present value)(8)	12,162	—
Health and Welfare Benefits:
Medical/Prescription Drug(9)	224,097	3,892
Disability/Personal Insurance(10)	—	—
Perquisites and Personal Benefits:
Company Physicals(11)	79,422	—
Outplacement	40,000	40,000
Totals	$2,955,733	$2,023,944

____________________

(1)	Represents base salary and Management Incentive Plan payouts for the period from Mr. Riedl’s September 30, 2009 resignation through his paid-through date of December 31, 2009. Base salary of $1,240,000 will be paid in two installments (1) on or before March 15, 2010 (which payment was made) and (2) December 1, 2010, subject to a non-compete agreement. Vacation pay of $209,846 was paid to Mr. Riedl in January 2010.

(2)	Executive stock options continue to vest and are exercisable for 60 months following paid-through date, or the applicable 10- year expiration date, if earlier.

(3)	The vesting of restricted performance shares and cash held was accelerated and paid to Mr. Riedl on February 26, 2010.

(4)	RSUs granted in fiscal years 2009 and 2010 vested pro-rata based on the paid-through date and shares were distributed following that date.

(5)	Value was calculated based on the share price on the date of payment.

(6)	Performance shares for fiscal year 2009 and 2010 will be recalculated pro-rata based on the paid-through date and paid in October 2011 and 2012 based on actual Company performance.

(7)	Amount shown is a combined lump-sum benefit of all applicable deferred compensation plans, which was paid to Mr. Riedl as of March 31, 2010.

(8)	Amount shown is the balance at August 31, 2010, which will be paid in five annual installments beginning January 15, 2011.

(9)	Amount shown is the value of the benefit under the Select Senior Executive Retiree Medical Expense Plan based on senior vice president status and combined age/service as of the paid-through date.

(10)	Disability coverage ended as of September 30, 2009. All other benefits ended as of the paid-through date.

(11)	Mr. Riedl is entitled to annual physical examinations paid by the Company through age 70.

Resignation - Stanley Blaylock

     Mr. Blaylock entered into a Separation and Release Agreement with the Company on March 16, 2010. Pursuant to the terms of this agreement, Mr. Blaylock’s resigned from employment with the Company effective April 2, 2010. His paid-through date for company benefits was June 23, 2010, which included his paid vacation days. Mr. Blaylock is entitled to severance benefits consisting of base salary and subsidized COBRA coverage for 18 months. In addition, Mr. Blaylock is entitled to a pro-rata portion of the annual incentive bonus under the MIP for the portion of the year during which he was employed. Mr. Blaylock’s outstanding and unvested long-term incentive awards were vested based on his service through his paid-through date as follows: restricted stock awards granted in April 2007 and April 2008, restricted cash and restricted stock granted under the former Restricted Performance Share Program, and RSUs granted on September 1, 2008 and September 1, 2009. All other long-term incentive awards were forfeited. Mr. Blaylock also received up to 12 months of executive-level outplacement.

	Effective as of	Amounts paid
Payments and Benefits Upon Separation	June 23, 2010	in Fiscal 2010
Cash Compensation:
Base Salary (includes severance & accrued vacation pay) (1)	$1,031,818	$381,818
Management Incentive Plan (2)	359,002	—
Restricted Performance Share Program - Cash Portion	33,787	33,787
Long-Term Incentives: (3)
Restricted Stock Units (3)	228,950	228,950
Restricted Stock Awards (3)	217,449	217,449
Restricted Performance Share Program - Stock Portion (3)	20,310	20,310
Health and Welfare Benefits:
Medical/Prescription Drug (4)	15,014	4,171
Totals	$1,906,330	$886,485
____________________

(1)	Pursuant to Mr. Blaylock’s Separation Agreement, he is being paid continued base salary for 18 months, in accordance the Company’s normal payroll processes, beginning after April 2, 2010. In addition, vacation pay in the amount of $131,819 was paid on April 26, 2010.

(2)	Pursuant to his Separation Agreement, Mr. Blaylock will receive a pro-rated bonus for the portion of the fiscal year ending on the paid-through date, to be paid when fiscal year 2010 bonuses are paid. The bonus shall be calculated in the same manner as it is calculated for other comparable senior executives who remained employed by the Company.

(3)	A pro-rated portion of the unvested long-term incentive awards listed below vested and were distributed based on service through the paid-through date. All other long-term incentive awards were forfeited as of the paid-through date.

	-	Restricted stock awards granted in April 2007 and April 2008.

	-	Restricted cash and restricted stock granted for fiscal years 2007 and 2008 under the former Restricted Performance Share Program (RPSP).

	-	RSUs granted on September 1, 2008 and September 1, 2009.

(4)	Pursuant to the Separation Agreement, Mr. Blaylock is entitled to subsidized COBRA coverage for 18 months. All medical, prescription and/or dental premiums will be subsidized such that Mr. Blaylock only pays the premium rates that are in effect for all other employees who select the same coverage as Mr. Blaylock and his family. In the event of Mr. Blaylock’s death during this period, the Company will continue the coverage for his spouse and all dependent children on the same terms and conditions.

Securities Ownership of Certain Beneficial Owners and Management

     The following table sets forth information as of November 15, 2010, concerning the ownership of common stock by each person who is known by the Company to beneficially own more than 5% of the Company’s common stock, by each director and director nominee, by each current and former executive officer named in the Summary Compensation Table above, and by all current directors and executive officers as a group. Beneficial ownership is determined according to the rules of the Securities and Exchange Commission and generally includes any shares over which a person possesses sole or shared power to vote or to direct the disposition of, as well as any shares that such person has the right to acquire within 60 days, including through the exercise of options or other rights. Except as otherwise noted, to the Company’s knowledge, the persons named possessed sole voting and investment power over such shares, and such shares are not subject to any pledge.

		Options Currently	Total
		Exercisable or	Shares of Common	Percent
	Shares of Common	Exercisable within	Stock Beneficially	of
Name	Stock Owned	60 Days	Owned	Class
Stanley B. Blaylock
David J. Brailer
Steven A. Davis(2)
William C. Foote(2)
Mark P. Frissora
Ginger L. Graham(2)
Alan G. McNally(2)
Wade D. Miquelon(1)
George J. Riedl(3)
Nancy M. Schlichting(2)
David Y. Schwartz(2)(4)
Alejandro Silva(2)
James A. Skinner(2)
Timothy J. Theriault(1)
Mark A. Wagner(1)(5)
Gregory D. Wasson(1)(6)
Kathleen Wilson-Thompson(1)
All current directors and executive
officers as a group (22 individuals)(1)(2)(7)

____________________

*	Each shareholder owns less than 1% of the Company’s common stock.

(1)	Includes restricted shares, shares underlying restricted stock units, and restricted stock units credited as dividends on restricted stock units issued under the Company’s long term incentive programs in the following amounts: Mr. Miquelon, shares; Mr. Theriault, shares; Mr. Wagner, shares; Mr. Wasson, shares; Ms. Wilson-Thompson, shares; and all current directors, director nominees and executive officers as a group, shares.

(2)	Does not include deferred stock units issued under the Walgreen Co. Nonemployee Director Stock Plan. The table below shows units held separately, and in total with other beneficially held stock, by each nonemployee director of the Company who holds deferred stock units as of November 15, 2010.

Shares of Common
	Deferred	Stock Beneficially
Name	Stock Units	Owned	Total
Steven A. Davis
William C. Foote
Ginger L. Graham
Alan G. McNally
Nancy M. Schlichting
David Y. Schwartz
Alejandro Silva
James A. Skinner

(3)	Does not include shares owned by Mr. Riedl’s wife. Mr. Riedl disclaims any beneficial interest in these shares.

(4)	Does not include shares owned by Mr. Schwartz’s wife. Mr. Schwartz disclaims any beneficial interest in these shares.

(5)	Does not include shares owned by Mr. Wagner’s wife. Mr. Wagner disclaims any beneficial interest in these shares.

(6)	Includes shares pledged by Mr. Wasson under a line of credit.

(7)	Does not include shares owned by trusts or entities for which executive officers or directors serve as trustees or officers, or held by family members of executive officers or directors, the beneficial ownership of which has been disclaimed by such executive officers or directors.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who beneficially own more than 10% of the Company’s common stock, to file initial reports of ownership and changes in ownership with the SEC. Based on a review of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that all forms were filed in a timely manner during fiscal year 2010, except, due to inadvertent clerical errors, one Form 4 pertaining to Mr. McNally in his prior role as acting Chief Executive Officer and two Form 4s pertaining to Hal Rosenbluth, an executive officer, relating in each case to the exempt disposition of shares to satisfy tax obligations upon the vesting of RSUs, were filed late and one Form 4 pertaining to Mr. Foote relating to a transaction by a family trust was filed late.

Equity Compensation Plans

     The following table summarizes information about Walgreen Co. common stock that may be issued upon the exercise of options, warrants and rights under all of the Walgreen Co. equity compensation plans as of August 31, 2010. The following equity compensation plans were approved by shareholders: the Executive Stock Option Plan, the 1982 Employees Stock Purchase Plan, the Long-Term Performance Incentive Plan (formerly, the Restricted Performance Share Plan) and the Nonemployee Director Stock Plan. The following equity compensation plans were not approved by shareholders: the Walgreen Co. Stock Purchase/Option Plan (Share Walgreens) and the plan pursuant to which a grant was made to all non-executive employees in connection with the opening of the Company’s 4,000th store (Walgreen Co. Broad Based Employee Stock Option Plan).

			C. Number of securities
			remaining available for
	A. Number of securities	B. Weighted-average	future issuance under
	to be issued upon exercise	exercise price of	equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities reflected
Plan category	warrants and rights	warrants and rights	in column (A))
Equity compensation plans approved
by security holders(1)	26,875,568	$38.60	53,733,167
Equity compensation plans not
approved by security holders(2)	22,231,635	$30.09	20,726,808
Total	49,107,203	$34.75	74,459,975
____________________

(1)	The Walgreen Co. Executive Stock Option Plan is an incentive compensation plan that permits the grant of incentive stock options and nonqualified stock options to eligible employees. This Plan is described in the “Compensation Discussion and Analysis” above. As of August 31, 2010, options to acquire 26,876,103 shares were outstanding, and 26,890,772 shares remained available for issuance under this Plan.

The Walgreen Co. 1982 Employees Stock Purchase Plan is tax-qualified Internal Revenue Code Section 423 stock purchase plan under which eligible employees are permitted to purchase shares of Walgreen Co. common stock at a 10% discount. As of August 31, 2010, 19,498,137 shares remained available for issuance under this Plan.

The Walgreen Co. Long-Term Performance Incentive Plan is an incentive compensation plan that permits the grant of restricted stock, restricted stock units, performance units and performance shares. The restricted stock unit and performance share programs that are currently in place under this Plan are described in the “Compensation Discussion and Analysis” above. As of August 31, 2010, 7,344,258 shares remained available for issuance under this Plan.

The Walgreen Co. Nonemployee Director Stock Plan does not have a specific number of shares reserved for issuance, and therefore, shares remaining available for grant pursuant to the plan are not included in the table. Under the Plan, in fiscal year 2010 directors received an annual share grant equal to $155,000 divided by the price of a share of common stock on October 30, 2009, the trading date preceding the grant date of November 1, 2009, which was not a trading day. Each nonemployee director may elect to receive this annual share grant in the form of shares or deferred stock units. Furthermore, through fiscal year 2009, each nonemployee director received one-half of his or her quarterly Board retainer in shares or deferred stock units. The number of shares is determined by dividing the dollar value of the quarterly retainer by the fair market value of a share on the first trading day of each fiscal quarter. However, if the director elects deferred stock units, then the number of shares is determined by dividing the dollar value of the quarterly retainer by the fair market value of a share on the day of each quarterly Board meeting.

(2)	Share Walgreens is a stock purchase and stock option incentive compensation plan that allows eligible non-executive employees to buy stock (up to a limited percentage of base annual salary) during specific window periods. For each share of common stock an employee purchases through the plan, the employee will receive from one to three options to purchase additional shares at a fixed price. The determination of the number of options is a function of the degree to which the Company attains pre-established performance goals. For options granted prior to October 1, 2005, the option price equaled the lesser of: (a) the average of the fair market value of a share of common stock on each of the first five trading days during the applicable window period, or (b) the average of the fair market value of a share of common stock on each of the last five trading days during such window period, with a floor price of not less than 15% of the fair market value of the stock on the last trading day of the applicable window period. For options granted on or after October 1, 2005, the option price is the closing price of a share of common stock on the grant date. There is a two-year holding period on purchased shares, and in most cases, options may be exercised after this two-year period, or three-year period for grants made on or after October 31, 2008. Unexercised options expire 10 years after the date of the grant, subject to earlier termination if the optionee’s employment ends. Options may be granted until September 30, 2012, for an aggregate of 42 million shares of common stock. As of August 31, 2010, options to acquire 17,213,306 shares were outstanding.

The Walgreen Co. Broad Based Employee Stock Option Plan is an incentive compensation plan that permits the grant of nonqualified stock options to eligible non-executive employees to celebrate the achievement of store opening milestones (such as the opening of the Company’s 4,000th store), employees’ contributions to such milestones, and to generally reward employees for devoting their continued best efforts to the business and affairs of the Company. For options granted to employees in connection with store opening milestones, the Compensation Committee determines the number of options to be granted, if any, and which non-executive employees who are employed as of the designated date will participate. Under the plan, the Compensation Committee may also grant options from time to time to individual non-executive employees. The option price for each grant equals the closing price of common stock on the designated grant date. Except as may be otherwise determined by the Compensation Committee, each option vests three years after the date of the grant, and unexercised options expire 10 years after the date of the grant, subject to earlier termination if the optionee’s employment ends. The plan covers 15 million shares of common stock. As of August 31, 2010, options to acquire 2,958,115 shares were outstanding.

Certain Relationships and Related Transactions

     We engage in transactions, arrangements and relationships with many other entities, including vendors, healthcare industry participants, financial institutions and professional organizations, in the course of ordinary business activities. Some of our directors, executive officers and their respective immediate family members may be directors, officers, partners, employees or stockholders of these entities. It is the Company’s policy that the Nominating and Governance Committee review, approve or ratify any transaction in which Walgreens participates and in which any related person has a direct or indirect material interest if such transaction involves or is expected to involve payments of $120,000 or more in the aggregate per fiscal year. Related person transactions reviewed by the Nominating and Governance Committee pursuant to this policy typically are identified in questionnaires annually distributed to the Company’s directors and officers, certifications submitted periodically by Walgreens officers related to their compliance with the Company’s Statement of Ethics, or in communications made by the related person to the general counsel or other law department personnel. Transactions that are not required to be disclosed pursuant to Item 404(a) of the Securities and Exchange Commission’s Regulation S-K are generally not subject to review by the Committee because: the amount involved in the transaction is less than $120,000; the related person’s only relationship to the other party involved in the transaction is as a director; the related person’s interest arises solely from the ownership of our stock and all holders of our stock received the same benefit on a pro rata basis; the transaction involves rates or charges determined by competitive bids; or the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority. In addition, compensation to our executive officers approved by our Compensation Committee and compensation to our directors disclosed in our proxy statement are not deemed to involve a related person transaction. This policy applies to transactions involving our directors and executive officers and their immediate family members required to be reported under Item 404(a) of Regulation S-K.

     The Nominating and Governance Committee approves a related person transaction only if the Committee deems it to be in the best interests of the Company. No director may participate in the consideration of a related person transaction in which he or she or an immediate family member is involved. In making these determinations, the Committee will review and consider all relevant information available to it, including: the Company’s rationale for entering into a related-person transaction and the potential benefits to the Company, the terms of the transaction, whether the transaction is in the ordinary course of the Company’s business, alternatives to the transaction, whether the transaction is on terms at least as fair to the Company as would be the case were the transaction entered into with a third party, the potential for an actual or apparent conflict of interest and any other information regarding the transaction or the related person that bear on the materiality of the related person transaction under applicable law and listing standards.

     Certain employees of the Company who received fiscal year 2010 compensation of more than $120,000 are related to a person who served as an executive officer or director of the Company during fiscal year 2010. They include Kevin P. Walgreen, President, New Business Design Group and son of Charles R. Walgreen III, a former director of the Company, and Stewart B. Wasson, Vice President, Health Systems Solutions Group, and the brother of Gregory D. Wasson, the President and Chief Executive Officer and a director of the Company. Each employee’s compensation was comparable to other Company employees at similar levels.

     The Company acquired Take Care Health Systems in 2007. A critical consideration in the acquisition was the retention of Take Care’s Chairman, Hal Rosenbluth, and his continued focus on and best efforts to grow that company. Consistent with our discussions with him in connection with the acquisition, Mr. Rosenbluth, now President, Health and Wellness, travels extensively in connection with his duties, frequently on a private aircraft that is owned by him. During fiscal 2010, this aircraft was operated by two different charter companies, Talon Air, Inc. and World Link Jet Charter. Neither the Company nor Mr. Rosenbluth has an ownership interest in Talon Air or World Link Jet Charter and the charter rates paid in each case were at the same rate, which the Company believes is at or below the market rate for similar aircraft. The Company paid Talon Air approximately $845,000 for the charter of Mr. Rosenbluth’s aircraft for his business travel between September 2009 and May 2010, and an entity controlled by Mr. Rosenbluth, in turn, received approximately $531,000 from Talon Air. The Company paid World Link Jet Charter approximately $345,000 for the charter of Mr. Rosenbluth’s aircraft for his business travel between June 2010 and the end of fiscal 2010, and an entity controlled by Mr. Rosenbluth, in turn, received approximately $298,000 from World Link Jet Charter. While the hourly rate paid by the Company to each of the charter companies used in fiscal 2010 was the same, the entity controlled by Mr. Rosenbluth receives a greater proportion of the amounts paid to World Link Jet Charter due to its agreement with World Link Jet Charter to bear a greater proportion of the operating costs, including fuel. The Company’s policy is not to pay for any personal use of chartered aircrafts.

     The Audit Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

Audit Committee Report

     The Audit Committee of the Board of Directors has:
  Reviewed and discussed the audited financial statements with management;

  Discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement of Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance) (formerly, Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T); and

  Received the written disclosures and the letter from Deloitte & Touche LLP pursuant to applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Committee concerning independence, and discussed with Deloitte & Touche LLP its independence from the Company.
     In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2010.

David Y. Schwartz, Chairman
Nancy M. Schlichting
Alejandro Silva
James A. Skinner

Independent Registered Public Accounting Firm Fees and Services

Fees Paid to the Independent Registered Public Accounting Firm

     All fees billed by Deloitte & Touche LLP for services rendered during fiscal years 2010 and 2009 are as follows:

	Fiscal Year 2010	Fiscal Year 2009
Audit Fees(1)	$2,103,000	$2,217,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	1,405,000	835,000
All Other Fees	—	—
Total Fees	$3,508,000	$3,052,000

____________________

(1)	Audit fees cover: professional services performed by Deloitte in the audit of the Company’s annual financial statements included in the annual report on Form 10-K; audit of the effectiveness of internal control over financial reporting; the review of financial statements included in the Company’s quarterly reports on Form 10-Q; and services normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees billed for assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements. Such services may include audits of employee benefits plans and consultations with respect to financial reporting and accounting standards. There were no audit-related fees approved during fiscal years 2010 and 2009 pursuant to the de minimis exception under Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

(3)	Tax fees consist of fees billed for professional services performed by Deloitte with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and its subsidiaries, refund claims, tax appeals, and tax work stemming from “Audit-Related” items. There were no tax fees approved during fiscal years 2010 and 2009 pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

Pre-Approval of Services Provided By the Independent Registered Public Accounting Firm

     The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the Company’s independent registered public accounting firm and has established a policy concerning the preapproval of services performed by the Company’s independent registered public accounting firm. Each proposed engagement not specifically identified by the SEC as impairing independence is evaluated for independence implications prior to entering into a contract with the independent registered public accounting firm for such services. The Audit Committee has approved in advance certain permitted services whose scope is consistent with auditor independence. These services are (i) statutory audits of Company subsidiaries, (ii) services associated with SEC registration statements, other documents filed with the SEC or other documents issued in connection with securities offerings (for example, comfort letters or consents), (iii) consultations related to adoption of new accounting or auditing pronouncements, disclosure requirements or other accounting related regulations, (iv) audits of employee benefit plans, and (v) consultations related to executive compensation, international tax compliance, federal tax compliance, sales tax compliance or tax legislation not to exceed $10,000 in fees individually or $100,000 in fees in the aggregate annually. If the project is in a permitted category, it is considered pre-approved by the Audit Committee. All other services require specific pre-approval by the Audit Committee. Engagements with total fees less than $100,000 require the approval of one member of the Audit Committee. Engagements with total fees greater than $100,000 require the approval of the full Audit Committee. On a quarterly basis, the Audit Committee reviews a summary listing all service fees, along with a reasonably detailed description of the nature of the engagement.

     All audit, audit-related, and tax services performed by Deloitte in fiscal year 2010 were pre-approved by the Audit Committee in accordance with the regulations of the SEC. The Audit Committee considered and determined that the provision of nonaudit services by Deloitte during fiscal year 2010 was compatible with maintaining auditor independence.

PROPOSAL 2

Ratification of the Appointment of the Independent Registered Public Accounting Firm

     In accordance with the Audit Committee’s charter, the Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2010. Deloitte has been the Company’s independent registered public accounting firm since May 2002, and is considered by management to be well-qualified.

     Shareholder ratification of the Audit Committee’s selection of Deloitte as the Company’s independent registered public accounting firm is not required by the Company’s By-laws or otherwise. The Board of Directors, however, is submitting the selection of Deloitte to the shareholders for ratification. In the event the shareholders do not ratify the appointment of Deloitte, the selection of an independent registered public accounting firm will be determined by the Audit Committee after careful consideration of any information submitted by the shareholders. In addition, even if the shareholders ratify the selection of Deloitte, the Audit Committee may in its discretion appoint a different independent accounting firm at any time during the year if the Audit Committee determines that a change is in the best interest of the Company.

     Representatives of Deloitte are expected to be present at the Annual Meeting to respond to shareholders’ questions and to have the opportunity to make any statements they consider appropriate.

     The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote is required for the approval of this proposal.

     The Board of Directors unanimously recommends that shareholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm. Proxies solicited by the Board will be so voted unless shareholders specify a contrary choice in their voting instructions.

PROPOSAL 3

Amendment to the Walgreen Co. Articles of Incorporation to Revise the Purpose Clause

     In connection with the proposed amendments to our Articles of Incorporation described below in Proposal Nos. 4 and 5 of this proxy statement, we reviewed our Articles of Incorporation for other amendments that may be warranted at this time. As a result of this review, the Board of Directors has approved, and recommends that shareholders approve, an amendment to Walgreens Articles of Incorporation to revise the purpose clause.

     Restated Article R-IV contains the purpose clause of the Corporation. This Article currently provides that:

The purpose or purposes for which the corporation is organized are:

To manufacture, compound, buy, sell, and generally deal in drugs, medicines, chemicals and druggists’ sundries of all kinds at wholesale and retail together with all goods, wares and merchandise.

     We are proposing that Restated Article R-IV be amended to read in its entirety as follows:

The purpose or purposes for which the corporation is organized are:

To engage in any or all lawful acts or activities for which corporations may be incorporated under the Illinois Business Corporation Act of 1983, as amended (the “IBCA”).

     The original Articles of Incorporation were initially filed with the Secretary of State of Illinois on February 15, 1909. Consistent with historical practices from the early 1900’s, the existing Articles of Incorporation provide, in Article R-IV, a litany of specific activities in which the Company may engage. The proposed amendment would amend the purpose clause of the Articles of Incorporation to reflect modern Illinois corporate law practice and provide greater flexibility to the Company to adjust its business activities in dynamic and constantly evolving business and market conditions. The Board believes that the new purpose clause would benefit shareholders by allowing the Company to engage in the widest range of business activities permitted under Illinois law.

If this proposal is approved by shareholders at the Annual Meeting, the proposed amendment to the Articles of Incorporation described in this proposal will become effective upon the filing of Articles of Amendment to the Articles of Incorporation with the Illinois Secretary of State. Walgreens intends to make this filing promptly after the Annual Meeting if this proposal is approved.

     If this proposal is not approved by shareholders at the Annual Meeting, the proposed amendment to the Articles of Incorporation described in this proposal will not be implemented and the purpose clause of the Articles of Incorporation will not change.

     The affirmative vote of at least two-thirds of the outstanding shares entitled to vote is required for the approval of this proposal.

     The Board of Directors unanimously recommends that shareholders vote FOR this proposed amendment to the Walgreen Co. Articles of Incorporation. Proxies solicited by the Board will be so voted unless shareholders specify a contrary choice in their voting instructions.

PROPOSAL 4

Amendment to the Walgreen Co. Articles of Incorporation to Eliminate certain Super-Majority
Vote Requirements

     In furtherance of the Company’s ongoing corporate governance initiatives, the Board of Directors has approved, and recommends that shareholders approve, an amendment to the Walgreens Articles of Incorporation to eliminate the super-majority vote provisions described below. The text of the proposed amendment to the Articles of Incorporation described in this proposal is set forth in Annex A to this Proxy Statement with deletions shown as strikethrough text.

     Following the Walgreens January 2010 Annual Meeting of Shareholders, the Nominating and Governance Committee engaged in a review of the super-majority vote provisions in the Walgreens Articles of Incorporation and under applicable Illinois law, taking into account a variety of perspectives. In proposing these amendments, the Board considered that under certain circumstances, super-majority voting provisions can provide benefits to the Company and its shareholders. For example, in the event of an unsolicited bid to take over or restructure the Company, the super-majority voting provisions encourage bidders to negotiate with the Board, increase the Board’s negotiating leverage on behalf of the shareholders, and give the Board time to consider alternatives that might provide greater value for all shareholders. Although these measures can be beneficial, the Board recognizes that many shareholders now view such supermajority vote requirements as a limitation on the ability of a majority of shareholders to effect certain corporate actions.

     The Board also considered the potential adverse consequences of continuing to maintain these super-majority voting requirements. Maintaining these super-majority requirements could make it more difficult for the Company to secure shareholder approval for the various actions described below should we wish to do so. While it is important to the Company’s long-term success to maintain appropriate defenses against inadequate takeover bids, it is also important for the Board to maintain shareholder confidence by demonstrating that it is responsive and accountable to shareholders and committed to strong corporate governance. This requires the Board to carefully balance sometimes competing interests. In this regard, the Board gave considerable weight to the fact that a shareholder proposal presented in the proxy statement for last year’s Annual Meeting that sought to have the Board take steps to eliminate super-majority vote provisions in the Company’s Articles of Incorporation and By-laws was approved with a substantial level of support from our shareholders. The Board recognizes the growing sentiment of many Walgreens shareholders, as expressed most recently at last year’s Annual Meeting, that the elimination of the super-majority vote provisions could increase the Board’s accountability to shareholders and the ability of shareholders to participate effectively in the Company’s corporate governance.

     In light of these considerations, and upon the recommendation of the Nominating and Governance Committee, the Board determined to recommend to shareholders that the Articles of Incorporation be amended to eliminate the super-majority voting provisions described below. By recommending these amendments, the Board is demonstrating its accountability and willingness to take steps that address shareholder-expressed concerns.

Summary of Proposed Amendment

     The following is a summary of the material terms of the proposed amendment. It also summarizes relevant provisions of the Illinois Business Corporation Act of 1983, as amended. Since the terms of our Articles of Incorporation and the IBCA are more detailed than the general information provided below, we urge you to read the actual provisions of those documents. The following summary is subject in all respects to applicable Illinois law, our amended and restated Articles of Incorporation and the text of the proposed amendment set forth in Annex A.

     Vote required under IBCA to Effect Certain Transactions. As currently in effect, the IBCA requires the approval by two-thirds of all outstanding shares of the Company entitled to vote on the matter to effect any of the following actions:
  to adopt any amendment to the Articles of Incorporation of our Company that is subject to a shareholder vote pursuant to Section 10.20 of the IBCA;

  to merge our Company into another company, to consolidate our Company with another company, or to effect a share exchange under which the Company becomes a subsidiary of another company and its stock is exchanged for the stock of that other company (which would be the Company’s new parent), in a transaction that is subject to a shareholder vote pursuant to Section 11.20(a) of the IBCA;

  to sell, lease, exchange or otherwise dispose of all or substantially all of our assets outside the ordinary course of business in a transaction that is subject to a shareholder vote pursuant to Section 11.60 of the IBCA; or

  to voluntarily dissolve our Company in a transaction that is subject to a shareholder vote pursuant to Section 12.15(c) of the IBCA.
     These two-thirds of the outstanding shares supermajority vote requirements are the default provisions under the IBCA applicable to all Illinois corporations that (like Walgreens) have not specified a different standard in their articles of incorporation. Illinois law permits a corporation to alter these statutory shareholder vote requirements by specifying a different standard in its articles of incorporation. Accordingly, the Board of Directors has approved an amendment to the Articles of Incorporation that would, if approved by shareholders at the Annual Meeting and when effected, reduce the required vote threshold for each of the foregoing matters from two-thirds to a majority of all outstanding shares entitled to vote on the matter.

     The Company has no current plans to effect any of the actions listed above. Approving the amendments at this time will make it easier in the future for the Company to secure shareholder approval for these actions, should we wish to do so. It is important to understand that lowering the voting thresholds for these actions is not the same as actually taking the underlying substantive actions. You are not being asked to vote at this time to approve any actions of the type described in the amendments. At this time, you are only being asked to lower the voting thresholds associated with subsequent shareholder approval of these actions, should any of these actions later become the subject of future consideration by the Company’s shareholders. Assuming that sufficient favorable votes are received at this meeting on this proposal and the Company’s Articles of Incorporation are amended to lower the required vote thresholds, the Company would still be required to solicit the approval of a majority of the outstanding shares entitled to vote in order to implement any of these types of actions.

     Illinois “Business Combination” Statutory Provision. Section 11.75 of the IBCA prohibits certain “business combinations” between an “interested shareholder” (generally defined as a person who, together with any affiliates or associates, becomes the beneficial owner, directly or indirectly, of 15% or more of the outstanding voting shares of the corporation) and a subject Illinois corporation for a period of three years after the date the interested shareholder becomes an interested shareholder, unless:
  the business combination or the transaction that resulted in the shareholder becoming an interested shareholder is approved by the corporation’s board of directors prior to the date the interested shareholder becomes an interested shareholder (IBCA Section 11.75(a)(1));

  the interested shareholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested shareholder (IBCA Section 11.75(a)(2)); or

  the business combination is approved by (i) a majority of the board of directors, and (ii) by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder at a meeting of shareholders (IBCA Section 11.75(a)(3)).
“Business combinations” for this purpose (and for purposes of IBCA Section 7.85 described below) include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested shareholder’s proportionate share ownership in the corporation.

     Illinois law permits a corporation to alter certain statutory shareholder vote requirements by specifying a different standard in its articles of incorporation. The proposed amendment to the Company’s Articles of Incorporation would, if approved by shareholders at the Annual Meeting and effected, reduce the shareholder vote threshold specified by Section 11.75(a)(3) of the IBCA from the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder to the affirmative vote of a majority of the outstanding voting stock that is not owned by the interested shareholder. Implementation of the proposed amendment would not otherwise change the applicability of Section 11.75 to the Company or the other terms of that statutory provision, including the requirement that a transaction approved in reliance on Section 11.75(a)(3) be approved by a majority of the board of directors.

     Illinois “Fair Price” Statutory Provision. In addition to any shareholder approval of a business combination required by Section 11.75, IBCA Section 7.85 imposes a separate shareholder approval requirement for business combinations involving a “reporting company,” such as Walgreens, and an interested shareholder. Section 7.85 generally requires that such a business combination be approved by the holders of at least 80% of the combined voting power of the then outstanding shares of all classes of the reporting company’s capital stock entitled to vote generally in the election of directors and a majority of the voting shares held by disinterested shareholders of the reporting company. This separate shareholder approval requirement for reporting companies is not applicable if the business combination is approved by at least two-thirds of the directors who are not associated with the interested shareholder or if certain “fair price” (generally, that the interested shareholder pay the higher of the highest price paid in the past two years by the interested shareholder for any of its shares or the market price of the shares on the first trading day after announcement of its status as an interested shareholder), procedural and other requirements specified in Section 7.85 are met.

     The proposed amendment to the Company’s Articles of Incorporation states that it would, if approved by shareholders at the Annual Meeting and when effected, reduce the required shareholder vote specified above to the affirmative vote of a majority of the combined voting power of the then outstanding shares of all classes and series of the corporation entitled to vote generally in the election of directors voting together as a single class and the majority of the voting shares held by the disinterested shareholders. Implementation of the proposed amendment would not otherwise change the applicability of Section 8.75 to the Company or the other voting requirements and terms of that statutory provision.

     Vote required to Amend the Terms of the Series A Junior Participating Preferred Stock. In July 1986, the Board of Directors established and designated a series of preferred stock entitled Junior Participating Preferred, Series A (the “Series A Preferred Stock”) and fixed and determined the relative rights and preferences of that series. The terms of the Series A Preferred Stock are now included in the Company’s Articles of Incorporation. There are no outstanding shares of Series A Preferred Stock as of the date of this Proxy Statement. The authorized shares of Series A Preferred Stock are available for future issuance, though the Company has no present plan or intention to issue any such shares.

     Section 10 of the Series A Preferred Stock currently provides that the Restated Certificate of Incorporation, as amended, of the Corporation shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A Preferred so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Series A Preferred, voting together as a single class.

     The proposed amendment to the Company’s Articles of Incorporation would, if approved by shareholders at the Annual Meeting and effected, reduce the shareholder vote threshold specified by Section 10 of the Series A Preferred Stock from the affirmative vote of the holders of two-thirds of the outstanding shares of Series A Preferred, voting together as a single class to the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred, voting together as a single class. In addition, the reference in Section 10 to “Restated Certificate of Incorporation, as amended” would be changed to “Amended and Restated Articles of Incorporation”. Implementation of the proposed amendment would not otherwise change the terms of the authorized but unissued Series A Preferred Stock.

Implementation of Proposed Amendment

     If this proposal is approved by shareholders at the Annual Meeting, the proposed amendment to the Articles of Incorporation described in this proposal will become effective upon the filing of Articles of Amendment to the Articles of Incorporation with the Illinois Secretary of State. Walgreens intends to make this filing promptly after the Annual Meeting if this proposal is approved.

     If this proposal is not approved by shareholders at the Annual Meeting, the proposed amendment to the Articles of Incorporation described in this proposal will not be implemented and the shareholder vote requirements described in this proposal will not change.

     The affirmative vote of at least two-thirds of the outstanding shares entitled to vote is required for the approval of this proposal.

     The Board of Directors unanimously recommends that shareholders vote FOR this proposed amendment to the Walgreen Co. Articles of Incorporation. Proxies solicited by the Board will be so voted unless shareholders specify a contrary choice in their voting instructions.

PROPOSAL 5

Amendment to the Walgreen Co. Articles of Incorporation to Eliminate the “Fair Price”
Charter Provision

     In addition to the Illinois “fair price” statutory provision described above (in Proposal No. 4), the Company’s Articles of Incorporation contains an additional “fair price” provision in Article R-V, Section 3. In furtherance of the Company’s ongoing corporate governance initiatives, the Board of Directors has approved, and recommends that shareholders approve, an amendment to the Walgreens Articles of Incorporation to eliminate the “fair price” provision currently set forth in Article R-V, Section 3 of the Articles of Incorporation under the caption “Provisions Applicable to Certain Business Combinations.” The text of the proposed amendment to the Articles of Incorporation described in this proposal is set forth in Annex B to this Proxy Statement with deletions shown as strikethrough text.

Summary of Proposed Amendment

     The following is a summary of the material terms of the proposed amendment. Since the terms of our Articles of Incorporation and the IBCA are more detailed than the general information provided below, we urge you to read the actual provisions of those documents. The following summary is subject in all respects to applicable Illinois law, our amended and restated Articles of Incorporation and the text of the proposed amendment set forth in Annex B.

     As currently in effect, Article R-V, Section 3 of the Walgreens Articles of Incorporation generally requires the vote of the holders of not less than eighty percent (80%) of the outstanding shares of common stock of Walgreens for the approval or authorization of certain “business combinations” with a “substantial shareholder” (generally defined as a person who, together with any affiliates or associates, becomes the beneficial owner, directly or indirectly, of 10% or more of the outstanding common shares) of the Company. This separate shareholder approval requirement is not applicable if the business combination is approved by at least two-thirds of the directors who are not associated with the substantial shareholder or if certain “fair price” (generally, that the substantial shareholder pay the highest price previously paid by the substantial shareholder for any of its shares), procedural and other requirements specified in Article R-V, Section 3 are met. This provision may be repealed or amended only by the vote of 80% of the outstanding common stock at a shareholder meeting called for that purpose.

     In connection with its corporate governance review described in Proposal No. 4 above, the Board reviewed the “fair price” provision in Article R-V, Section 3 of the Company’s Articles of Incorporation and approved, and recommends that shareholders approve, an amendment to Walgreens Articles of Incorporation to eliminate that provision. This determination was based upon consideration of the balancing of interests described in Proposal No. 4 above, as well as the recognition that any amendment to the provision that reduced the 80% shareholder vote requirement to a majority vote requirement would, as a practical matter, eliminate any value of the remaining provision as a defensive measure. If this proposal is adopted and implemented, the Company would still be subject to Section 7.85 and Section 11.75 of the IBCA, which, under certain circumstances, would require a shareholder vote for approval of a “business combination” with an interested shareholder who beneficially owns 15% or more of the outstanding voting shares as described in Proposal No. 4 above.

Implementation of Proposed Amendment

     If this proposal is approved by shareholders at the Annual Meeting, the proposed amendment to Article R-V of the Articles of Incorporation to delete Section 3 thereof (“Provisions Applicable to Certain Business Combinations”) in its entirety will become effective upon the filing of Articles of Amendment to the Articles of Incorporation with the Illinois Secretary of State. Walgreens intends to make this filing promptly after the Annual Meeting if this proposal is approved.

     If this proposal is not approved by shareholders at the Annual Meeting, the proposed amendment to Article R-V, Section 3 of the Articles of Incorporation will not be implemented.

     The affirmative vote of at least 80% of the outstanding shares of common stock is required for the approval of this proposal.

     The Board of Directors unanimously recommends that shareholders vote FOR this proposed amendment to the Walgreen Co. Articles of Incorporation. Proxies solicited by the Board will be so voted unless shareholders specify a contrary choice in their voting instructions.

PROPOSAL 6

Shareholder Proposal Regarding Special Shareholder Meetings

     Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, the beneficial owner of more than $2,000 of the Company’s common stock, has notified us that he intends to present a proposal at the Annual Meeting. The proposal is set forth below. Walgreens accepts no responsibility for the accuracy of the proposal or the proponent’s supporting statement. Your Board recommends that you vote AGAINST this proposal.

Shareholder Proposal:

6 – Special Shareholder Meetings

     RESOLVED, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our relevant governing documents to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call a special shareowner meeting. Small shareowners can be part of this 10%-threshold.

     A special meeting allows shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. This proposal does not impact our board’s current power to call a special meeting. This proposal topic won more than 60% support at the following companies: CVS Caremark (CVS), Sprint Nextel (S), Safeway (SWY), Motorola (MOT) and R. R. Donnelley (RRD).

     The merit of this Special Shareowner Meeting proposal should also be considered in the context of the need for improvement in our company’s 2010 reported corporate governance status:

     William Foote was designated a “Flagged (Problem) Director” by The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, due to his service with USG Corporation, which filed for bankruptcy. This was compounded by Mr. Foote chairing our key Nomination Committee and serving on our Executive Pay committee.

     We had three CEOs in 2009 including Jeffrey Rein. Mr. Rein served as CEO for only two months, yet he received his full salary for the year ($1.2 million) as well as incentive pay ($1.5 million). Overall, Mr. Rein received more than $8.6 million in pay and benefits upon departure. Plus our stock was priced above $50 in 2006 and traded below $30 in 2010.

     As a measure of our shareholder disapproval, the three directors on our executive pay committee (William Foote, Nancy Schlichting and James Skinner) received more than 3-times as many against-votes compared to our other directors.

     Our company had a practice of paying tax gross-ups and dividends on unvested stock awards to certain executives. Paying dividends on stock awards that are yet to be earned is unfair to shareholders. These practices indicated that pay practices at our company may not be well-aligned with shareholder interests. Only 46% of CEO pay was incentive based.

     The 2010 simple majority vote shareholder proposal won more than 74%-support at our annual meeting. The Council of Institutional Investors www.cii.org recommends that management adopt shareholder proposals upon receiving their first majority vote.

     The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal: Special Shareowner Meetings – Yes on 6.

______________

Board’s Statement in Opposition:

     The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

     Our By-laws already provide our shareholders with the right to call a special meeting. The Company agrees that it is important for shareholders to have the right to call a special meeting. In fact, the Company’s By-laws already provide that a single shareholder or group of shareholders owning at least one-fifth (20%) of all of the outstanding shares of Walgreen Co. may call a special meeting of shareholders, which is consistent with Illinois law. The proponent’s modification of the numerical percentage of stock necessary for shareholders to call a special meeting is the only difference between the new proposal and the current provision of our By-laws.

     The current By-law provision balances the interests of all shareholders as a whole. Special shareholder meetings place a substantial burden on the Company. For a company with as many shareholders as Walgreens, a special meeting is an expensive and time-consuming affair because of the costs in preparing required disclosure documents, printing and mailing costs, and the time commitment required of the Board and members of senior management to prepare for and conduct the meeting. Limits on the ability to call such meetings are intended to strike a balance between shareholders’ ability to call such a meeting in appropriate circumstances, while avoiding the risk that a relatively small group would seek to impose the burden of a meeting on other shareholders.

     The Board believes that the current 20% ownership threshold provides an appropriate balance between ensuring the Board’s accountability to a significant percentage of shareholders and enabling the Board and management to operate the Company effectively. Reducing this threshold to 10% would enable a small minority of shareholders, who may not be supported by or representative of the majority of shareholders, to unnecessarily divert Company resources and time to matters that may be insignificant to the majority of shareholders or the long-term strategic or financial goals of the Company. Special shareholder meetings should be called for extraordinary events that have time urgency and cannot be postponed until the next annual meeting. Permitting holders of only 10% of Walgreen Co. shares to call a special meeting for any purpose, at any time and as often as such shareholders wish, would impose significant administrative and financial burdens on Walgreens, and distract the management and Board from their proper focus of operating the business and maximizing financial returns even if 90% of our outstanding shares have little interest in or oppose the matters to be considered at the meeting.

     Management welcomes shareholder input on corporate governance. Compared to calling a special meeting, there are other, simpler ways in which shareholders can make their views known to the Company. We strive to maintain open lines of communication with our shareholders and have been responsive to their input. Our senior executives engage our shareholders periodically to invite comments on governance matters and shareholder proposals. We meet throughout the year with shareholders interested in our practices.

     In addition, Walgreens has strong corporate governance standards and practices that demonstrate the Board’s accountability to, alignment with, and responsiveness to its shareholders. For example:
  All directors are elected annually; the Company does not have a staggered Board.

  The Company’s By-laws provide that directors must be elected by a majority vote of the shares represented in person or by proxy and entitled to vote.

  The Company has an independent non-executive Chairman of the Board.

  Under the proxy rules and the Company’s By-laws, shareholders may submit proposals for inclusion in Walgreens proxy statement and nominate directors for election.

  The Company’s corporate governance documents do not contain super-majority voting provisions (other than provisions proposed to be eliminated as described in Proposals 4 and 5) and Walgreens does not have a shareholder rights plan or “poison pill.”

  As described elsewhere in this proxy statement, shareholders also may communicate directly with the Board of Directors on important matters pertaining to Walgreens business.
     The Board believes that the Company’s current By-laws and governance practices ensure accountability to shareholders and enable the Board and management to operate Walgreens effectively. The Board also believes that maintaining the current 20% ownership threshold for calling special meetings reduces the risk of a special-interest group unduly burdening the Company and its shareholders with significant costs and distraction, while still allowing legitimate shareholder concerns to be advanced. Accordingly, the Board believes that adopting this proposal is inadvisable and not in the best interest of the Company and its shareholders.

     The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote is required for the approval of this shareholder’s proposal.

     The Board of Directors unanimously recommends that shareholders vote AGAINST this shareholder proposal. Proxies solicited by the Board will be so voted unless shareholders specify a contrary choice in their voting instructions.

PROPOSAL 7

Shareholder Proposal on a Policy That a Significant Portion of Future Stock Option Grants to
Senior Executives Should be Performance-Based

     The Massachusetts Laborers’ Pension Fund, 14 New England Executive Park, Suite 200, P.O. Box 4000, Burlington, Massachusetts 01803, the beneficial owner of more than $2,000 of the Company’s common stock, has notified us that it intends to present a proposal at the Annual Meeting. The proposal is set forth below. Walgreens accepts no responsibility for the accuracy of the proposal or the proponent’s supporting statement. Your Board recommends that you vote AGAINST this proposal.

Shareholder Proposal:

     Resolved: That the shareholders of Walgreen Company (the “Company”) request that the Compensation Committee of the Board of Directors adopt a policy that a significant portion of future stock option grants to senior executives shall be performance-based. Performance-based options are defined as follows: (1) indexed options, in which the exercise price is linked to an industry or well-defined peer group index; (2) premium-priced stock options, in which the exercise price is set above the market price on the grant date; or (3) performance-vesting options, which vest when a performance target is met.

     Supporting Statement: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to enhance long-term corporate value. We believe that standard fixed-price stock option grants can and often do provide levels of compensation well beyond those merited, by reflecting stock market value increases, not performance superior to the company’s peer group.

     Our shareholder proposal advocates performance-based stock options in the form of indexed, premium-priced or performance-vesting stock options. With indexed options, the option exercise price moves with an appropriate peer group index so as to provide compensation value only to the extent that the company’s stock price performance is superior to the companies in the peer group utilized. Premium-priced options entail the setting of an option exercise price above the exercise price used for standard fixed-priced options so as to provide value for stock price performance that exceeds the premium option price. Performance-vesting options encourage strong corporate performance by conditioning the vesting of granted options on the achievement of demanding stock and/or operational performance measures.

     Our shareholder proposal requests that the Company’s Compensation Committee utilize one or more varieties of performance-based stock options in constructing the long-term equity portion of the senior executives’ compensation plan. The use of performance-based options, to the extent they represent a significant portion of the total options granted to senior executives, will help place a strong emphasis on rewarding superior corporate performance and the achievement of demanding performance goals.

     Leading investors and market observers, such as Warren Buffet and Alan Greenspan, have criticized the use of fixed-price options on the grounds that they all too often reward mediocre or poor performance. The Conference Board’s Commission on Public Trust and Private Enterprise in 2002 looked at the issue of executive compensation and endorsed the use of performance-based options to help restore public confidence in the markets and U.S. corporations.

     At present, the Company does not employ performance-based stock options as defined in this proposal, so shareholders cannot be assured that only superior performance is being rewarded. Performance-based options can be an important component of a compensation plan designed to focus senior management on accomplishing long-term corporate strategic goals and superior long-term corporate performance. We urge your support for this important executive compensation reform.

______________

Board’s Statement in Opposition:

     The Board of Directors recommends that shareholders vote AGAINST this proposal, which is identical to a proposal submitted by the same proponent and subsequently rejected by shareholders at last year’s Annual Meeting, for the following reasons:

     The Board of Directors and the Compensation Committee strongly embrace the concept of pay-for-performance in executive compensation. The Board of Directors of the Company believes that performance-based compensation is an essential component of executive compensation. As described below (and in greater detail in the Compensation Discussion and Analysis section above), our compensation program currently ties a substantial portion of executive compensation to achievement of challenging performance goals. Under our program, when the Company’s performance improves, both senior executives and shareholders benefit. At its July 2010 meeting, the Compensation Committee, after consultation with advisors, carefully considered the potential benefits and detriments of the type of options contemplated by this proposal and determined that implementation was not necessary or advisable since the Company’s current compensation program already includes significant elements of performance-based compensation as described below.

     An important component of the Company’s compensation program is the long-term incentive performance share award. Performance share awards are contingent upon senior executives achieving Company benchmarks stretching over three years. Performance goals are set for each three-year period by the Compensation Committee and can relate to, among other things, return on invested capital. Shares are only awarded under this program if performance thresholds are met. Similarly, short-term incentives under the Company’s compensation program reward senior executives based on achievement of individual and Company objectives over one-year periods.

     Additional long-term incentives awarded under the program are fixed-price stock options and restricted stock units. Stock options and restricted stock units have a three year vesting requirement, and appreciate only if the Company’s stock price increases. More specifically, stock options are granted at fair market value on the date of the grant. The options have no value unless the Company’s stock price improves and the senior executive remains with the Company until the options vest. Similarly, senior executives may only realize appreciation from restricted stock units if the value of the Company’s stock rises and the senior executive remains with the Company until the units vest. Therefore, stock options and restricted stock units are inherently tied to increases in shareholder value. The Board believes that this reflects the most widely used approach among public companies.

     The Compensation Committee, which consists entirely of independent directors and is the governing body best suited to formulate executive compensation principles and practices that reflect the interests of shareholders, must have the flexibility to structure effective and competitive compensation programs. The Compensation Committee seeks to ensure that the Company attracts, retains and motivates a talented and experienced leadership team by maintaining a senior executive compensation program that is competitive and designed to foster achievement of the strategic, operational and financial goals of the Company. In designing appropriate compensation arrangements, the Compensation Committee considers many factors, such as our internal goals, the tax and accounting consequences of various arrangements, the practices of our competitors, and prevailing pay rates. Adopting rigid policies that do not recognize that superior performance is multi-faceted or that otherwise limit our ability to design effective and competitive compensation programs will not help us to achieve our goals. Accordingly, the Board believes that the Compensation Committee should continue to have the flexibility to structure our executive compensation programs using a variety of incentives and performance-based arrangements that balance these considerations so that Walgreens can attract and retain executives of outstanding ability and motivate them to achieve superior performance. Limiting this flexibility would place the Company at a competitive disadvantage in recruiting, retaining and motivating senior executives.

     The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote is required for the approval of this Shareholder’s proposal.

     The Board of Directors unanimously recommends that shareholders vote AGAINST this shareholder proposal. Proxies solicited by the Board will be so voted unless shareholders specify a contrary choice in their voting instructions.

Householding

     The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name receive only one proxy statement and Annual Report, unless one or more of these shareholders notifies the Company that they would like to continue to receive individual copies. This reduces printing costs and postage fees. If, because of multiple accounts, you are still receiving multiple copies of the Company’s proxy statement and Annual Report at a single address and wish to receive a single copy, or if you participate in householding and wish to receive a separate copy of the Annual Report or proxy statement, or prefer to receive separate copies of future materials, and your shares are registered directly through the Company’s transfer agent, please contact Wells Fargo Bank, N.A., at (888) 368-7346, or inform them in writing at 161 North Concord Exchange Street, South Saint Paul, Minnesota 55075. If your shares are held through a brokerage account, please contact your broker directly.

     Shareholders who participate in householding will continue to receive separate proxy cards to vote their shares. Householding does not in any way affect dividend check mailings.

Shareholder Proposals for the Next Annual Meeting

     Shareholders may submit proposals appropriate for shareholder action at the Company’s Annual Meeting consistent with the regulations of the SEC. For proposals to be considered for inclusion in the proxy statement for the Annual Meeting scheduled on January 11, 2012, the proposals must be received by the Company no later than July 26, 2011. Such proposals should be directed to Walgreen Co., Attention: Corporate Secretary, 200 Wilmot Road, Deerfield, Illinois 60015.

     Shareholder proposals that are not intended for inclusion in the Company’s proxy statement may be brought before an Annual Meeting in accordance with the advance notice procedures described in the Company’s By-laws. For the Annual Meeting on January 11, 2012, the Corporate Secretary must receive notice of the proposal on or after September 14, 2011 and no later than October 14, 2011. Shareholder proposals must be in proper written form and must meet the detailed disclosure requirements set forth in the Company’s By-laws, including a description of the proposal, the relationship between the proposing shareholder and the underlying beneficial owner, if any, and such parties’ stock holdings and derivative positions in the

Company’s securities. The Company’s By-laws also require that shareholder proposals concerning nomination of directors provide additional disclosure, including information the Company deems appropriate to ascertain the nominee’s qualifications to serve on the Company’s Board of Directors, disclosure of compensation arrangements between the nominee, the nominating shareholder and the underlying beneficial owner, if any, and other information required to comply with the proxy rules and applicable law.

By order of the Board of Directors,

DANA I. GREEN
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Shareholders to be held on January 12, 2011

     The Notice of Annual Meeting, Proxy Statement and the 2010 Annual Report are available at www.proxyvote.com.

     On this website, the Company also has made available its 2010 Annual Report on Form 10-K, as filed with the SEC, including the financial statements and schedules. The Company will furnish, on written request and without charge, a printed copy of the Annual Report on Form 10-K to each person whose proxy is solicited and to each person representing that, as of the record date for the meeting, he or she was a beneficial owner of shares entitled to be voted at the meeting. Such written request should be directed to Walgreen Co., c/o Shareholder Relations, Mail Stop #2261, 200 Wilmot Road, Deerfield, Illinois 60015.

Annex A

Walgreen Co.

Proposed Amendment to Articles of Incorporation

(Proposal No. 4)

New Article IX is proposed to be added to the Walgreen Co. Articles of Incorporation:

ARTICLE IX

1.	Notwithstanding any higher shareholder vote requirement set forth in the IBCA sections referenced in this Article (each of which is hereby superseded and replaced): (a) the affirmative vote of at least a majority of the votes of the shares entitled to vote on such matter (unless any class or series of shares is entitled to vote as a class in respect thereof, in which event such authorization shall require the affirmative vote of the holders of at least a majority of the outstanding shares of each class or series of shares entitled to vote as a class on such matter, and of the total outstanding shares entitled to vote on such matter) shall be required for the shareholders of the Corporation to approve: (i) any amendment of these Articles of Incorporation subject to a shareholder vote pursuant to Section 10.20 of the IBCA (or any successor thereto), (ii) a proposed merger, consolidation or exchange subject to a shareholder vote pursuant to Section 11.20(a) of the IBCA (or any successor thereto), (iii) a sale, lease, exchange or other disposition of assets subject to a shareholder vote pursuant to Section 11.60 of the IBCA (or any successor thereto), and (iv) a voluntary dissolution of this Corporation subject to a shareholder vote pursuant to Section 12.15(c) of the IBCA (or any successor thereto); and (b) the affirmative vote of at least a majority of the outstanding voting shares that are not owned by the interested shareholder shall be required for the shareholders of the Corporation to approve any proposed business combination with any interested shareholder subject to a shareholder vote pursuant to Section 11.75(a)(3) of the IBCA (or any successor thereto).

2.	The reference in Section 7.85(B)(i) of the IBCA (or any successor thereto) to “at least 80% of the combined voting power of the then outstanding shares” is hereby superseded and replaced by the phrase “at least a majority of the combined voting power of the then outstanding shares” for purposes of determining whether the shareholder vote requirement set forth in Section 7.85(B)(i) of the IBCA (or any successor thereto) has been satisfied with respect to the Corporation. Except as expressly modified hereby, the provisions of Section 7.85 of the IBCA (or any successor thereto) remain applicable to the Corporation and remain in full force and effect.

Section 10 of the Amended and Restated Statement of Resolutions Establishing Series relating to the terms of the Series A Junior Participating Preferred Stock included in the Amended and Restated Articles of Incorporation is proposed to be amended as follows (with deletions shown as strikethrough):

     Section 10. Amendment. The Amended and Restated ~~Certificate~~ Articles of Incorporation~~, as amended,~~ of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred so as to affect them adversely without the affirmative vote of the holders of ~~two-thirds~~ a majority of the outstanding shares of Series A Preferred, voting together as a single class.

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Annex B

Walgreen Co.

Proposed Amendment to Articles of Incorporation

(Proposal No. 5)

The following text is proposed to be deleted from Article R-V, Section 3 of the Walgreen Co. Articles of Incorporation:

~~3. PROVISIONS APPLICABLE TO CERTAIN BUSINESS COMBINATIONS~~

~~3.01~~	~~The affirmative vote of the holders of not less than 80 percent of the outstanding shares of Common Stock of the Corporation shall be required for the approval or authorization of any “Business Combination” (as hereinafter defined) of the Corporation with any “Substantial Shareholder” (as hereinafter defined); provided, however, that such 80 percent voting requirement shall not be applicable if:~~

	~~(i)~~	~~Such Business Combination was approved by at least two-thirds of the “Continuing Directors” (as hereinafter defined) of the Board of Directors of the Corporation; or~~

~~(ii)~~
~~The Cash or fair market value (as determined by at least two-thirds of the Continuing Directors) of the property, securities or other consideration to be received per share by holders of the Common Stock of the Corporation in such Business Combination is not less than the “Highest Per Share Price” (as hereinafter defined) paid by the Substantial Shareholder in acquiring any of its holdings of the Corporation’s Common Stock.~~

~~3.02~~	~~For purposes of this paragraph 3 of Restated Article R-V:~~

~~(i)~~
~~The term “Business Combination” shall include, without limitation, (a) any merger or consolidation of the Corporation, or any entity controlled by or under common control with the Corporation, with or into any Substantial Shareholder, or any entity controlled by or under common control with the Substantial Shareholder, (b) any merger or consolidation of a Substantial Shareholder, or any entity controlled by or under common control with the Substantial Shareholder, with or into the Corporation or any entity controlled by or under common control with the Corporation, (c) any sale, lease, exchange, mortgage, pledge, transfer or other disposition, (in one transaction or a series of transactions) of all or substantially all of the property and assets of the Corporation, or any entity controlled by or under common control with the Corporation, to a Substantial Shareholder, or any entity controlled by or under common control with the Substantial Shareholder, (d) any purchase, lease, exchange, mortgage, pledge, transfer or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets of a Substantial Shareholder or any entity controlled by or under common control with the Substantial Shareholder, by the Corporation, or any entity controlled by or under common control with the Corporation, (e) any recapitalization of the Corporation that would have the effect of increasing the proportionate voting power of a Substantial Shareholder, and (f) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.~~

~~(ii)~~
~~The Term “Substantial Shareholder” shall mean and include any individual, corporation, partnership or other person or entity which, together with its “Affiliates” and “Associates” (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect at the date of the adoption of this Article by the shareholders of the Corporation (collectively, and as so in effect, the “Exchange Act”)), “Beneficially Owns” (as defined in Rule 13d-3 of the Exchange Act) in the aggregate 10 percent or more of the outstanding Common Stock of the Corporation, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity.~~

ii

~~(iii)~~	~~Without limitation, any share of Common Stock of the Corporation that any Substantial Shareholder has the right to acquire at any time (notwithstanding that Rule 13d-3 deems such shares to be beneficially owned only if such right may be exercised within 60 days) pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed to be Beneficially Owned by the Substantial Shareholder and to be outstanding for purposes of clause (ii) above.~~

~~(iv)~~
~~For the purposes of subparagraph 3.01 (ii) of this paragraph 3 of Article R-V, the term “other consideration to be received” shall include, without limitation, Common Stock or other capital stock of the Corporation retained by its existing stockholders other than Substantial Shareholders or other parties to such Business Combination in the event of a Business Combination in which the Corporation is the surviving corporation.~~

~~(v)~~
~~The term “Continuing Director” shall mean a Director who was a member of the Board of Directors of the Corporation immediately prior to the time that the Substantial Shareholder involved in a Business Combination became a Substantial Shareholder.~~

~~(vi)~~
~~A Substantial Shareholder shall be deemed to have acquired a share of the Common Stock of the Corporation at the time when such Substantial Shareholder became the Beneficial Owner thereof. With respect to the shares owned by Affiliates, Associates or other persons whose ownership is attributed to a Substantial Shareholder under the foregoing definition of Substantial Shareholder, if the price paid by such Substantial Shareholder for such shares is not determinable by a majority of the Continuing Directors, the price so paid shall be deemed to be the higher of (a) the price paid upon the acquisition thereof by the Affiliate, Associate or other person or (b) the closing market price per share on the New York Stock Exchange on the date when the Substantial Shareholder became the Beneficial Owner thereof.~~

~~(vii)~~
~~The term “Highest Per Share Price” as used in this paragraph 3 shall mean the highest price that can be determined to have been paid at any time by the Substantial Shareholder for any share or shares of Common Stock. In determining the Highest Per Share Price all purchases by the Substantial Shareholder shall be taken into account regardless of whether the shares were purchased before or after the Substantial Shareholder became a Substantial Shareholder. The Highest Per Share Price shall include any brokerage commissions, transfer taxes and soliciting dealers’ fees paid by the Substantial Shareholder with respect to the shares of common stock of the Corporation acquired by the Substantial Shareholder. In the case of any Business Combination with a Substantial Shareholder, the Continuing Directors shall determine the Highest Per Share Price.~~

~~3.03~~
~~The provisions set forth in this paragraph 3 may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than 80 percent of the outstanding shares of common stock of the Corporation at a meeting of the shareholders duly called for the consideration of such amendment, alteration, change or repeal.~~

iii

200 WILMOT ROAD DEERFIELD, IL 60015
INSTRUCTIONS FOR VOTING BY THE INTERNET, TELEPHONE OR MAIL

Walgreen Co. encourages you to take advantage of convenient voting methods. Please take this opportunity to use one of the three voting methods below. Voting is easier than ever.

Proxies submitted by telephone or the Internet must be received by 11:59 p.m., Eastern Time, on January 11, 2011.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on January 11, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on January 11, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Walgreen Co., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M27664-P01607-Z54092	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

WALGREEN CO.

If you wish to vote in accordance with the Board of Directors recommendations, just sign below.

The Board of Directors recommends that you vote FOR all nominees for director:

1.	Election of 11 Directors:
	Nominees:		For	Against	Abstain

	1a.	David J. Brailer	☐	☐	☐

	1b.	Steven A. Davis	☐	☐	☐

	1c.	William C. Foote	☐	☐	☐

	1d.	Mark P. Frissora	☐	☐	☐

	1e.	Ginger L. Graham	☐	☐	☐

	1f.	Alan G. McNally	☐	☐	☐

	1g.	Nancy M. Schlichting	☐	☐	☐

	1h.	David Y. Schwartz	☐	☐	☐

	1i.	Alejandro Silva	☐	☐	☐

	1j.	James A. Skinner	☐	☐	☐

	1k.	Greg D. Wasson	☐	☐	☐

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	Ratify the appointment of Deloitte & Touche LLP as Walgreen Co.'s independent registered public accounting firm.	☐	☐	☐

3.	Amend the Walgreen Co. articles of incorporation to revise the purpose clause.	☐	☐	☐

4.	Amend the Walgreen Co. articles of incorporation to eliminate certain supermajority vote requirements.	☐	☐	☐

5.	Amend the Walgreen Co. articles of incorporation to eliminate the "fair price" charter provision applicable to certain business combinations.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposals:

6.	Shareholder proposal on a policy to change the vote required for shareholders to call special shareholder meetings.	☐	☐	☐

7.	Shareholder proposal on a policy that a significant portion of future stock option grants to senior executives should be performance-based.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign your name(s) as it appear(s) on this proxy. If signing for a corporation or partnership, or as agent, attorney or fiduciary, indicate the capacity in which you are signing.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING

The Walgreen Co. Annual Meeting of Shareholders will be held January 12, 2011, at 2:00 p.m., Central Standard Time, in the Grand Ballroom of Navy Pier. A map detailing directions to the meeting is shown at right. An admission ticket is included in this mailing. You will not be admitted without a ticket.

Shareholders should use Entrance 2, Lobby 3 for access to the Grand Ballroom. Please follow posted signs.

If you park in the Navy Pier parking garage, please pick up a voucher at our registration desk.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Admission Ticket are available at www.proxyvote.com.

M27665-P01607-Z54092
WALGREEN CO.

Annual Meeting Proxy Card

Proxy solicited on behalf of the Board of Directors

The undersigned hereby appoints ALAN G. MCNALLY, WILLIAM C. FOOTE and GREGORY D. WASSON, or any of them, with full power of substitution, as attorneys and proxies to vote all shares of common stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of WALGREEN CO. to be held in the Grand Ballroom of Navy Pier, 600 East Grand Avenue, Chicago, Illinois, on Wednesday, January 12, 2011 (and any adjournment thereof), upon the matters referred to on the reverse side and, in their discretion, upon such other matters as may properly come before the meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting or any adjournment thereof.

This proxy, when properly executed, will be voted as directed. If no direction is specified this proxy will be voted FOR the election of directors, FOR proposals 2, 3, 4 and 5, AGAINST proposals 6 and 7 and, in the discretion of the proxyholders, on such other matters as may properly come before the meeting or any adjournment thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)